   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 23, 1998

                                                  REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             AVIS RENT A CAR, INC.

             (Exact Name Of Registrant As Specified In Its Charter)

           DELAWARE                          7514                  11-3347585
 (State or other jurisdiction    (Primary standard industrial   (I.R.S. employer
     of incorporation or         classification code number)     identification
        organization)                                               number)

                              900 OLD COUNTRY ROAD
                            GARDEN CITY, N.Y. 11530
                                 (516) 222-3000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              JOHN H. CARLEY, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                             AVIS RENT A CAR, INC.
                              900 OLD COUNTRY ROAD
                            GARDEN CITY, N.Y. 11530
                                 (516) 222-3000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

       VINCENT J. PISANO, ESQ.                   STEPHEN H. COOPER, ESQ.
 SKADDEN, ARPS, SLATE, MEAGHER & FLOM           WEIL, GOTSHAL & MANGES LLP
                 LLP                                 767 FIFTH AVENUE
           919 THIRD AVENUE                      NEW YORK, NEW YORK 10153
       NEW YORK, NEW YORK 10022                       (212) 310-8000
            (212) 735-3000                         (212) 310-8007 (FAX)
         (212) 735-2000 (FAX)

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                                      PROPOSED MAXIMUM
                                                                    AMOUNT TO BE     AGGREGATE OFFERING      AMOUNT OF
             TITLE OF SECURITIES TO BE REGISTERED                  REGISTERED(A)          PRICE(B)        REGISTRATION FEE
Common Stock, par value $.01 per share.........................      5,750,000          $189,390,625         $55,870.23

(a) Includes 750,000 shares which the Underwriters have an option to purchase to cover over-allotments.

(b) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low sales prices of the Registrant's Common Stock on February 20, 1998, as reported on the Composite Tape of the New York Stock Exchange.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

               SUBJECT TO COMPLETION, DATED                , 1998

PROSPECTUS

                                5,000,000 SHARES

    [LOGO]
                             AVIS RENT A CAR, INC.
                                  COMMON STOCK

    All of the shares of Common Stock offered hereby will be sold by Avis Rent A Car, Inc. (the "Company"). The Common Stock is listed on the New York Stock
Exchange ("NYSE") under the symbol "AVI." On February   , 1998, the last
reported sales price of the Common Stock on the NYSE was $    per share. SEE
"PRICE RANGE OF COMMON STOCK."

    SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                           UNDERWRITING
                                                       PRICE TO           DISCOUNTS AND          PROCEEDS TO
                                                        PUBLIC            COMMISSIONS(1)          COMPANY(2)
Per Share......................................       $                     $                     $
Total (3)......................................       $                     $                     $

(1) See "UNDERWRITING" for indemnification arrangements with the Underwriters.

(2) Before deducting expenses payable by the Company estimated at $

(3) Cendant Corporation has granted the Underwriters a 30-day option to purchase in the aggregate up to 750,000 additional shares of Common Stock, solely to cover over-allotments, if any. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to
    Cendant Corporation will be $         , $         and $         ,
    respectively. SEE "UNDERWRITING."

                            ------------------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to certain conditions, including the approval of certain legal matters by counsel. The Underwriters reserve the right to withdraw, cancel or modify the offering and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made against payment therefor on or about
          , 1998 at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167.

                              -------------------

BEAR, STEARNS & CO. INC.

      LEHMAN BROTHERS

             MERRILL LYNCH & CO.

                    NATIONSBANC MONTGOMERY SECURITIES LLC

                The date of this Prospectus is            , 1998

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO (I) THE "COMPANY" REFERS TO AVIS RENT A CAR, INC. AND ITS OPERATING SUBSIDIARIES AND PREDECESSORS, (II) "ARACS" REFERS TO AVIS RENT A CAR SYSTEM, INC., A WHOLLY-OWNED SUBSIDIARY OF THE COMPANY, (III) "CENDANT" REFERS TO CENDANT CORPORATION AND ITS SUBSIDIARIES,
(IV) THE "FRANCHISOR" REFERS TO CENDANT CAR RENTAL, INC., A WHOLLY-OWNED SUBSIDIARY OF CENDANT, AND (V) "WIZCOM" REFERS TO WIZCOM INTERNATIONAL LTD., AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF CENDANT. UNLESS OTHERWISE INDICATED OR UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT THE OVER-ALLOTMENT OPTION IS NOT EXERCISED. STATISTICAL INFORMATION CONTAINED HEREIN WITH RESPECT TO THE DOMESTIC CAR RENTAL INDUSTRY HAS BEEN DERIVED FROM PUBLICLY AVAILABLE SOURCES, INCLUDING TRADE PUBLICATIONS, WHICH THE COMPANY HAS NOT INDEPENDENTLY VERIFIED BUT BELIEVES TO BE RELIABLE.

    CENDANT OWNS ALL OF THE OUTSTANDING EQUITY OF THE FRANCHISOR WHICH, IN TURN, OWNS THE AVIS WORLDWIDE VEHICLE RENTAL SYSTEM (THE "AVIS SYSTEM"). IN 1997, THE FRANCHISOR ENTERED INTO A 50 YEAR FRANCHISE AGREEMENT WITH THE COMPANY GRANTING THE COMPANY THE RIGHT TO OPERATE AS A FRANCHISEE UNDER THE AVIS SYSTEM (THE "MASTER LICENSE AGREEMENT"). WIZCOM, THE OWNER OF THE DATA PROCESSING AND INFORMATION SYSTEM USED IN CONNECTION WITH THE VEHICLE RENTAL BUSINESS AND WHICH FORMS A PART OF THE AVIS SYSTEM (THE "WIZARD SYSTEM"), ENTERED INTO A 50 YEAR COMPUTER SERVICES AGREEMENT WITH THE COMPANY WITH RESPECT TO ITS USE OF THE WIZARD SYSTEM.

                                  THE COMPANY

    The Company is a holding company which, through its operating subsidiary, ARACS, operates the second largest general use car rental business in the world, based on total revenue and volume of rental transactions. The Company rents vehicles to business and leisure travelers through approximately 612 rental locations in both airport and non-airport (downtown and suburban) markets in the United States, Canada, Puerto Rico, the U.S. Virgin Islands, Argentina, Australia and New Zealand. On August 20, 1997, ARACS purchased The First Gray Line Corporation ("First Gray Line"), the then second largest Avis System franchisee in North America with locations in Southern California (including Los Angeles International Airport ("LAX") and San Diego International Airport), Nevada (including McCarran International Airport (Las Vegas)), and Arizona. During 1997, including First Gray Line from January 1, 1997, the Company completed over 14.5 million rental transactions with a fleet that averaged approximately 200,000 vehicles and generated total revenue of approximately $2.2 billion, of which approximately 89% was derived from its operations in the United States. On February 20, 1998, ARACS signed an agreement with Hayes Leasing Company, Inc. ("Hayes"), the second largest Avis System franchisee in North America with six locations in the state of Texas, including Dallas/Fort Worth ("DFW") Airport, San Antonio Airport and Austin Municipal Airport, to acquire assets of its car rental business for approximately $85 million in cash, plus the refinancing of fleet-related indebtedness.

    The Avis brand name is owned by the Franchisor and is licensed for use by its franchisees, including the Company, which is the largest Avis System franchisee in the world. As an Avis System franchisee, the Company has entered into certain arrangements with the Franchisor and its affiliates that require the Company to make payments to the Franchisor and its affiliates, including monthly payments under the Master License Agreement consisting of a monthly base royalty of 3.0% of the Company's gross revenue and a supplemental royalty of 1.0% of gross revenue payable quarterly in arrears (which will increase 0.1% per year commencing in 1999 and in each of the following four years thereafter to a maximum of 1.5%). Until July 30, 2002, the supplemental royalty or a portion thereof may be deferred if the Company does not attain certain financial targets. SEE "RELATIONSHIP WITH CENDANT." The Avis System is comprised of approximately 4,200 rental locations, including locations at the largest airports and cities in the United States and approximately 160 other countries and territories, and a fleet of approximately 378,000 vehicles during the peak season, all of which are operated by franchisees. During 1997, the Company's 485 domestic rental locations (including First Gray Line) produced approximately 87% of the Avis System's revenue in the United States, with the balance derived from 391 locations operated by 71 other Avis System franchisees, of which five (including Hayes) accounted for approximately 7% of the Avis System's U.S. revenue. The Company is the sole franchisee of the Avis System in the international markets in which it operates. The Avis System in Europe, Africa, part of Asia and the Middle East is operated under franchise by Avis Europe Ltd. ("Avis Europe"), which is not affiliated with the Company. Management believes that the strong recognition of the Avis brand name, the breadth of the Avis System and the sophistication of the Wizard System enable the Company and other Avis System franchisees to provide consistent quality, pricing and service to business and leisure customers worldwide.

    The domestic vehicle rental industry has experienced significant growth over the past five years. According to information provided by major U.S. airports, vehicle rental industry revenues have increased at a compound annual rate of approximately 10% since 1992. Management believes that factors such as increases in airline passenger traffic, increased business travel and demographic trends, among others, continue to expand the demand for rental vehicles. Based on concessionable revenues reported by 163 airports in the United States at which the Company operates, the Company has historically maintained the second leading market share in the industry, with a 24% share for the eleven months ended November 1997. The Company's network of airport rental locations, which it believes is among the nation's largest, accounted for approximately 86% of its domestic revenue in 1997.

    The Company has historically targeted its marketing efforts toward business travelers, who accounted for approximately 63% of the Company's domestic revenue in 1997. The Company believes that business travelers, many of whom rent the Company's vehicles pursuant to agreements between the Company and their employers, have represented an important factor in the growth and stability of its business. While the Company continues to focus on business travelers, it intends to leverage its strong airport presence by expanding its marketing efforts toward the leisure travel market in order to increase its fleet utilization during non-peak business periods and extend the average length of its rentals. During 1997, leisure travelers accounted for approximately 37% of the Company's domestic revenue.

    The Company utilizes the Wizard System, which it believes is one of the most sophisticated information management systems in the car rental industry. Key functions of the Wizard System include: (i) global reservations processing, (ii) rental agreement generation and administration and (iii) fleet accounting and control. The Company has also developed software applications that utilize the data gathered by the Wizard System and third party reservation systems to achieve centralized control of its major business operations. These applications include: (i) a yield management system that is designed to increase profit by controlling vehicle availability by length of rental and providing decision support for rate changes, (ii) a competitive rate information system that monitors industry rate changes by market on a daily basis at different vehicle rental locations and (iii) a business mix model that analyzes potential profit contribution data by segment based upon business mix and fleet optimization recommendations.

    The Company is the successor to the car rental operations previously owned by the Franchisor and its subsidiaries (collectively referred to as the "Predecessor Companies"). On September 24, 1997, the Company completed the initial public offering (the "IPO") of its Common Stock at a price of $17 per share. Cendant was formed through the merger of HFS Incorporated ("HFS") and CUC International Inc. ("CUC") in December 1997. Following the offering (assuming the over-allotment option is not exercised) Cendant will own approximately 23.7% of the outstanding shares of Common Stock of the Company. Cendant is a global provider of consumer and business services and operates in three principal segments: Membership, Travel and Real Estate Services. In Membership Services, Cendant provides access to travel, shopping, auto, dining and other services through more than 66.5 million memberships worldwide. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide, the premier provider of vacation exchange services and the second largest fleet management company. In Real Estate Services, Cendant is the world's premier franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. Cendant is also a major online commerce facilitator, with more than $1 billion in yearly sales through its netMarket-Registered Trademark- and other interactive services.

                             THE HAYES TRANSACTION

    On February 20, 1998, ARACS signed an agreement with Hayes to purchase the assets of its car rental business, including the Avis System franchises for the cities of Austin, Fort Worth and San Antonio, and the counties of Dallas and Tarrant, Texas for approximately $85 million in cash plus the refinancing of fleet-related indebtedness which totalled approximately $117 million at January 31, 1998 (the "Hayes Transaction"). It is anticipated that, subject to the satisfaction or waiver of certain conditions, the Hayes Transaction will close in the second quarter of 1998. The net proceeds from this offering will be used, among other things, to finance the Hayes Transaction. SEE "USE OF PROCEEDS."

    Hayes is the second largest Avis System franchisee in North America with a fleet averaging 8,000 vehicles in 1997, serving six locations in the state of Texas, including Dallas/Fort Worth Airport San Antonio Airport, and Austin Municipal Airport. Business travelers account for a substantial portion of Hayes' rentals. In 1997, Hayes completed approximately 640,000 transactions and recorded $77 million in revenues, representing approximately 3.7% of the Avis System's domestic revenues for the year. The Company estimates that Hayes' overall share of the airport markets it serves was approximately 25% for the first eleven months of 1997. Management believes that the Hayes Transaction will be accretive to the Company's earnings per share in 1998.

                                    STRATEGY

    The Company's objective is to improve its profitability through a strategy that consists of the following key elements:

    CAPITALIZING ON CHANGING INDUSTRY DYNAMICS. The domestic car rental industry is emerging from a period during which rental rates did not keep pace with rising fleet and operating costs. Management believes that the recent restructuring of ownership of the Company's major competitors is leading to an increased focus on profitability and shareholder return, rather than upon transaction volume and market share, and to more rational pricing behavior. During 1997, average domestic vehicle rental rates for the Company increased by 6.1%. Management intends to use the proprietary software applications of the Avis System, including its sophisticated yield management, rate information and business mix modeling systems, to capitalize upon the improving pricing and profit outlook in the industry.

    IMPROVING BUSINESS MIX AND FLEET UTILIZATION. Historically, the Company has capitalized on its strong network of airport rental locations by focusing its sales and marketing resources principally toward business travelers. While this has enabled the Company to leverage its overhead costs by capturing a large share of transaction volume at relatively few locations, fleet utilization historically has been characterized by peak business travel demand during the middle of the week and reduced demand during and immediately before and after the weekend. Management believes that the Company's substantial presence at the nation's leading airports provides it with the opportunity, without significant incremental cost, to capitalize on increased air travel by leisure travelers, who tend to initiate air travel during or close to the weekend. Accordingly, while continuing to concentrate on its core presence in the business travel market, the Company has begun to increase its marketing efforts toward the leisure market in order to improve fleet utilization and extend the average length of rental. The Company's acquisition of First Gray Line has better positioned the Company to improve its fleet management, primarily in the United States. In addition, the Company believes that it can further enhance the utilization of its fleet during non-peak periods by selectively expanding its presence in non-airport markets through both internal growth and, if appropriate opportunities arise, acquisitions of other car rental operations including, where feasible, other Avis System franchises.

    INCREASING BRAND LOYALTY THROUGH TARGET MARKETING. Management believes that the domestic car rental industry is becoming increasingly focused on such factors as customer service and loyalty. The customer base of the major domestic car rental companies, including the Company, has become increasingly diverse. Management plans to utilize the Avis System's proprietary software applications to analyze the Company's extensive customer database to identify distinguishing characteristics and preferences of those customers who have been historically associated with its most profitable rental transactions and to focus its sales and marketing efforts and service features to attract additional customers with similar characteristics and preferences. Management believes that this analysis will enhance the quality of the car rental experience of such customers and increase their loyalty to the Avis brand.

    CAPITALIZING ON CROSS-MARKETING AND OTHER SYNERGISTIC ARRANGEMENTS WITH CENDANT. The Company has initiated and is expanding cross-marketing relationships with Cendant's corporate relocation and resort timeshare exchange businesses, its lodging franchise systems, which include the Days
Inn-Registered Trademark-, Howard Johnson-Registered Trademark- and Ramada-Registered Trademark- brands, its real estate brokerage franchise systems, including the CENTURY 21-Registered Trademark- and Coldwell Banker-Registered Trademark- brands and its membership-based consumer services. The Company has begun to reduce its costs of purchasing media and other non-fleet goods and services through arrangements with Cendant.

                                  THE OFFERING

Common Stock to be sold by the
  Company.........................  5,000,000 shares

Common Stock to be outstanding
  after the offering..............  35,925,000 shares(a)

Use of proceeds...................  The net proceeds to the Company from the offering made
                                    hereby is estimated to be approximately $      million,
                                    after deducting underwriting discounts and estimated
                                    expenses related to the offering. The Company expects
                                    that approximately $85 million of such proceeds will be
                                    used to finance the Hayes Transaction and certain
                                    associated expenses. The balance will be used for
                                    working capital and general corporate purposes,
                                    including the repayment of certain indebtedness. SEE
                                    "CAPITALIZATION." In addition, if appropriate
                                    opportunities arise, the Company may pursue the
                                    acquisition of other car rental operations including,
                                    where feasible, other Avis System franchises, and any
                                    available proceeds could be used in connection with any
                                    such acquisition.

New York Stock Exchange ("NYSE")
  symbol..........................  AVI

------------------------

(a) Excludes 4,620,977 shares of Common Stock reserved for issuance under the Company's stock option plan (the "Stock Option Plan"), of which options to purchase 3,885,700 shares are outstanding. SEE "MANAGEMENT--STOCK OPTION PLAN."

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain risks that should be considered in connection with an investment in the Common Stock offered hereby.

                        SUMMARY PRO FORMA FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    The summary pro forma financial data are derived from the Unaudited Pro Forma Consolidated Statement of Operations and the related notes thereto included elsewhere in this Prospectus. The summary pro forma financial data give effect, as of January 1, 1997, to (i) the acquisition of First Gray Line and adjustments to reflect a 4% royalty fee pursuant to the Master License Agreement and (ii) the repayment of debt with the net proceeds from the IPO. The pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable. The pro forma financial data do not purport to represent the results of operations of the Company which actually would have occurred had such events been consummated on the aforesaid date. All of the pro forma financial data presented below should be read in conjunction with (i) the Company's Audited Consolidated Financial Statements and related notes thereto, (ii) the Unaudited Pro Forma Consolidated Statement of Operations and related notes thereto, and (iii) "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in each case included elsewhere in this Prospectus.

                                                                                                    YEAR ENDED
                                                                                                 DECEMBER 31, 1997
                                                                                                 -----------------
Revenue........................................................................................    $   2,175,897
Costs and expenses:
  Direct operating, net........................................................................          920,283
  Vehicle depreciation and lease charges, net..................................................          559,433
  Selling, general and administrative..........................................................          422,053
  Interest, net................................................................................          192,598
  Amortization of cost in excess of net assets acquired........................................            9,743
                                                                                                 -----------------
Income before provision for income taxes.......................................................           71,787
Provision for income taxes.....................................................................           32,355
                                                                                                 -----------------
Net income.....................................................................................    $      39,432
                                                                                                 -----------------
                                                                                                 -----------------
Earnings per share:
  Basic........................................................................................    $        1.28
                                                                                                 -----------------
                                                                                                 -----------------
  Diluted......................................................................................    $        1.26
                                                                                                 -----------------
                                                                                                 -----------------

                             SUMMARY FINANCIAL DATA
  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND AVERAGE REVENUE PER RENTAL
                                  TRANSACTION)

    All of the financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Company's Audited Consolidated Financial Statements and related notes thereto, and the Unaudited Pro Forma Consolidated Statement of Operations and related notes thereto, in each case included elsewhere in this Prospectus.

                                                     PREDECESSOR COMPANIES(A)
                                        ---------------------------------------------------   OCTOBER 17, 1996
                                                                            JANUARY 1, 1996       (DATE OF
                                             YEARS ENDED DECEMBER 31,             TO            ACQUISITION)
                                        ----------------------------------    OCTOBER 16,            TO
                                           1993        1994        1995          1996         DECEMBER 31, 1996
                                        ----------  ----------  ----------  ---------------  -------------------
STATEMENTS OF OPERATIONS DATA:
Revenue...............................  $1,333,477  $1,412,400  $1,615,951    $ 1,504,673         $ 362,844
Costs and expenses:
  Direct operating, net...............     646,821     664,993     724,759        650,750           167,682
  Vehicle depreciation and lease
    charges, net......................     257,723     309,415     411,102        376,185            89,448
  Selling, general and
    administrative(c).................     222,629     252,024     269,434        283,180            68,215
  Interest, net.......................     114,036     128,898     145,199        120,977            34,212
  Amortization of cost in excess of
    net assets acquired...............       4,439       4,754       4,757          3,782             1,026
                                        ----------  ----------  ----------  ---------------      ----------
Income before provision for income
  taxes...............................      87,829      52,316      60,700         69,799             2,261
Provision for income taxes............      34,375      30,213      34,635         31,198             1,040
                                        ----------  ----------  ----------  ---------------      ----------
Net income............................  $   53,454  $   22,103  $   26,065    $    38,601         $   1,221
                                        ----------  ----------  ----------  ---------------      ----------
                                        ----------  ----------  ----------  ---------------      ----------
Earnings Per Share:
  Basic...............................  $  1.73     $  .72      $      .84    $      1.25         $     .04
  Diluted.............................  $  1.73     $  .72      $      .84    $      1.25         $     .04
Pro Forma:(d)
  Net income..........................
  Basic earnings per share(e).........
  Diluted earnings per share(e).......
SELECTED OPERATING DATA:
Number of vehicle rental locations at
  period end..........................         656         576         541            550               546
Peak number of vehicles during
  period..............................     151,964     150,966     167,511        196,077           177,839
Average number of vehicles during
  period..............................     134,926     137,715     150,853        174,813           172,461
Number of rental transactions during
  period (in thousands)...............      10,003      10,577      11,544         10,272             2,534
Average revenue per rental transaction
  during period.......................  $      133  $      134  $      140    $       146         $     143

                                        COMBINED YEAR ENDED      YEAR ENDED
                                        DECEMBER 31, 1996(B)  DECEMBER 31, 1997
                                        --------------------  -----------------
STATEMENTS OF OPERATIONS DATA:
Revenue...............................       $1,867,517          $ 2,046,154
Costs and expenses:
  Direct operating, net...............          818,432              863,839
  Vehicle depreciation and lease
    charges, net......................          465,633              542,090
  Selling, general and
    administrative(c).................          351,395              415,728
  Interest, net.......................          155,189              167,314
  Amortization of cost in excess of
    net assets acquired...............            4,808                6,860
                                            -----------       -----------------
Income before provision for income
  taxes...............................           72,060               50,323
Provision for income taxes............           32,238               22,850
                                            -----------       -----------------
Net income............................       $   39,822          $    27,473
                                            -----------       -----------------
                                            -----------       -----------------
Earnings Per Share:
  Basic...............................           --              $       .89
  Diluted.............................           --              $       .88
Pro Forma:(d)
  Net income..........................                           $    39,432
                                                              -----------------
                                                              -----------------
  Basic earnings per share(e).........                           $      1.28
                                                              -----------------
                                                              -----------------
  Diluted earnings per share(e).......                           $      1.26
                                                              -----------------
                                                              -----------------
SELECTED OPERATING DATA:
Number of vehicle rental locations at
  period end..........................              546                  612
Peak number of vehicles during
  period..............................          196,077              212,104
Average number of vehicles during
  period..............................          174,226              186,317
Number of rental transactions during
  period (in thousands)...............           12,806               13,667
Average revenue per rental transaction
  during period.......................       $      146          $       150

                                                              DECEMBER 31, 1997
                                                              -----------------
STATEMENT OF FINANCIAL POSITION DATA:
Vehicles, net...............................................     $3,018,856
Total assets................................................      4,278,956
Debt........................................................      2,826,422
Stockholders' equity........................................        450,021
Total liabilities and stockholders' equity..................      4,278,956

------------------------------
(a) See Note 1 to the Audited Consolidated Financial Statements of the Company. The 1993 amounts are unaudited.
(b) Presented on a combined twelve-month basis and includes the results of the Predecessor Companies for the period January 1, 1996 to October 16, 1996 and the results of the Company for the period October 17, 1996 (Date of Acquisition) to December 31, 1996.
(c) The amounts for the periods October 17, 1996 (Date of Acquisition) to December 31, 1996 and the twelve months ended December 31, 1997 include charges from Cendant. See Note 4 to the Audited Consolidated Financial Statements.
(d) See Unaudited Pro Forma Consolidated Statement of Operations.
(e) Basic and diluted earnings per share and pro forma basic earnings per share are computed on the basis of 30,925,000 shares of Common Stock, the number of shares of Common Stock outstanding before this offering, for all periods presented, except for diluted and pro forma diluted earnings per share for 1997. Diluted and pro forma diluted earnings per share for 1997 are computed based on 31,181,134 shares of Common Stock which includes the diluted effect of the assumed exercise of outstanding stock options.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS PROSPECTUS AND, IN PARTICULAR, SHOULD EVALUATE THE FOLLOWING RISKS IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK BEING OFFERED HEREBY.

FRANCHISEE STATUS; ROYALTY PAYMENTS; DEPENDENCE ON AVIS SYSTEM

    As an Avis System franchisee, the Company must coordinate significant matters relating to the Company's growth and operational strategies with the Franchisor. Effective January 1, 1997, the Company was required to pay royalties to the Franchisor based upon the Company's revenue, not its profits, which could result in increasing royalty payments during a period of declining profits. On an unaudited pro forma basis, if the royalties had been charged to the Company beginning on October 17, 1996, net income for the period October 17, 1996 to December 31, 1996 would have been reduced by $4.3 million resulting in a pro forma net loss of $3.1 million. The royalties resulted in a charge to the Company for the twelve months ended December 31, 1997 of $81.8 million and resulted in a reduction in net income of approximately $44.7 million. The Company is required to maintain certain standards and meet certain guidelines relating to its operations. The Franchisor has the right to terminate the Company's franchise for certain violations of its franchise agreement, including, among others, certain bankruptcy or insolvency events, if the Company purports to transfer any rights or obligations thereunder without compliance with its terms, or if the Company fails, refuses or neglects to promptly pay monies owing to the Franchisor, WizCom or Cendant on three or more occasions and upon the occurrence of a Change of Control Event. A Change of Control Event (as more fully defined herein) refers to any transaction pursuant to which (a) a party other than Cendant or its affiliates acquires control of specified percentages of the voting stock of the Company, (b) another corporation merges into the Company or the Company merges into or consolidates with another corporation, (c) the Company sells or otherwise conveys substantially all of its assets or (d) a majority of the Board of Directors leaves office during any two year period. Any such termination would have a material adverse effect on the Company. SEE "RELATIONSHIP WITH CENDANT--MASTER LICENSE AGREEMENT."

LEVERAGE; LIMITATIONS UPON LIQUIDITY; CAPITAL RAISING; INTEREST RATE RISK

  LEVERAGE

    At December 31, 1997, the Company had approximately $2.8 billion of indebtedness outstanding, which was incurred primarily for fleet financing and is secured by vehicles. At December 31, 1997, the Company had approximately $828 million of additional credit availability under its domestic fleet financing facilities and $115.5 million available under the Credit Facility (as defined). This high level of indebtedness could have important consequences to the Company's operations, including: (i) the potential limitation on the Company's ability to obtain additional financing for certain purposes, (ii) the commitment of a substantial portion of the Company's cash flow from operations to debt service and (iii) the limitation of the Company's ability to react to changes in the vehicle rental industry and general economic conditions.

  RESTRICTIONS IMPOSED BY INDEBTEDNESS

    The agreements with the Company's lenders include a number of significant covenants that, among other things, restrict its ability to dispose of non-fleet assets, incur additional indebtedness, create liens, pay dividends, enter into certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations or engage in certain transactions with affiliates and otherwise restrict corporate activities. Certain of these agreements also require the Company to maintain specified financial ratios. A breach of any of these covenants or the inability of the Company to maintain the required financial ratios could result in a default in respect of the related indebtedness. In the event of a default, the lenders could elect, among other options, to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable, failing which the lenders could proceed against the collateral securing that indebtedness. SEE "--DIVIDENDS."

  AVAILABILITY OF FINANCING; REQUIREMENTS FOR CAPITAL

    The Company depends upon third-party financing to purchase its fleet vehicles. Continued availability of such financing upon favorable terms is critical to the Company's operations. Since a substantial portion of such financing is obtained in connection with Repurchase Programs (as defined), a significant change in the financial condition of the vehicle manufacturers, particularly General Motors Corporation ("GM") and Chrysler Corporation ("Chrysler"), would significantly affect the Company's ability to obtain such financing on favorable terms. In addition, under the terms of certain of the Company's credit facilities, including the Company's fleet financing arrangements, the failure of a repurchase party (such as GM or Chrysler) to maintain an investment grade rating for its own senior debt or the bankruptcy of a repurchase party or any other event that has a material adverse effect on the repurchase party's ability to perform, or upon a material default of a repurchase party under a Repurchase Program, may result in termination of the Company's credit lines for the purchase of vehicles from such repurchase party, a requirement to repay a portion of the indebtedness that is secured by vehicles purchased from that repurchase party and removal of those vehicles from the applicable collateral pool for such facilities. The inability of the Company to obtain fleet financing on favorable terms would have a material adverse effect on the Company's financial condition and results of operations.

  INTEREST RATE RISK

    The Company has developed an interest rate management policy, including a target mix of fixed rate and floating rate indebtedness on a consolidated basis. However, an increase in interest rates may have a material adverse impact on the Company's profitability. Approximately 42% of the Company's outstanding debt at December 31, 1997 was interest rate sensitive and had a weighted average interest rate at such date of 5.9%. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-- LIQUIDITY AND CAPITAL RESOURCES" AND "DESCRIPTION OF CERTAIN INDEBTEDNESS."

  FAILURE TO CONSUMMATE HAYES TRANSACTION

    The Company intends to utilize approximately $85 million of the net proceeds from this offering to acquire the franchise rights and certain non-fleet assets of Hayes. In addition, the Company intends to refinance indebtedness secured by Hayes' rental fleet. The closing of the Hayes Transaction is subject to the satisfaction or waiver of certain conditions, including, but not limited to, the expiration or termination of any waiting periods required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; the obtaining of all necessary approvals of any governmental entities and third parties; and there having not been any changes in the vehicle rental business which would, in the aggregate, have a material adverse effect. If the Hayes Transaction is not consummated, the Company would find an alternative use for the $85 million in net proceeds, which could consist of the repayment of outstanding commercial paper. If the Company applied these proceeds to repay a portion of its outstanding commercial paper, this could dilute earnings per share.

IMPORTANCE OF MANUFACTURERS' REPURCHASE PROGRAMS

    At December 31, 1997, approximately 94% of the vehicles in the Company's rental fleet were covered by vehicle manufacturers' repurchase programs (the "Repurchase Programs"). Under a Repurchase Program, a buyer, such as the Company, agrees to purchase a specified minimum number of vehicles directly from franchised dealers of the manufacturer at a specified price and the manufacturer agrees to buy those vehicles back from the buyer at a future date at a price that is based upon the capitalized cost of the vehicles less an agreed-upon depreciation factor and, in certain cases, an adjustment for damage and/or excess mileage. The Repurchase Programs limit the Company's risk of a decline in the residual value of its fleet and enable the Company to fix its depreciation expense in advance. Vehicle depreciation is the largest cost factor in the Company's operations. The Company could be adversely affected if automobile manufacturers reduce the availability of Repurchase Programs or related incentives. SEE "--DEPENDENCE ON GM" AND "BUSINESS--FLEET ACQUISITION AND MANAGEMENT."

    The Company could be at a competitive disadvantage if U.S. automobile manufacturers selectively restrict eligibility to participate in their Repurchase Programs. Any effort by GM to reduce the scope of the Company's GM Repurchase Program could adversely affect the Company's ability to compete with those of its competitors whose access to similar programs is not reduced or that have well established alternative vehicle disposition facilities.

INCREASING PRICE OF VEHICLES

    In recent years, the average price of new cars has increased. From time to time, automobile manufacturers sponsor sales incentive programs that tend to lower the average cost of vehicles for fleet purchasers such as the Company. The Company anticipates that new vehicle prices will continue to increase, and there can be no assurance that sales incentive programs will remain available, that the Company will be able to effectively control the average cost of its fleet by purchasing a mix of less expensive vehicles or that, because of competitive pressures, the Company will be able to pass on the increased cost of vehicles to its rental customers.

DEPENDENCE ON GM

    GM, through its franchised dealers, has been the Company's principal supplier of vehicles for nearly twenty years. From January 25, 1989 until October 16, 1996, GM was a minority shareholder of the Company. The number of vehicles purchased by the Company varies from year to year. In model year 1997, approximately 69% of the Company's vehicle fleet purchases in the United States consisted of GM vehicles. In model year 1998, approximately 77% of the Company's vehicle fleet purchases in the United States are expected to consist of GM vehicles. During the term of the GM agreement, at least 51% of the Company's domestic fleet must consist of GM vehicles. Shifting significant portions of fleet purchases to other manufacturers would require lead time. As a result, GM's inability to supply the Company with the planned number and type of vehicles could have a material adverse effect on the Company's financial condition and results of operations. In addition, if GM is not able to offer competitive terms and conditions and the Company is not able to purchase sufficient quantities of vehicles from other automobile manufacturers on competitive terms and conditions, then the Company may be forced to purchase vehicles at higher prices or on otherwise less favorable terms. Such a situation could adversely affect the Company's results of operations through increased vehicle acquisition and depreciation costs if it is unable to pass these costs on to its customers through increases in rental rates. SEE "BUSINESS--FLEET ACQUISITION AND MANAGEMENT."

AVAILABILITY AND PRICE OF FUEL

    The Company's operations could be adversely affected by limitations on fuel supplies, the imposition of mandatory allocations or rationing of fuel or significant increases in fuel prices. A severe and protracted disruption of fuel supplies or significant increases in fuel prices could materially adversely affect the Company's operating results.

DEPENDENCE ON AIR TRAVEL INDUSTRY

    In 1997, approximately 86% of the Company's revenue from its domestic operations was generated at its airport rental locations. A sustained material decrease in airline passenger traffic in the United States could have a material adverse effect on the Company's results of operations. Events that could reduce airline passenger traffic include, in addition to a general economic downturn (discussed below), labor unrest, airline bankruptcies and consolidations, substantially higher air fares, the outbreak of war, high-profile crimes against tourists and incidents of terrorism.

RISK OF ECONOMIC DOWNTURN

    The Company's results of operations are affected by certain economic factors, including the level of economic activity in the markets in which it operates. A decline in economic activity either in the United States or in international markets may adversely affect the Company. In the vehicle rental business, a decline in economic activity typically results in a decline in both business and leisure travel, and accordingly a decline in the volume of vehicle rental transactions. In the case of a decline in vehicle rental activity, the Company may reduce rental rates to meet competitive pressures, which could adversely affect the Company's results of operations. A decline in economic activity may also have an adverse effect on residual values realized on the disposition of those of the Company's vehicles that are not covered by Repurchase Programs. At December 31, 1997, the Company was subject to residual risk with respect to 6% of the vehicles in its fleet.

SEASONALITY

    The Company's third quarter, which covers the peak summer travel months, has historically been its strongest, accounting in 1997 for approximately 28% and 46% of the Company's revenue and pre-tax income, respectively. Any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on the Company's annual operating results. The Company's fourth quarter is generally its weakest with respect to pretax income because of reduced leisure travel and the greater potential for adverse weather conditions. Many of the Company's operating expenses, such as rent, insurance and personnel, are fixed and cannot be reduced during periods of decreased rental demand. As a result, there can be no assurance that the Company would have sufficient liquidity under all conditions. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--SEASONALITY."

COMPETITION

    The vehicle rental industry is characterized by intense competition, particularly with respect to price and service. In addition, recent changes in ownership of a number of the major domestic vehicle rental companies could further intensify competition. SEE "BUSINESS--INDUSTRY OVERVIEW" AND "BUSINESS -- COMPETITION." In any geographic market, the Company may encounter competition from national, regional and local vehicle rental companies. The Company's main competitors for vehicle rentals are Hertz, Budget Rent A Car Corporation ("Budget"), Alamo Rent-a-Car Inc. ("Alamo"), and National Car Rental System, Inc. ("National").

    From time to time, either because of overcapacity or reduced demand, the major vehicle rental companies have been subject to industry-wide price pressures, and the Company has, on such occasions, adjusted its rental rates in response to such pressures. The Company has taken steps to address its fixed cost structure to improve its overall competitive position and industry overcapacity has declined. However, a recurrence of oversupply or a marked reduction in overall demand could adversely affect the Company's ability to maintain or increase its rental rates.

REGULATION OF LOSS DAMAGE WAIVERS

    A significant source of profits for the vehicle rental industry has been the sale of loss damage waivers, by which rental companies agree to relieve a customer from financial responsibility arising from vehicle damage incurred during the rental period. Approximately 3.4% of the Company's total revenue during 1997 was generated by the sale of loss damage waivers. The U.S. House of Representatives has from time to time considered legislation that would regulate the conditions under which loss damage waivers may be sold by vehicle rental companies. House Bill H.R. 175, introduced in January 1995, seeks to prohibit the imposition of liability on renters for loss of, or damage to, rented vehicles, except in certain circumstances, and would prohibit the sale of loss damage waivers. To date, no action has been taken on this bill. In addition, approximately 40 states have considered legislation affecting loss damage waivers. To date, 24 states have enacted legislation regulating the sale of loss damage waivers, most of which requires disclosure to each customer at the time of rental that damage to the rented vehicle may be covered by the customer's personal automobile insurance and that loss damage waivers may not be necessary. In addition, New York and Illinois enacted legislation which eliminated the Company's right to offer loss damage waivers for sale and limited potential customer liability to $100 in New York and to the fair market value of the vehicle or the cost of the repairs, whichever is less, in Illinois. Adoption of national or additional state legislation affecting or limiting the sale of loss damage waivers could result in the loss of this revenue source and additional limitations on potential customers' liability could increase the Company's costs.

ENVIRONMENTAL RISKS INHERENT IN ON-SITE PETROLEUM STORAGE

    Approximately 239 of the Company's domestic and international facilities contain tanks for the storage of petroleum products, such as gasoline, diesel fuel and waste oils. At approximately 203 of the Company's locations, one or more of these tanks are located underground. The Company maintains an environmental compliance program that includes the replacement of steel tanks and the implementation of required technical and operational procedures designed to minimize the potential for leaks and spills, maintenance of records and the regular testing of mechanical line leak detectors. However, there can be no assurance that these tank systems will at all times remain free from leaks or that the use of these tanks will not result in spills. In addition, historical operations at certain of the Company's properties, including activities relating to automobile and bus maintenance, may have resulted in leaks or spills to soil or groundwater. Any such leak or spill, depending on such factors as the material involved, quantity and environmental setting, could result in interruptions to the Company's operations and expenditures that could have a material adverse effect on the Company's financial condition. At certain facilities, the Company presently is remediating soil and groundwater contamination. Based on currently available information, the Company does not believe that the related expenditures will be material. In the United States, Canada and Puerto Rico, the Company carries environmental impairment liability coverage with annual limits of $4.0 million per site and $4.0 million in the aggregate per site and a deductible generally of $250,000 against liability to third parties and clean-up costs, but does not cover business interruption in the Company's own operations.

UNINSURED LIABILITY RISK

    The Company's business exposes it to claims for personal injury, death and property damage resulting from the use of the vehicles rented by the Company. The Company either self-insures or maintains coverage for such risk up to $1.0 million per occurrence in its countries of operation and maintains insurance with unaffiliated carriers in excess of such level up to $200.0 million per occurrence. There can be no assurance that the Company will not be exposed to uninsured liability at levels in excess of historical levels resulting from multiple payouts or otherwise, that liabilities in respect of existing or future claims will not exceed the level of the Company's insurance, that the Company will have sufficient capital available to pay any uninsured claims or that insurance with unaffiliated carriers will continue to be available to the Company on economically reasonable terms. SEE "BUSINESS--INSURANCE" AND "--LEGAL PROCEEDINGS."

FUTURE SALES OF COMMON STOCK BY CENDANT

    Subject to applicable federal securities laws and the restrictions set forth below, Cendant may sell any or all of the shares of Common Stock beneficially owned by it or distribute any or all of such shares of Common Stock to its stockholders. Sales or distributions by Cendant of substantial amounts of Common Stock in the public market or to its stockholders, or the perception that such sales or distributions could occur, could adversely affect prevailing market prices for the Common Stock. Cendant has advised the

Company that its current intent is to continue to hold all of the Common Stock beneficially owned by it. However, Cendant is not subject to any contractual obligation to retain its interest, except that each of the Company and Cendant has agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of Common Stock (except in the event that the Underwriters'
over-allotment option is exercised) until             , 1998 without the prior
written consent of Bear, Stearns & Co. Inc. As a result, there can be no assurance concerning the period of time during which Cendant will maintain its beneficial ownership of Common Stock owned by it following the offering. Cendant has registration rights with respect to the shares of Common Stock owned by it which would facilitate any future disposition. SEE "RELATIONSHIP WITH CENDANT--REGISTRATION RIGHTS AGREEMENT" AND "SHARES ELIGIBLE FOR FUTURE SALE."

CERTAIN ANTI-TAKEOVER PROVISIONS

    Certain provisions of Delaware law, the Company's Amended and Restated Certificate of Incorporation and the Company's Amended and Restated By-laws could delay or impede the removal of incumbent directors and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. In addition, shares of preferred stock may be issued by the Board of Directors of the Company without stockholder approval on such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Company has no current plans to issue any shares of preferred stock. SEE "DESCRIPTION OF CAPITAL STOCK--PREFERRED STOCK" AND "DESCRIPTIONS OF CAPITAL STOCK--SECTION 203." The Franchisor has the right to terminate the Company's franchise upon a Change of Control Event which would discourage a third party from acquiring control of the Company. SEE "RELATIONSHIP WITH CENDANT--MASTER LICENSE AGREEMENT."

RELATIONSHIP WITH CENDANT; POTENTIAL CONFLICTS OF INTEREST

    Cendant's continuing beneficial ownership of the Company's Common Stock, and the ownership of Cendant common stock by directors or officers of the Company or their service as directors or officers of both the Company and Cendant, could create conflicts of interest when those directors and officers are faced with decisions that could have different implications for the Company and Cendant, including potential acquisitions of businesses, the issuance of additional securities, the election of new or additional directors, the payment of dividends by the Company and other matters. The Company has not instituted any formal plan or arrangement to address potential conflicts of interest that may arise among the Company, Cendant and their affiliates. However, under Delaware corporate law, officers and directors of the Company owe fiduciary duties to the Company and its stockholders. SEE "RELATIONSHIP WITH CENDANT."

    The Company is party to various agreements with Cendant and its subsidiaries that were entered into when Cendant beneficially owned all of the outstanding Common Stock of the Company. While these agreements, including the Company's franchise agreement with the Franchisor, were not negotiated on an arms' length basis, these agreements, taken together, are generally consistent with other agreements Cendant has negotiated with third parties. In addition, the Company is required to pay the Franchisor royalties based on a percentage of the Company's revenue, not its profits. As a result, the Company's strategy to increase profitability may conflict with the Franchisor's interest in increasing revenue. SEE "RELATIONSHIP WITH CENDANT--MASTER LICENSE AGREEMENT."

DIVIDENDS

    The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Credit Facility prohibits the payment of cash dividends until the fiscal year ending December 31, 1998 and, thereafter, permits the payment of dividends only if the Company meets a minimum leverage ratio, the amount of such dividend does not exceed a designated percentage of the Company's cash flow and no default exists under the Credit Facility. SEE "DIVIDEND POLICY."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements contained herein under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Hayes Transaction" and "Business" including, without limitation, those concerning (i) the Company's strategy, (ii) the Company's expansion plans, (iii) the Company's capital expenditures, (iv) the percentage of vehicles expected to be acquired from GM in the future, (v) the terms upon which vehicles will be acquired, (vi) the development of the Company's strategic information system, (vii) the closing of the Hayes Transaction and (viii) the cross-marketing opportunities with Cendant, contain certain forward-looking statements concerning the Company's operations, economic performance and financial condition. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed under "Risk Factors."

                                USE OF PROCEEDS

    The net proceeds to the Company from the offering made hereby is estimated
to be approximately $      million, after deducting underwriting discounts and
estimated expenses related to the offering. The Company expects that approximately $85 million of such proceeds will be used to finance the Hayes Transaction and certain associated expenses. The balance will be used for working capital and general corporate purposes, including the repayment of certain indebtedness. SEE "CAPITALIZATION." In addition, if appropriate opportunities arise, the Company may pursue the acquisition of other car rental operations including, where feasible, other Avis System franchises, and any available proceeds could be used in connection with any such acquisition.

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock is listed on the NYSE. The following table sets forth for the periods indicated the high and low sales price per share of the Common Stock on the NYSE Composite Tape since the date of the IPO at a price of $17 per share.

                                                                       HIGH        LOW
                                                                    ----------  ----------
1997
  Fourth Quarter (from September 24)..............................     36 9/16      21 1/2

1998
  First Quarter (through           )..............................

    On           , 1998 the last reported sale price per share of the Common
Stock on the NYSE Composite Tape was $          .

                                DIVIDEND POLICY

    The Company anticipates that for the foreseeable future all earnings will be retained for use in its business and does not anticipate paying cash dividends. Any future declaration and payment of dividends will be subject to the discretion of the Board of Directors of the Company and subject to certain limitations under the General Corporation Law of the State of Delaware. The timing, amount and form of dividends, if any, will depend, among other things, on the Company's results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors of the Company. The Company, as a holding company, will be dependent on the earnings and cash flow of, and dividends and distributions from, ARACS to pay any cash dividends or distributions on the Common Stock. In addition, the Company's ability to pay cash dividends is restricted under various of its debt instruments. SEE "RISK FACTORS--DIVIDENDS," "BUSINESS--REGULATORY MATTERS," AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION--LIQUIDITY AND CAPITAL RESOURCES."

    Prior to the acquisition by Cendant of the parent of the Company's Predecessor Company in October 1996, the Company's Predecessor Company paid dividends to its parent of $8.7 million and $1.4 million during 1995 and 1996, respectively, which are not indicative of those that may be paid by the Company in the future.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of December 31, 1997 (a) on an actual basis, (b) as adjusted to give effect to the issuance of the New MTNs (as defined in Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources) and (c) as further adjusted to give effect to the sale of the shares of Common Stock offered hereby and application of the estimated net proceeds therefrom as described under "Use of Proceeds". This table should be read in conjunction with the Company's Audited Consolidated Financial Statements and related notes thereto of the Company included elsewhere in this Prospectus. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--LIQUIDITY AND CAPITAL RESOURCES."

                                                               AS OF DECEMBER 31, 1997
                                                           -------------------------------
                                                                                    AS
                                                                         AS       FURTHER
                                                           ACTUAL(A)  ADJUSTED(B) ADJUSTED(C)
                                                           ---------  ---------  ---------
                                                                     (THOUSANDS)
Debt:

Vehicle Financing--Commercial Paper Notes................  $1,091,800 $ 491,800
Vehicle Financing--Medium Term Notes.....................  1,650,000  2,250,000
Debt of foreign subsidiaries.............................     81,708     81,708
Other debt...............................................      2,914      2,914
                                                           ---------  ---------  ---------
Total debt...............................................  $2,826,422 $2,826,422
                                                           ---------  ---------  ---------

Stockholders' equity:

Preferred Stock, $.01 par value, 20,000,000 shares
  authorized; none issued................................     --         --
Common Stock, $.01 par value, 100,000,000 shares
  authorized; 30,925,000 shares issued and outstanding,
  actual; 35,925,000 shares issued, as adjusted and as
  further adjusted(a)....................................        309        309
Additional paid-in capital...............................    430,507    430,507
Retained earnings........................................     28,294     28,294
Foreign currency translation adjustment..................     (9,089)    (9,089)
                                                           ---------  ---------  ---------
Total stockholders' equity...............................    450,021    450,021
                                                           ---------  ---------  ---------
  Total capitalization...................................  $3,276,443 $3,276,443
                                                           ---------  ---------  ---------
                                                           ---------  ---------  ---------

------------------------

(a) Excludes 4,620,977 shares of Common Stock reserved for issuance under the Stock Option Plan, of which options to purchase 3,885,700 shares are outstanding. SEE "MANAGEMENT--STOCK OPTION PLAN."

                       SELECTED HISTORICAL FINANCIAL DATA
    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA AND AVERAGE REVENUE PER RENTAL
                                  TRANSACTION)

    The selected financial data for the year ended December 31, 1993 are derived from the Unaudited Consolidated Financial Statements of the Company. The financial data for the years ended December 31, 1994 and 1995, the periods ended October 16, 1996 and December 31, 1996 and the year ended December 31, 1997 are derived from the Company's Audited Consolidated Financial Statements of the Company. The financial data for the year ended December 31, 1993 are unaudited but, in the opinion of management, have been prepared on the same basis as the Audited Consolidated Financial Statements and include all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the financial position and results of operations for the periods presented. All of the financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Company's Audited Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.

                                                   PREDECESSOR COMPANIES(A)
                                    ------------------------------------------------------    OCTOBER 17, 1996
                                                                           JANUARY 1, 1996        (DATE OF
                                          YEARS ENDED DECEMBER 31,               TO             ACQUISITION)
                                    -------------------------------------    OCTOBER 16,             TO
                                       1993         1994         1995           1996        DECEMBER 31, 1996(D)
                                    -----------  -----------  -----------  ---------------  --------------------
STATEMENTS OF OPERATIONS DATA:
Revenue...........................  $ 1,333,477  $ 1,412,400  $ 1,615,951    $ 1,504,673        $    362,844
Costs and expenses:
Direct operating, net.............      646,821      664,993      724,759        650,750             167,682
Vehicle depreciation and lease
  charges, net....................      257,723      309,415      411,102        376,185              89,448
Selling, general and
  administrative(c)(d)............      222,629      252,024      269,434        283,180              68,215
Interest, net.....................      114,036      128,898      145,199        120,977              34,212
Amortization of cost in excess of
  net assets acquired.............        4,439        4,754        4,757          3,782               1,026
                                    -----------  -----------  -----------  ---------------       -----------
Income before provision for
  income taxes....................       87,829       52,316       60,700         69,799               2,261
Provision for income taxes........       34,375       30,213       34,635         31,198               1,040
                                    -----------  -----------  -----------  ---------------       -----------
Net income........................  $    53,454  $    22,103  $    26,065    $    38,601        $      1,221
                                    -----------  -----------  -----------  ---------------       -----------
                                    -----------  -----------  -----------  ---------------       -----------
Earnings per share:(e)
  Basic...........................  $      1.73  $       .72  $       .84    $      1.25        $        .04
  Diluted.........................  $      1.73  $       .72  $       .84    $      1.25        $        .04

STATEMENTS OF FINANCIAL POSITION
  DATA:
Vehicles, net.....................  $ 1,716,518  $ 1,873,158  $ 2,167,167    $ 2,404,275        $  2,243,492
Total assets......................  $ 2,419,684  $ 2,603,113  $ 2,824,898    $ 3,187,697        $  3,131,357
Debt..............................  $   842,541  $ 1,060,123  $ 1,109,747    $ 1,355,595        $  2,295,474
Vehicle financing notes--due to
  affiliates......................  $ 1,010,000  $ 1,050,000  $ 1,180,000    $ 1,289,500        $    247,500
Stockholders' equity..............  $   628,256  $   658,351  $   688,360    $   741,307        $     76,540
Total liabilities and
  stockholders' equity............  $ 2,419,684  $ 2,603,113  $ 2,824,898    $ 3,187,697        $  3,131,357

SELECTED OPERATING DATA:
Number of vehicle rental locations
  at period end...................          656          576          541            550                 546
Peak number of vehicles during
  period..........................      151,964      150,966      167,511        196,077             177,839
Average number of vehicles during
  period..........................      134,926      137,715      150,853        174,813             172,461
Number of rental transactions
  during period (in thousands)....       10,003       10,577       11,544         10,272               2,534
Average revenue per rental
  transaction during period.......  $       133  $       134  $       140    $       146        $        143

                                          COMBINED         YEAR ENDED
                                         YEAR ENDED       DECEMBER 31,
                                    DECEMBER 31, 1996(B)      1997
                                    --------------------  ------------
STATEMENTS OF OPERATIONS DATA:
Revenue...........................      $  1,867,517       $2,046,154
Costs and expenses:
Direct operating, net.............           818,432          863,839
Vehicle depreciation and lease
  charges, net....................           465,633          542,090
Selling, general and
  administrative(c)(d)............           351,395          415,728
Interest, net.....................           155,189          167,314
Amortization of cost in excess of
  net assets acquired.............             4,808            6,860
                                         -----------      ------------
Income before provision for
  income taxes....................            72,060           50,323
Provision for income taxes........            32,238           22,850
                                         -----------      ------------
Net income........................      $     39,822       $   27,473
                                         -----------      ------------
                                         -----------      ------------
Earnings per share:(e)
  Basic...........................           --            $      .89
  Diluted.........................           --            $      .88
STATEMENTS OF FINANCIAL POSITION
  DATA:
Vehicles, net.....................      $  2,243,492       $3,018,856
Total assets......................      $  3,131,357       $4,278,956
Debt..............................      $  2,295,474       $2,826,422
Vehicle financing notes--due to
  affiliates......................      $    247,500       $   --
Stockholders' equity..............      $     76,540       $  450,021
Total liabilities and
  stockholders' equity............      $  3,131,357       $4,278,956
SELECTED OPERATING DATA:
Number of vehicle rental locations
  at period end...................               546              612
Peak number of vehicles during
  period..........................           196,077          212,104
Average number of vehicles during
  period..........................           174,226          186,317
Number of rental transactions
  during period (in thousands)....            12,806           13,667
Average revenue per rental
  transaction during period.......      $        146       $      150

------------------------
(a) See Note 1 to the Audited Consolidated Financial Statements of the Company. The 1993 amounts are unaudited.

(b) Presented on a combined twelve-month basis and includes the results of the Predecessor Companies for the period January 1, 1996 to October 16, 1996 and the results of the Company for the period October 17, 1996 (Date of Acquisition) to December 31, 1996.

(c) The year ended December 31, 1997 includes a 4% royalty fee payable to Cendant.

(d) The amounts for the periods October 17, 1996 (Date of Acquisition) to December 31, 1996 include charges from Cendant. See Note 4 to the Audited Consolidated Financial Statements.

(e) Basic and diluted earnings per share are computed based on 30,925,000 shares of Common Stock, the number of shares of Common Stock outstanding before this offering for all periods presented, except for diluted earnings per share for 1997. Diluted earnings per share is calculated based on 31,181,134 shares of Common Stock which includes the dilutive effect of the assumed exercise of outstanding stock options.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL OVERVIEW

    On October 17, 1996, Cendant acquired the Franchisor and its subsidiaries, which included the operations presently conducted by the Company (the "Acquisition"). The Acquisition was accounted for as a purchase.

    On August 20, 1997, the Company purchased First Gray Line. First Gray Line was the then second largest Avis System franchisee in North America with locations in Southern California, Nevada and Arizona.

    On September 24, 1997, the Company issued and sold 22,425,000 shares of its common stock in an initial public offering ("IPO") and received net proceeds of $359.3 million. The net proceeds were used to repay amounts outstanding under a credit facility established to complete the First Gray Line acquisition, pay certain acquisition expenses incurred to complete the First Gray Line acquisition and to prepay outstanding indebtedness. The Franchisor has entered into the Master License Agreement with the Company granting the Company the right to operate as a franchisee under the Avis System. As an Avis System franchisee, the Company is required to make payments consisting of a base royalty of 3.0% of the Company's revenue payable monthly and a supplemental royalty of 1.0% of revenue payable quarterly in arrears (which will increase 0.1% per year commencing in 1999, and in each of the following four years thereafter to a maximum of 1.5%). Until July 30, 2002, the supplemental royalty or a portion thereof may be deferred if the Company does not attain certain financial targets.

    The Company conducts vehicle rental operations through wholly-owned subsidiaries in the United States, Canada, Puerto Rico, the U.S. Virgin Islands, Argentina, Australia and New Zealand. Revenue is derived principally from time and mileage charges for vehicle rentals and, to a lesser extent, fees for loss damage waivers, liability insurance and other products and services.

    The Company's expenses consist primarily of:

       - Direct operating expenses (primarily wages and related benefits, concessions and commissions paid to airport authorities, vehicle insurance premiums and other costs relating to the operation of the rental fleet).

       - Depreciation and lease charges relating to the rental fleet (including net gains or losses upon the disposition of vehicles).

       - Selling, general and administrative expenses (including royalties, advertising, reservations and marketing costs, and commissions paid to airlines and travel agencies).

       - Interest expense relating primarily to financing of the rental fleet.

    The Company's profitability is primarily a function of the volume and pricing of its rental transactions and the utilization of its rental fleet. Significant changes in the Company's net cost of vehicles or in interest rates can also have a material effect on the Company's profitability, depending on its ability to adjust its rental rates. In addition, because the Company is required to pay royalties based on its revenue, not its profits, royalty payments could increase during a period of declining profits. The Company's royalty fee obligations and its significant expenditures for vehicles and facilities impose a significant need for liquidity. SEE "RELATIONSHIP WITH CENDANT--MASTER LICENSE AGREEMENT."

    Management believes that a more meaningful comparison of the results of operations for the years ended December 31, 1997 and 1996 is obtained by presenting results on a pro forma basis to give effect to the following transactions as if they had occurred on January 1 of each period presented: the acquisition of the Company by Cendant and the establishment of a franchisor/franchisee relationship; the acquisition of

First Gray Line and the repayment of debt with net proceeds (after the acquisition of First Gray Line) from the IPO.

    The following discussion and analysis provides information that management believes to be relevant to understanding the Company's consolidated financial position and results of operations. For comparative purposes, results for 1996 are presented on a combined twelve-month basis and include the results of the Predecessor Companies for the period January 1, 1996 to October 16, 1996 and the results of the Company for the period October 17, 1996 (Date of Acquisition) to December 31, 1996. As a result of the Acquisition, the Consolidated Financial Statements for the period subsequent to the Acquisition are presented on a different basis of accounting than those for the period prior to the Acquisition and, therefore, are not directly comparable. A separate discussion of the results of operations for the Company has been presented for the period October 17, 1996 through December 31, 1996 compared to October 17, 1995 through December 31, 1995 in light of the reporting of separate results from October 17, 1996 (Date of Acquisition) and the different basis of accounting for the period prior to the Acquisition. This discussion should be read in conjunction with the Audited Consolidated Financial Statements and related notes thereto and the unaudited Pro Forma Consolidated Statement of Operations and related notes thereto included elsewhere in this Prospectus.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain items in the Company's consolidated statements of operations (dollars in thousands):

                                                HISTORICAL                                UNAUDITED PRO FORMA(C)
                              ----------------------------------------------  ----------------------------------------------
                                         PERCENTAGE              PERCENTAGE              PERCENTAGE              PERCENTAGE
                                             OF       COMBINED       OF                      OF                      OF
                               1995(A)     REVENUE     1996(B)     REVENUE      1996       REVENUE      1997       REVENUE
                              ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
Revenue.....................  $1,615,951      100.0   $1,867,517      100.0   $2,055,519      100.0   $2,175,897      100.0
                              ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
Costs and Expenses:
  Direct operating, net.....    724,759        44.9     818,432        43.8     905,534        44.0     920,283        42.3
  Vehicle depreciation,
    and lease charges,
    net.....................    411,102        25.4     465,633        25.0     493,306        24.0     559,433        25.7
  Selling, general and
    administrative..........    269,434        16.7     351,395        18.8     439,674        21.4     422,053        19.4
  Interest, net.............    145,199         9.0     155,189         8.3     183,115         8.9     192,598         8.9
  Amortization of cost in
    excess of net assets
    acquired................      4,757         0.3       4,808         0.3       9,295         0.5       9,743         0.4
                              ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
                              1,555,251        96.3   1,795,457        96.2   2,030,924        98.8   2,104,110        96.7
                              ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
Income before provision for
  income taxes..............     60,700         3.7      72,060         3.8      24,595         1.2      71,787         3.3
Provision for income
  taxes.....................     34,635         2.1      32,238         1.7      16,028         0.8      32,355         1.5
                              ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
Net income..................  $  26,065         1.6   $  39,822         2.1   $   8,567         0.4   $  39,432         1.8
                              ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
                              ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------

------------------------------

(a) Represents the results of operations of the Predecessor Companies. See Note 1 to the Audited Consolidated Financial Statements.

(b) For comparative purposes, results for 1996 are presented on a combined twelve-month basis and include the results of the Predecessor Companies for the period January 1, 1996 to October 16, 1996 and the results of the Company for the period October 17, 1996 (Date of Acquisition) to December 31, 1996. See Note 1 to the Audited Consolidated Financial Statements. A separate discussion has been presented below for the period October 17, 1996 to December 31, 1996 compared to the period October 17, 1995 to December 31, 1995.

(c) Includes the effects of the following transactions as if they had occurred on January 1 of each period presented: (i) the acquisition of the Company by Cendant and the establishment of a franchisor/franchisee relationship, (ii) the acquisition of First Gray Line and (iii) the repayment of debt with the net proceeds (after the purchase of First Gray Line) from the IPO.

PRO FORMA YEAR ENDED DECEMBER 31, 1997 COMPARED TO PRO FORMA YEAR ENDED DECEMBER
  31, 1996

  REVENUE

    Revenue for the year ended December 31, 1997 increased 5.9%, from $2,055.5 million to $2,175.9 million, over 1996, primarily reflecting a 3.5% increase in the number of rental transactions and a 2.3% increase in revenue per rental transaction. The revenue increase resulted from greater overall market demand.

  COSTS AND EXPENSES

    Total costs and expenses for 1997 increased 3.6%, from $2,030.9 million to $2,104.1 million, over 1996. Direct operating expenses for 1997 increased 1.6%, from $905.5 million to $920.3 million, over 1996. As a percentage of revenue, direct operating expenses for 1997 declined to 42.3% from 44.0% for 1996. Operating efficiencies were derived primarily from lower vehicle damage costs (0.3% of revenue), lower facility costs (0.3% of revenue), lower vehicle insurance costs (0.2% of revenue), lower vehicle registration costs (0.6% of revenue) and a decline in wages and benefits as a percentage of revenue (0.2% of revenue).

    Vehicle depreciation and lease charges for 1997 increased 13.4%, from $493.3 million to $559.4 million, over 1996. As a percentage of revenue, vehicle depreciation and lease charges for 1997 were 25.7% of revenue, as compared to 24.0% of revenue for 1996. The change reflected a 3.2% increase in the average rental fleet required to service higher rental day activity. In addition, due to favorable market conditions for the sale of certain model vehicles, the net proceeds received in excess of book value upon the disposition of used vehicles was $30.0 million higher in 1996 as compared to 1997. This resulted in a 1.7% reduction in vehicle depreciation and lease charges as a percentage of revenue in 1996.

    Selling, general and administrative expenses for 1997 decreased 4.0%, from $439.7 million to $422.1 million, over 1996. This decrease was the result of lower reservation costs due to operating efficiencies and reduced marketing costs as a result of the elimination of certain marketing programs in place during the first half of 1996, partially offset by higher royalty fees due to increased revenue.

    Interest expense, net, for 1997 increased 5.2%, from $183.1 million to $192.6 million, over 1996, due primarily to (i) higher borrowings required to finance the growth of the rental fleet, partially offset by lower average interest rates.

    The provision for income taxes for 1997 increased 101.9%, from $16.0 million to $32.4 million, over 1996. The effective tax rate for 1997 was 45.1% as compared to 65.2% for 1996. The increase in the tax provision and the decrease in the effective tax rate were primarily due to higher domestic income before provision for income taxes. The effective tax rate includes differences between the foreign income tax rates and the statutory income tax rate, tax on the repatriation of foreign earnings, and foreign withholding taxes on dividends paid to the Company.

    Net income for 1997 increased 360.3%, from $8.6 million to $39.4 million, over 1996. The increase reflects higher revenue and decreased operating costs and expenses as a percentage of revenue in 1997 as explained above.

PERIOD FROM OCTOBER 17, 1996 TO DECEMBER 31, 1996 COMPARED TO PERIOD FROM OCTOBER 17, 1995 TO DECEMBER 31, 1995 (DOLLARS IN THOUSANDS):

                                                                                    OCTOBER 17, 1996
                                                  OCTOBER 17, 1995                      (DATE OF
                                                         TO                           ACQUISITION)
                                                  DECEMBER 31, 1995    PERCENTAGE    TO DECEMBER 31,   PERCENTAGE
                                                PREDECESSOR COMPANIES  OF REVENUE         1996         OF REVENUE
                                                ---------------------  -----------  -----------------  -----------
                                                     (UNAUDITED)

Revenue.......................................       $   333,503            100.0      $   362,844          100.0
Costs and expenses:
  Direct operating, net.......................           154,141             46.2          167,682           46.2
  Vehicle depreciation, net and lease
    charges...................................            87,862             26.3           89,448           24.7
  Selling, general and administrative.........            62,774             18.8           68,215           18.8
  Interest, net...............................            31,222              9.4           34,212            9.4
  Amortization of cost in excess of net assets
    acquired..................................               987              0.3            1,026            0.3
                                                      ----------            -----         --------          -----
                                                         336,986            101.0          360,583           99.4
                                                      ----------            -----         --------          -----
Income (loss) before provision (benefit) for
  income taxes................................            (3,483)            (1.0)           2,261            0.6
Provision (benefit) for income taxes..........            (1,989)            (0.6)           1,040            0.3
                                                      ----------            -----         --------          -----
Net income (loss).............................       $    (1,494)            (0.4)     $     1,221            0.3
                                                      ----------            -----         --------          -----
                                                      ----------            -----         --------          -----

  REVENUE

    Revenue for the period October 17, 1996 to December 31, 1996 (the "1996 Period") increased 8.8%, from $333.5 million to $362.8 million, over the corresponding period in 1995 (the "1995 Period"), reflecting a 7.0% increase in the number of rental transactions and a 1.7% increase in revenue per rental transaction. The revenue increase resulted from greater overall market demand.

  COSTS AND EXPENSES

    Total costs and expenses for the 1996 Period increased 7.0%, from $337.0 million to $360.6 million, over the 1995 Period. Direct operating expenses for the 1996 Period increased 8.8%, from $154.1 million to $167.7 million, over the 1995 Period. For both the 1996 and 1995 Periods, direct operating expenses were 46.2% of revenue. The 1996 Period reflected lower manpower (0.8% of revenue), as well as lower facility costs (1.2% of revenue), offset by higher maintenance and damage costs (2.0% of revenue).

    Vehicle depreciation and lease charges for the 1996 Period increased 1.8%, from $87.9 million to $89.4 million, over the 1995 Period. As a percentage of revenue, vehicle depreciation and lease charges for the 1996 Period decreased to 24.7% of revenue as compared to 26.3% of revenue for the 1995 Period. The change reflected a 10.8% increase in the average rental fleet required to service higher rental day activity and a 7.5% decrease in the average monthly cost per vehicle. In addition, the net proceeds received in excess of book value upon the disposition of used vehicles improved by $1.7 million or 0.4% of revenue in the 1996 Period over the 1995 Period. This was primarily due to favorable market conditions for the sale of certain model vehicles.

    Selling, general and administrative expenses for the 1996 Period increased 8.7%, from $62.8 million to $68.2 million, over the 1995 Period. The increase was due primarily to fees of $6.5 million payable to Cendant for the 1996 Period.

    Interest expense, net, for the 1996 Period increased 9.6%, from $31.2 million to $34.2 million, over the 1995 Period, primarily due to higher borrowings required to finance the increased cost and size of the rental fleet.

    The provision for income taxes for the 1996 Period increased to $1.0 million from a benefit for income taxes of $2.0 million for the 1995 Period. The increase in the tax provision was primarily due to having income before taxes for the 1996 Period as compared to a loss before taxes for the 1995 Period. The effective tax rate for the 1996 Period was 46.0% as compared to 57.1% for the 1995 Period. The decrease in the effective tax rate was primarily due to a reduction in the tax effect of foreign operations. The tax effect of foreign operations includes differences between the foreign income tax rates and the statutory U.S. income tax rate, tax on the repatriation of foreign earnings, and foreign withholding taxes on dividends paid to the Company.

COMBINED YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  REVENUE

    Revenue for the year ended December 31, 1996 increased 15.6%, from $1,616.0 million to $1,867.5 million, over 1995, reflecting a 10.9% increase in the number of rental transactions and a 4.3% increase in revenue per rental transaction. The revenue increase resulted from greater overall market demand as well as the benefits of specific marketing initiatives implemented by the Company.

  COSTS AND EXPENSES

    Total costs and expenses for 1996 increased 15.4%, from $1,555.3 million to $1,795.5 million, over 1995. Direct operating expenses for 1996 increased 12.9%, from $724.8 million to $818.4 million, over 1995. As a percentage of revenue, direct operating expenses for 1996 decreased to 43.8% of revenue as compared to 44.9% of revenue for 1995. The improvement was primarily attributable to lower vehicle insurance costs (0.4% of revenue) resulting from improved claims experience, as well as lower facility costs (0.6% of revenue), offset in part by higher maintenance and damage costs (0.8% of revenue). In addition, 1995 expenses included environmental remediation costs and organizational restructuring charges which approximated 0.6% of revenue.

    Vehicle depreciation and lease charges for 1996 increased 13.3%, from $411.1 million to $465.6 million, over 1995. As a percent of revenue, vehicle depreciation and lease charges for 1996 were 24.9% of revenue in 1996, as compared to 25.4% of revenue in 1995. The change reflected a 15.5% increase in the average rental fleet required to service higher rental day activity, and a 1.0% increase in the average monthly cost per vehicle. In addition, the net proceeds received in excess of book value upon the disposition of used vehicles improved by $17.0 million or 0.7% of revenue in 1996 over 1995. This was primarily due to favorable market conditions for the sale of certain model vehicles.

    Selling, general and administrative expenses for 1996 increased 30.4%, from $269.4 million to $351.4 million, over 1995. The increase was primarily due to higher advertising and marketing expenditures. In addition, the increase reflected fees of $6.5 million payable to Cendant for the period October 17, 1996 to December 31, 1996.

    Interest expense, net, for 1996 increased 6.9%, from $145.2 million to $155.2 million, over 1995, due to higher borrowings required to finance the growth of the rental fleet, partially offset by lower average interest rates.

    The provision for income taxes for 1996 decreased 6.9%, from $34.6 million to $32.2 million, over 1995. The effective tax rate for 1996 was 44.7% as compared to 57.1% for 1995. The decrease in both the tax provision and the effective tax rate were primarily due to a reduction in the tax effect of foreign operations. The tax effect of foreign operations includes differences between the foreign income tax rates and the statutory U.S. income tax rate, tax on the repatriation of foreign earnings, and foreign withholding taxes on dividends paid to the Company.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's domestic and foreign operations are funded by cash provided by operating activities and by financing arrangements maintained by the Company in the United States, Canada, Puerto Rico, Argentina, Australia and New Zealand. The Company's primary use of funds is for the acquisition of new vehicles. In 1997, the Company's expenditures for new vehicles were approximately $4.4 billion and its proceeds from the disposition of used vehicles were approximately $3.4 billion. The increase in vehicles was due to the inclusion of vehicles previously financed under operating leases, the acquisition of First Gray Line and an increase in domestic fleet levels. For 1998, the Company expects its expenditures for new vehicles (net of proceeds from the disposition of used vehicles) to be higher than in 1997. New vehicles are generally purchased by the Company in accordance with the terms of Repurchase Programs. The financing requirements for vehicles typically reaches an annual peak during the second and third calendar quarters, as fleet levels build up in response to increased rental demand during that period. The typical low point for cash requirements occurs during the end of the fourth quarter and the beginning of the first quarter, coinciding with lower levels of fleet and rental demand. The Company has established methods for disposition of its used vehicles that are not covered by Repurchase Programs.

    The Company expects that cash flows from operations and funds from available credit facilities will be sufficient to enable the Company to meet its anticipated cash requirements for operating purposes for the next twelve months.

    The Company also makes capital investments for property improvements and non-revenue earning equipment. Capital investments for property improvements and non-revenue earning equipment were $24.7 million in 1997, and management estimates such expenditures will approximate $35 million in 1998. The Company's customer receivables also provide liquidity with approximately 12 days of daily sales outstanding.

    The Company has a consolidated fleet financing program that provides for up to $3.55 billion in financing for vehicles covered by Repurchase Programs, with up to 25% of the facility available for vehicles not covered by Repurchase Programs. The fleet program provides for the issuance of up to $1.9 billion of asset backed variable funding notes (the "Commercial Paper Notes") and $1.65 billion of asset-backed medium term notes (the "Medium Term Notes"). The Commercial Paper Notes and the Medium Term Notes are backed by, among other things, a first priority security interest in the Company's vehicle fleet. The Commercial Paper Notes are rated A-1 by Standard & Poor's Ratings Group ("Standard & Poor's") and P-1 by Moody's Investors Services, Inc. ("Moody's"). The Medium Term Notes are supported by a Surety Bond issued by MBIA and rated AAA by Standard & Poor's and Aaa by Moody's. At December 31, 1997, the Company had approximately $2.8 billion of debt outstanding under its fleet financing facilities. In addition, at December 31, 1997, the Company had approximately $828 million of additional credit available for vehicle purchases.

    The Company is in the process of issuing an additional $600 million of asset-backed medium term notes (the "New MTNs"), the proceeds of which will be used to repay borrowings under its Commercial Paper Notes. The New MTNs will rank equal in right of payment with the Medium Term Notes and the Commerical Paper Notes and will be supported by a Surety Bond issued by CapMAC and rated AAA by Standard and Poor's and Aaa by Moody's.

    ARACS is party to a $350.0 million secured credit agreement (the "Credit Agreement") that provides for (i) a revolving credit facility in the amount of up to $125.0 million which is available on a revolving basis until December 31, 2000 (the "Final Maturity Date") in order to finance the general corporate needs of ARACS in the ordinary course of business (with up to $75.0 million of such amount available for the issuance of standby letters of credit to support worker's compensation and other insurance and bonding requirements of ARACS, the Company and their subsidiaries in the ordinary course of business), and (ii) a standby letter of credit facility of up to $225.0 million available on a revolving basis to fund (a) any shortfall in certain payments owing pursuant to fleet lease agreements and (b) maturing Commercial Paper Notes if such Commercial Paper Notes cannot be repaid through the issuance of additional Commercial Paper Notes or draws under the liquidity facility supporting the Commercial Paper Notes (the "Liquidity Facility"). Borrowings under the Credit Agreement are secured by substantially all of the tangible and intangible assets of the Company, including its intellectual property and its rights under the Master License Agreement, except for those assets which are subject to a negative pledge. At December 31, 1997, the Company had issued letters of credit under the Credit Facility of $34.5 million to support its worker's compensation insurance requirements and $200 million to support its Commercial Paper Notes.

    Approximately 42% of the Company's outstanding debt at December 31, 1997 was interest rate sensitive and had a weighted average interest rate at such date of 5.9%. The Company has developed an interest rate management policy, including a target mix for average fixed rate and floating rate indebtedness on a consolidated basis. However, an increase in interest rates may have a material adverse impact on the Company's profitability.

    Borrowings for the Company's international operations consist mainly of loans obtained from local and international banks. All borrowings for international operations are in the local currencies of the countries in which those operations are conducted and are unsecured. The Company guarantees only the borrowings of its subsidiaries in Australia and Puerto Rico. At December 31, 1997, the total debt for the Company's international operations was $81.7 million, of which $18.0 million was short-term (with original maturity of one year or less) and $63.7 million was long-term. The impact on liquidity and financial condition due to exchange rate fluctuations regarding the Company's foreign operations is not material.

RESTRICTIONS IMPOSED BY INDEBTEDNESS

    The agreements with the Company's lenders include a number of significant covenants that, among other things, restrict its ability to dispose of non-fleet assets, incur additional indebtedness, create liens, pay dividends, enter into certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations or engage in certain transactions with affiliates and otherwise restrict corporate activities. Certain of these agreements also require the Company to maintain specified financial ratios. A breach of any of these covenants or the inability of the Company to maintain the required financial ratios could result in a default in respect of the related indebtedness. In the event of a default, the lenders could elect, among other options, to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable, failing which the lenders could proceed against the collateral securing such indebtedness. As of December 31, 1997, the Company was in compliance with all such covenants related to these agreements. SEE "RISK FACTORS--DIVIDENDS."

INFLATION

    The increased acquisition cost of vehicles is the primary inflationary factor affecting the Company's operations. Many of the Company's other operating expenses are inflation sensitive, with increases in inflation generally resulting in increased costs of operations. The effect of inflation-driven cost increases on the Company's overall operating costs is not expected to be greater for the Company than for its competitors.

SEASONALITY

    The Company's third quarter, which covers the peak summer travel months, has historically been its strongest quarter, accounting for 28% and 46% of the Company's revenue and pre-tax income, respectively, in 1997. Any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on the Company's annual operating results. The Company's fourth quarter is generally its weakest, when there is limited leisure travel and a greater potential for adverse weather conditions. Many of the Company's operating expenses, such as rent, insurance and personnel, are fixed and cannot be reduced during periods of decreased rental demand. As a result, there can be no assurance that the Company would have sufficient liquidity under all conditions.

RECENT PRONOUNCEMENT OF THE FINANCIAL ACCOUNTING STANDARDS BOARD

    Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") is a recent pronouncement of the Financial Accounting Standards Board, which is not required to be adopted at this date. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal year ending December 31, 1998. The adoption of this statement will not have a material effect on the Company's consolidated financial statements.

YEAR 2000

    The Company has evaluated the effect on its information systems, primarily computer software programs, to properly recognize and process date-sensitive information related to the Year 2000. A preliminary assessment indicates that ensuring the Company is Year 2000 compliant will involve a mix of purchasing new systems, modifying existing systems and confirming vendor compliance. The Company currently anticipates that incremental capital expenditures associated with the Year 2000 will not have a material impact on the Company's operations. The Company currently believes that its information systems will be Year 2000 compliant by first quarter 1999.

                                    BUSINESS

INDUSTRY OVERVIEW

    The car rental industry is composed of two principal markets: general use (mainly airport) and local/ replacement (mainly downtown and suburban locations). Through November 30, 1997, general use car rental companies, which includes the Company, accounted for approximately 66% of vehicle rental revenue in the United States. General use rental companies rent primarily to business and leisure travelers. Local/replacement rental companies typically rent vehicles to individuals who have lost the use of their vehicles through accident, theft or breakdown. In addition to revenue from vehicle rentals, the industry derives revenue from the sale of rental related products such as liability insurance, refueling services and loss damage waivers.

    The domestic general use car rental market includes five major companies:
Alamo, Avis, Budget, Hertz and National. The following table sets forth the airport market share of each of the major vehicle rental companies at 163 airports in the United States where the Company operates that report concessionable revenues (i.e., revenues on which airport authorities assess fees from vehicle rental companies) for the periods indicated:

                                            YEARS ENDED DECEMBER 31,
                                      -------------------------------------     ELEVEN MONTHS ENDED
                                         1994         1995         1996          NOVEMBER 30, 1997
                                         -----        -----        -----     -------------------------
The Company.........................          22%          23%          24%                 24%
Hertz...............................          30           30           29                  29
National............................          14           15           16                  17
Budget..............................          14           13           11                  11
Alamo...............................          11           11           10                  10

    The domestic vehicle rental industry has experienced significant growth over the past five years. According to information provided by major U.S. airports, vehicle rental industry revenues have increased at a compound annual rate of approximately 10% since 1992. Management believes that factors such as increases in airline passenger traffic, increased business travel and demographic trends, among others, continue to expand the demand for rental vehicles. The Company's network of airport rental locations, which it believes is among the nation's largest, accounted for approximately 86% of its domestic revenue in 1997.

    Customers of general use vehicle rental companies generally are (i) business travelers renting under negotiated contractual arrangements between their employers and the rental company, (ii) business and leisure travelers who may receive discounts through travel, professional or other organizations, (iii) small corporate accounts that are provided with a rate and benefits package that does not require a contractual commitment and (iv) leisure travelers with no organizational or corporate affiliation programs. Travelers who do not have the benefits of negotiated contractual arrangements generally are influenced by price, advertising, reputation for reliability and service.

    Since the late 1980's, vehicle rental companies have acquired vehicles primarily pursuant to Repurchase Programs. Repurchase prices under the Repurchase Programs are based on either (i) a specified percentage of original vehicle cost determined in the month the vehicle is returned or (ii) the original capitalization cost less a set daily depreciation amount. These Repurchase Programs limit a vehicle rental company's residual risk with respect to vehicles purchased under the programs. This enables vehicle rental companies to determine depreciation expense in advance. The Company believes that most vehicles in the fleets of U.S. vehicle rental companies are these "non-risk" vehicles. SEE "RISK FACTORS--IMPORTANCE OF MANUFACTURERS' REPURCHASE PROGRAMS."

    At present, the domestic vehicle rental industry is recovering from a period that was characterized by substantial increases in fleet costs and significant rental rate pressure. In the early 1990's, the then prevailing economic recession in the United States led to decreased new vehicle demand and subsequent overcapacity among automotive manufacturers. In response, manufacturers offered significant incentives to car rental companies, which allowed them to significantly expand the size of their fleets and eventually resulted in excess capacity, intensified competition and depressed rental rates. As general economic conditions in the United States improved during the years 1992 through 1994, manufacturers increased their new vehicle prices and substantially reduced incentives to fleet purchasers, but continued competitive pressure within the rental industry inhibited corresponding increases in average daily rental rates. Recently, the domestic car rental industry has experienced greater profitability as average daily rental rates have increased and oversupply conditions have been reduced.

    Significant changes in the ownership of participants in the domestic vehicle rental industry occurred in 1997. Republic Industries, Inc. acquired Alamo and National, Team Rental Group, Inc. acquired control of Budget from Ford and Ford sold approximately 20% of the equity of Hertz in an initial public offering. The Company believes that these companies will increasingly focus on profitability, resulting in a trend toward increasing vehicle rental rates in the United States.

COMPANY OVERVIEW

    The Company is a holding company which, through its operating subsidiary, ARACS, operates the second largest general use car rental business in the world, based on total revenue and volume of rental transactions. The Company rents vehicles to business and leisure travelers through approximately 612 rental locations in both airport and non-airport (downtown and suburban) markets in the United States, Canada, Puerto Rico, the U.S. Virgin Islands, Argentina, Australia and New Zealand. On August 20, 1997, ARACS purchased First Gray Line, the then second largest Avis System franchisee in North America. During 1997, including First Gray Line from January 1, 1997, the Company completed over 14.5 million rental transactions with a fleet that averaged approximately 200,000 vehicles and generated total revenue of approximately $2.2 billion, of which approximately 89% was derived from its operations in the United States. On February 20, 1998, ARACS signed an agreement with Hayes, the second largest Avis System franchisee in North America with six locations in the state of Texas, including DFW Airport, San Antonio Airport and Austin Municipal Airport, to acquire the assets of its car rental business for approximately $85 million in cash, plus fleet refinancing. See Note 15 to the Audited Consolidated Financial Statements for financial information presented based upon the Company's major geographic areas.

    The Avis brand name is owned by the Franchisor and is licensed for use by its franchisees, including the Company, which is the largest Avis System franchisee in the world. As an Avis System franchisee, the Company has entered into certain arrangements with the Franchisor and its affiliates that require the Company to make payments to the Franchisor and its affiliates, including monthly payments under the Master License Agreement consisting of a monthly base royalty of 3.0% of the Company's gross revenue and a supplemental royalty of 1.0% of gross revenue payable quarterly in arrears (which will increase 0.1% per year commencing in 1999 and in each of the following four years thereafter to a maximum of 1.5%). Until July 30, 2002, the supplemental royalty or a portion thereof may be deferred if the Company does not attain certain financial targets. SEE "RELATIONSHIP WITH CENDANT." The Avis System is comprised of approximately 4,200 rental locations, including locations at the largest airports and cities in the United States and approximately 160 other countries and territories, and a fleet of approximately 378,000 vehicles during the peak season, all of which are operated by franchisees. During 1997, the Company's 485 domestic rental locations (including First Gray Line) produced approximately 87% of the Avis System's revenue in the United States, with the balance derived from 391 locations operated by 71 other Avis System franchisees, of which five (including Hayes) accounted for approximately 7% of the Avis System's U.S. revenue. The Company is the sole franchisee of the Avis System in the international markets in which it operates. The Avis System in Europe, Africa, part of Asia and the Middle East is operated under franchise by Avis Europe, which is not affiliated with the Company. Management believes that the strong recognition of the Avis brand name, the breadth of the Avis System and the sophistication of the Wizard

System enable the Company and other Avis System franchisees to provide consistent quality, pricing and service to business and leisure customers worldwide.

    The Company has historically targeted its marketing efforts toward business travelers, who accounted for approximately 63% of the Company's domestic revenue in 1997. The Company believes that business travelers, many of whom rent the Company's vehicles pursuant to agreements between the Company and their employers, have represented an important factor in the growth and stability of its business. While the Company continues to focus on business travelers, it intends to leverage its strong airport presence by expanding its marketing efforts toward the leisure travel market in order to increase its fleet utilization during non-peak business periods and extend the average length of its rentals. During 1997, leisure travelers accounted for approximately 37% of the Company's domestic revenue.

    The Company utilizes the Wizard System, which it believes is one of the most sophisticated information management systems in the car rental industry. Key functions of the Wizard System include: (i) global reservations processing, (ii) rental agreement generation and administration and (iii) fleet accounting and control. The Company has also developed software applications that utilize the data gathered by the Wizard System and third party reservation systems to achieve centralized control of its major business operations. These applications include: (i) a yield management system that is designed to increase profit by controlling vehicle availability by length of rental and providing decision support for rate changes, (ii) a competitive rate information system that monitors industry rate changes by market on a daily basis at different vehicle locations and (iii) a business mix model that analyzes potential profit contribution data by segment based upon business mix and fleet optimization recommendations.

    The Company is the successor to the car rental operations previously owned by the Predecessor Companies. Prior to the Acquisition, the principal shareholder of the Franchisor and the Predecessor Companies was an Employee Stock Ownership Plan and the minority shareholder was GM. The Company was incorporated in Delaware on October 17, 1996 in connection with the Acquisition. ARACS was incorporated in Delaware on September 18, 1956. The principal executive offices of the Company are located at 900 Old Country Road, Garden City, New York 11530, and its telephone number at that location is (516) 222-3000.

THE FIRST GRAY LINE ACQUISITION

    On August 20, 1997, ARACS purchased all of the outstanding capital stock of First Gray Line for approximately $195 million in cash, plus expenses. At that time, First Gray Line was the second largest Avis System franchisee in North America with 70 locations in Southern California, Nevada and Arizona. Its operations represented approximately 9.0% of the Avis System's domestic revenue in 1997.

    The Company, through First Gray Line, operates 12 airport vehicle rental locations, including LAX, McCarran International Airport (Las Vegas) and San Diego International Airport. The Company estimates that First Gray Line's share of the overall airport markets which it serves was approximately 20% for the first eleven months of 1997. First Gray Line also operates 58 other locations throughout Southern California and in Las Vegas, Nevada, and Yuma, Arizona.

    First Gray Line's principal operation is located at LAX, one of the world's largest airport rental vehicle markets based on vehicle rental revenues. First Gray Line's operation at LAX is well-integrated with most of its other Southern California operations which operate largely in contiguous geographical areas. First Gray Line's Las Vegas and San Diego operations have experienced substantial growth in recent years reflecting the continued high growth of these areas as destination resorts and convention sites.

THE HAYES TRANSACTION

    On February 20, 1998, ARACS signed an agreement with Hayes to purchase the assets of its car rental business, including the Avis System franchises for the cities of Austin, Fort Worth and San Antonio, and the counties of Dallas and Tarrant, Texas, for approximately $85 million in cash plus the refinancing of fleet related indebtedness. It is anticipated that the Hayes Transaction will close in the second quarter of 1998, subject to the satisfaction or waiver of certain conditions, including, but not limited to, the expiration or termination of any waiting periods required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; the obtaining of all necessary approvals of any governmental entities and third parties; and there having not been any changes in the vehicle rental business which would, in the aggregate, have a material adverse effect. The net proceeds from this offering will be used, among other things, to finance the Hayes Transaction. SEE "USE OF PROCEEDS."

    Hayes is the second largest Avis System franchisee in North America with a fleet averaging 8,000 vehicles in 1997, serving six locations in the state of Texas, including DFW Airport, San Antonio Airport and Austin Municipal Airport. Business travelers account for a substantial portion of Hayes' rentals. In 1997, Hayes completed approximately 640,000 transactions and recorded $77 million in revenues, representing approximately 3.7% of the Avis System's domestic revenues for the year. The Company estimates that Hayes' overall share of the airport markets which it serves was approximately 25% for the first eleven months of 1997. Management believes that the Hayes Transaction will be accretive to the Company's earnings per share in 1998. Hayes' principal operating location is at DFW, one of the nation's largest airport rental vehicle markets based on vehicle rental revenues.

STRATEGY

    The Company's objective is to improve its profitability through a strategy that consists of the following key elements:

    CAPITALIZING ON CHANGING INDUSTRY DYNAMICS. The domestic car rental industry is emerging from a period during which rental rates did not keep pace with rising fleet and operating costs. Management believes that the recent restructuring of ownership of the Company's major competitors is leading to an increased focus on profitability and shareholder return, rather than upon transaction volume and market share, and to more rational pricing behavior. During 1997, average domestic vehicle rental rates for the Company increased by 6.1%. Management intends to use the proprietary software applications of the Avis System, including its sophisticated yield management, rate information and business mix modeling systems, to capitalize upon the improving pricing and profit outlook in the industry.

    IMPROVING BUSINESS MIX AND FLEET UTILIZATION. Historically, the Company has capitalized on its strong network of airport rental locations by focusing its sales and marketing resources principally toward business travelers. While this has enabled the Company to leverage its overhead costs by capturing a large share of transaction volume at relatively few locations, fleet utilization historically has been characterized by peak business travel demand during the middle of the week and reduced demand during and immediately before and after the weekend. Management believes that the Company's substantial presence at the nation's leading airports provides it with the opportunity, without significant incremental cost, to capitalize on increased air travel by leisure travelers, who tend to initiate air travel during or close to the weekend. Accordingly, while continuing to concentrate on its core presence in the business travel market, the Company has begun to increase its marketing efforts toward the leisure market in order to improve fleet utilization and extend the average length of rental. The Company's acquisition of First Gray Line has better positioned the Company to improve its fleet management, primarily in the United States. In addition, the Company believes that it can further enhance the utilization of its fleet during non-peak periods by selectively expanding its presence in non-airport markets through both internal growth and, if appropriate opportunities arise, acquisitions of other car rental operations including, where feasible, other Avis System franchises.

    INCREASING BRAND LOYALTY THROUGH TARGET MARKETING. Management believes that the domestic car rental industry is becoming increasingly focused on such factors as customer service and loyalty. The customer base of the major domestic car rental companies, including the Company, has become increasingly diverse. Management plans to utilize the Avis System's proprietary software applications to analyze the Company's extensive customer database to identify distinguishing characteristics and preferences of those customers who have been historically associated with its most profitable rental transactions and to focus its sales and marketing efforts and service features to attract additional customers with similar characteristics and preferences. Management believes that this analysis will enhance the quality of the car rental experience of such customers and increase their loyalty to the Avis brand.

    CAPITALIZING ON CROSS-MARKETING AND OTHER SYNERGISTIC ARRANGEMENTS WITH CENDANT. The Company has initiated and is expanding cross-marketing relationships with Cendant's corporate relocation and resort timeshare exchange businesses, its lodging franchise systems, which include the Days Inn-Registered Trademark-, Howard Johnson-Registered Trademark- and Ramada-Registered Trademark- brands, its real estate brokerage franchise systems, including the CENTURY 21-Registered Trademark- and Coldwell Banker-Registered Trademark- brands and its membership-based consumer services. The Company also has begun to reduce its costs of purchasing media and other non-fleet goods and services through arrangements with Cendant.

RENTAL OPERATIONS

    GENERAL. The Company's fleet includes various categories of automobiles, most of which are of the current and immediately preceding model years. Rentals are generally made on a daily, weekend, weekly or monthly basis. Rental charges in the United States usually are computed on the basis of the duration of the rental and may include a mileage charge and vary based upon vehicle category, the day on which the rental begins and local competitive and cost factors. Additional charges are made for optional refueling services, loss damage waivers (a waiver of the Company's right to make a renter pay for damage to the vehicle), personal accident insurance, personal effects protection, optional products such as cellular phones, child seats and ski racks and, in some instances, additional liability insurance. Most rentals are made utilizing rate plans under which the customer is responsible for gasoline used during the rental. The Company also generally offers its customers the convenience of leaving a rented vehicle at an Avis location in a city other than the one in which it was rented under Avis's "Rent it Here--Leave it There" program, although, consistent with industry practices, a drop-off charge or special intercity rate may be imposed.

    UNITED STATES OPERATIONS. At December 31, 1997, the Company operated 485 vehicle rental facilities at airport, near-airport and downtown locations throughout the United States. During 1997, approximately 86% of the Company's United States revenue was generated at 183 airports in the United States with the balance generated at the Company's 302 non-airport locations. The Company's emphasis on airport traffic has resulted in a particularly strong market position in the major domestic rental revenue airports.

    At most airports, the Company is one of five to seven vehicle rental concessionaires. In general, concession fees for airport locations are based on a percentage of total commissionable revenues (as determined by each airport location), subject to a minimum guaranteed amount. Concessions are typically awarded by airport authorities every three to five years based upon competitive bids. As a result of airport authority requirements as to the size of the minimum guaranteed fee, smaller vehicle rental companies generally are not located at airports. The Company's concession arrangements with the various airport authorities generally include minimum requirements for vehicle age, operating hours and employee conduct, and provide for relocation in the event of future construction and abatement of fees in the event of extended low passenger volume.

    INTERNATIONAL OPERATIONS. The Company operates in Canada, Puerto Rico, the U.S. Virgin Islands, Argentina, Australia and New Zealand. Its operations in Canada and Australia were the principal contributors of revenue, accounting for 35% and 44%, respectively, of international revenue in 1997. Revenue from international operations in 1997 were approximately $242 million.

    The Company holds a solid market position in each of the countries in which it operates internationally. The operations in Australia and New Zealand are acknowledged as the largest in their respective markets in terms of revenue.

AVIS SYSTEM AND WIZARD SYSTEM SERVICES

    As a participant in the Avis System, the Company has the benefits of a variety of services, including (i) comprehensive safety initiatives, including the "Avis Cares" Safe Driving Program, which offers vehicle safety information, directional assistance such as satellite guidance, regional maps, weather reports and specialized equipment for travelers with disabilities; (ii) standardized system-identity for rental location presentation and uniforms;
(iii) training program and business policies, quality of service standards and data designed to monitor service commitment levels; (iv) marketing/advertising/public relations support for national consumer promotions including Frequent Flyer/Frequent Stay programs and the Avis System internet website; and (v) brand awareness of the Avis System through the familiar "We try harder" service announcements.

    Under a long-term computer services agreement, the Company, like other Avis System franchisees, is provided with access to the Wizard System, a reservations, data processing and information management system for the vehicle rental business. SEE "RELATIONSHIP WITH CENDANT--COMPUTER SERVICES AGREEMENT." The Wizard System is linked to all major travel networks on six continents through telephone lines and satellite communications. Direct access with other computerized reservations systems allows real-time processing for travel agents and corporate travel departments. Among the principal features of the Wizard System are:

    - an advanced graphical interface reservation system;

    - "Rapid Return," which permits customers who are returning vehicles to obtain completed charge records from radio-connected "Roving Rapid Return" agents who complete and deliver the charge record at the vehicle as it is being returned;

    - "Preferred Service," an expedited rental service that provides customers with a preferred service rental record printed prior to arrival, a pre-assigned vehicle and fast convenient check out;

    - "Wizard on Wheels," which enables the Avis System locations to assign vehicles and complete rental agreements while customers are being transported to the vehicle;

    - a flight arrival notification system that alerts the Company's rental location when flights have arrived so that vehicles can be assigned and paperwork prepared automatically;

    - "Flight Check," a system that provides flight arrival and departure times and the next three available flights to the Roving Rapid Return terminals and Wizard System terminals;

    - "Avis Link," which automatically identifies the fact that a user of a major credit card is entitled to special rental rates and conditions, and therefore sharply reduces the number of instances in which the Company inadvertently fails to give renters the benefits of negotiated rate arrangements to which they are entitled;

    - interactive interfaces through third-party computerized reservation systems described under "-- "MARKETING"; and

    - sophisticated automated ready-line programs that, among other things, enable rental agents to ensure that a customer who rents a particular type of vehicle will receive the available vehicle of that type which has the lowest mileage.

    In 1997, the Wizard System enabled the Company to process approximately 30.8 million incoming customer calls, during which customers inquired about locations, rates and availability and placed or modified reservations. In addition, millions of inquiries and reservations come to the Company through travel agents and travel industry partners, such as airlines. Regardless of where in the world a customer may be located, the Wizard System is designed to ensure that availability of vehicles, rates and personal profile information is accurately delivered at the proper time to the customer's rental destination.

MANAGEMENT INFORMATION SYSTEMS

    The Company also uses data supplied from the Wizard System and third-party reservation systems in certain management information systems proprietary to the Avis System to maintain centralized control of major business processes such as fleet acquisition and logistics, sales to corporate accounts and determination of rental rates. The principal components of the systems employed by the Company include:

    - FLEET PLANNING MODEL. The Company has created a comprehensive decision tool to develop fleet plans and schedules for the acquisition and disposition of its fleet, along with fleet age, mix, mileage and cost reports based upon such plans and schedules. This tool allows management to monitor and change fleet volume and composition on a daily basis and to develop the lowest cost fleet alternative based on business levels and available Repurchase Programs.

    - YIELD MANAGEMENT. The Company has also created a yield management system which is designed to optimize profit by providing greater control of vehicle availability and rate availability changes at its rental locations. The system monitors and forecasts supply and demand to insure that the Company is able to capture the combination of rentals that will produce the highest return over time at each location. Integrated into this yield management system is a fleet distribution module that takes into consideration the costs as well as the potential benefits associated with distributing vehicles to various rental locations within a geographic area to accommodate rental demand at these locations. The fleet distribution module makes specific recommendations for movement of vehicles between the locations.

    - PRICING DECISION SUPPORT SYSTEM. Pricing in the vehicle rental industry is highly competitive and complex. To ensure its ability to respond to rental rate changes in the marketplace the Company has developed sophisticated systems to gather and report competitive industry rental rate changes each day. The system, using data from third-party reservation systems as its source of information, automatically scans rate movements and reports significant changes to a staff of pricing analysts for evaluation. The system greatly enhances the Company's ability to gather and respond to rate changes in its markets.

    - BUSINESS MIX MODEL. The Company has also developed a strategic planning model to evaluate the discrete segments of its business relative to each other. The model considers revenues and costs to determine the potential margin contribution of each discrete segment. Using data from the Company's financial systems, the Wizard System, the fleet and revenue management systems along with management objectives and targets, the model develops business mix and fleet optimization recommendations.

    - PROFITABILITY MODEL. The Company has developed a sophisticated model that blends a corporate customer's individual rental into a pattern that determines fleet costs by developing a profile of such corporate customer's utilization. The model also combines local operations costs with division overhead expenses with a resulting benchmark profitability which is used to determine the financial merit of individual corporate accounts.

    - SALES AND MARKETING SYSTEM. The Company has also developed a sophisticated system of on-line data screens which enables its sales force to analyze key account information of its corporate customers including historical and current rental activity, revenue and booking sources, top renting locations, rate usage categories and customer satisfaction data. This information, which is updated weekly and captured on a country-by-country basis, is utilized by management to determine opportunities for revenue growth, profitability and improvement.

FLEET ACQUISITION AND MANAGEMENT

  FLEET PURCHASING

    The Company participates in a variety of vehicle purchase programs with major domestic and foreign manufacturers, principally GM, although actual purchases are made directly through franchised dealers. The average price for automobiles purchased by the Company in 1997 for its U.S. rental fleet was approximately $17,340. For the 1997 model year, approximately 69% of new vehicle purchases were comprised of GM vehicles, 14% of Chrysler vehicles and 17% of Toyota, Nissan, Subaru, Hyundai, Ford and Land Rover vehicles. In model year 1998, approximately 77% of the Company's fleet in the United States will consist of GM vehicles, approximately 10% will be Chrysler vehicles and the balance will be provided by other manufacturers. Manufacturers' vehicle purchase programs sometimes provide the Company with sales incentives for the purchase of certain models, and most of these programs allow the Company to serve as a drop-ship location for vehicles, thus enabling the Company to receive a fee from the manufacturers for preparing newly purchased vehicles for use. There can be no assurance that the Company will continue to benefit from sales incentives in the future. For its international operations, vehicles are acquired by way of negotiated arrangements with local manufacturers and or dealers using operating leases or Repurchase Programs.

    Under the terms of the Company's agreement with GM, which expires at the end of GM's model year 2000, the Company is required to purchase at least 150,150 GM vehicles for model year 1998 and maintain at least 51% GM vehicles in the Company's domestic fleet at all times. The GM Repurchase Program is available for all vehicles purchased pursuant to the agreement.

  IMPACT OF SEASONALITY

    The Company's business is subject to seasonal variations in customer demand, with the summer vacation period representing the peak season for vehicle rentals. This general seasonal variation in demand, along with more localized changes in demand at each of the Company's operations, causes the Company to vary its fleet size over the course of the year. In 1997, the Company's average monthly fleet size ranged from a low of 186,000 vehicles in January to a high of 217,000 vehicles in August. Fleet utilization, which is based on the number of hours vehicles are rented compared to the total number of hours vehicles are available for rental, ranged from 64% in December to 82% in August and averaged 74% for all of 1997.

  VEHICLE DISPOSITION

    The Company's current operating strategy is to hold vehicles for not more than 12 months with the average fleet age being less than six months. Approximately 91% of the vehicles purchased for its domestic fleet under the model year 1997, including most GM vehicles, were eligible for Repurchase Programs. These programs impose certain return conditions, including those related to mileage and repair condition over specified allowances. Less than 3.5% of the Repurchase Program vehicles purchased by the Company and returned in 1997 were ineligible for return. Upon return of a Repurchase Program vehicle, the Company receives a price guaranteed at the time of purchase and is thus protected from a decrease in prevailing used car prices in the wholesale market. The Company also disposes of its used vehicles that are not covered by Repurchase Programs to dealers in the United States through informal arrangements or at auctions. The future percentage of Repurchase Program vehicles in the Company's fleet will depend on the availability of Repurchase Programs, over which the Company has no control. SEE "RISK FACTORS-- IMPORTANCE OF MANUFACTURERS' REPURCHASE PROGRAMS."

  MAINTENANCE

    The Company places a strong emphasis on vehicle maintenance since quick and proper repairs are critical to fleet utilization. To accomplish this task the Company employs two full-time National Institute for Automotive Service Excellence ("ASE") fully certified technician instructors at its headquarters who have developed a unique training program for the Company's 250 technicians who operate at 75 repair centers. The technicians also maintain a strong relationship with General Motors Service Technology Group ("STG"). The Company uses "state of the art" diagnostic equipment including GM's "Techline" and "Tech 2" diagnostic computers, and is the only vehicle rental fleet to utilize GM's "Pulsat Satellite Training Network." The Company's technician training department also prepares their own technical service bulletins that can be retrieved electronically at all of the Company's repair locations. Approximately 70% of the Company's technicians are ASE certified versus the national average of 44%.

MARKETING

  UNITED STATES

    In the United States, approximately 77% of the Company's 1997 rental transactions were generated by travelers who used the Avis System under contracts between the Company and their employers or organizations of which they were members. The Company's corporate sales organization is the principal source of contracts with corporate accounts. Unaffiliated business travelers are solicited by direct mail, telesales and advertising campaigns. The Company's telesales department consists of a centralized staff that handles small corporate accounts, travel agencies, meetings and conventions, tour operators and associations. Working with a state-of-the-art system in Tulsa, Oklahoma, the telesales operation produced revenue for the Avis System that exceeded $275 million in 1997.

    The Company solicits contractual arrangements with corporate accounts by emphasizing the Wizard System's customer service, rental rates, a worldwide rental network, advanced technology and centralized account servicing. The Wizard System plays a significant part in securing business of this type because the Wizard System enables the Company to offer a wide variety of rental rate combinations, special reports and tracking techniques tailored to the particular needs of each account, and to assure adherence to agreed-upon rates.

    The Company's presence in the leisure market is substantially less than its presence in the business market. Leisure rental activity is important in enabling the Company to balance the use of its fleet. Typically, business renters use vehicles from Monday through Thursday, while in most areas of the United States leisure renters use vehicles primarily over weekends. The Company's concentration on serving business travelers has led to excess capacity from Friday through Sunday of most weeks. The Company intends to increase its leisure market penetration by capitalizing on its strength at airports and by increased focusing of its marketing efforts toward leisure travelers. An important part of the Company's leisure marketing strategy is to develop and maintain contractual arrangements with associations that provide member benefits to their constituents. In addition to developing arrangements with traditional organizations, the Company has created innovative programs such as the Affinity Link Program that cross references bankcard numbers with Avis Worldwide identification numbers and provides discounts to the cardholders for participating bankcard programs. The Company also uses coupons in dine-out books and provides discounts to members of shopping and travel clubs whose members generated approximately $60 million of leisure business revenue in 1997. Preferred supplier agreements with select travel agencies and contracts with tour operators have also succeeded in generating leisure business for the Company.

    Travel agents can make Avis System reservations through all four major U.S. based global distribution systems and several international based systems. Users of the U.S. based global distribution systems can obtain access through these systems to the Company's rental locations, vehicle availability and applicable rate structures. An automated link between these systems and the Wizard System gives them the ability to reserve and confirm rentals directly through these systems. The Company also maintains strong links to the hotel industry. The Company has arrangements with the Hilton Corporation, the Hyatt Corporation and

Best Western frequent traveler programs, which provide various incentives to all program participants. The Company also has an arrangement with Cendant whereby lodging customers who are making reservations by telephone will be transferred to the Company if they desire to rent a vehicle.

  INTERNATIONAL

    The Company utilizes a multi-faceted approach to sales and marketing throughout its global network. In its principal international operations, the Company employs teams of trained and qualified account executives to negotiate contracts with major corporate accounts and leisure and travel industry partners. In addition, the Company utilizes centralized telemarketing and direct mail initiatives to continuously broaden its customer base. Sales efforts are designed to secure customer commitment and support customer requirements for both domestic and international car rental needs.

    International sales and marketing activities promote the Company's reputation for delivering a high quality of service, contract rates, competitive pricing and customer benefits from special services such as Preferred Service, Roving Rapid Return and other benefits of the Wizard System.

    The Company's international operations maintain close relationships with the travel industry including participation in airline frequent flyer programs operated by Air Canada and Ansett Airlines (Australia).

COMPETITION

    The vehicle rental industry is characterized by intense price and service competition. In any given location, the Company may encounter competition from national, regional and local companies, many of which, particularly those owned by the major automobile manufacturers, have greater financial resources than the Company. The Company's principal competitors for commercial accounts in the United States are Hertz and National. Its principal competitors for unaffiliated business and leisure travelers in the United States are Budget, Hertz and National, and, particularly with regard to leisure travelers, Alamo and Dollar. In addition, the Company competes with a variety of smaller vehicle rental companies throughout the country.

    Competition in the U.S. vehicle rental business is based primarily upon price, reliability, ease of rental and return and other elements of customer service. In addition, competition is influenced strongly by advertising and marketing. The Company believes it is capable of competing for virtually all aspects of the vehicle rental business, except the insurance replacement vehicle business (in which the Company has agreed not to engage in certain markets until June 13, 2000 pursuant to an agreement relating to the sale of its replacement vehicle rental business). In part because of the Wizard System, the Company has been particularly successful in competing for commercial accounts. There have been many occasions during the history of the vehicle rental industry in which all of the major vehicle rental companies have been adversely affected by severe industry-wide rental rate cutting, and the Company has, on such occasions, lowered its rates in response to such rate cutting. However, during the past two years, industry-wide rates have increased, reflecting, in part, both increased costs of owning and maintaining vehicles and the need to generate returns on invested capital.

INSURANCE

    The Company generally assumes the risk of liability to third parties arising from vehicle rental services in the United States, Canada, Puerto Rico and the U.S. Virgin Islands, for up to $1.0 million per occurrence, through a combination of certificates of self-insurance, insurance coverage provided by its wholly owned domestic subsidiary, Pathfinder Insurance Company ("Pathfinder"), and insurance coverage secured from an unaffiliated domestic insurance carrier. The Company maintains additional insurance with unaffiliated carriers in excess of such level up to $200.0 million per occurrence.

    Currently, the Company provides primary automobile insurance for a majority of its fleet through Pathfinder or through self-insurance. In addition, the Company provides claims management services from its headquarters in New York to all of its locations in the United States, Canada, Puerto Rico and the U.S. Virgin Islands.

    The Company insures the risk of liability to third parties in Argentina, Australia and New Zealand through a combination of unaffiliated carriers and Global Excess & Reinsurance, Ltd., a wholly-owned subsidiary established under the laws of Bermuda ("Global Excess"). These carriers provide coverage supplemental to minimum local requirements.

    To further control its insurance costs, the Company reinsures some of its risks through its wholly owned subsidiary, Constellation Reinsurance Company Limited ("Constellation"), an insurance company established under the laws of Barbados.

    Under its standard rental contract, the Company provides its renters liability coverage up to the minimum financial responsibility limits required by applicable law. Higher limits are provided to some United States national corporate accounts and the Company makes available to renters, for an additional daily charge, participation in a group policy of "Additional Liability Insurance" underwritten by CNA (Continental Group), which increases renters' liability coverage up to $1.0 million. The Company also offers renters, for additional daily charges, "Personal Accident Insurance," which pays medical expenses and accidental death benefits for accidents during the rental period, and "Personal Effects Protection," which insures against loss or damage to the renters' personal belongings during the rental period. Coverages are underwritten by Gulf Insurance Company.

REGULATORY MATTERS

    The Company is subject to federal, state and local laws and regulations including those relating to taxing and licensing of vehicles, franchising, consumer credit, environmental protection, retail vehicle sales and labor matters. The principal environmental regulatory requirements applicable to the Company's operations relate to the ownership or use of tanks for the storage of petroleum products, such as gasoline, diesel fuel and waste oils; the treatment or discharge of waste waters; and the generation, storage, transportation and off-site treatment or disposal of solid or liquid wastes. The Company operates 239 locations at which petroleum products are stored in underground or aboveground tanks. The Company has instituted an environmental compliance program designed to ensure that these tanks are in compliance with applicable technical and operational requirements, including the replacement of underground steel tanks and periodic testing of underground storage tanks. The Company believes that the locations where it currently operates are in compliance, in all material respects, with such regulatory requirements.

    The Company may also be subject to requirements related to the remediation of, or the liability for remediation of, substances that have been released to the environment at properties owned or operated by the Company or at properties to which the Company sends substances for treatment or disposal. Such remediation requirements may be imposed without regard to fault and liability for environmental remediation can be substantial. SEE "RISK FACTORS--ENVIRONMENTAL RISKS INHERENT IN ON-SITE PETROLEUM STORAGE."

    The Company may be eligible for reimbursement or payment of remediation costs associated with future releases from its regulated underground storage tanks. Certain of the states in which the Company maintains underground storage tanks have established funds to assist in the payment of remediation costs for releases from certain registered underground tanks. Subject to certain deductibles, the availability of funds, compliance status of the tanks and the nature of the release, these tank funds may be available to the Company for use in remediating future releases from its tank systems.

    A traditional revenue source for the vehicle rental industry has been the sale of loss damage waivers, by which rental companies agree to relieve a customer from financial responsibility arising from vehicle damage incurred during the rental period. Approximately 3.4% of the Company's revenue during 1997 was generated by the sale of loss damage waivers. The U.S. House of Representatives has from time to time considered legislation that would regulate the conditions under which loss damage waivers may be sold by vehicle rental companies. House Bill H.R. 175, introduced in January 1995, seeks to prohibit the imposition of liability on renters for loss of, or damage to, rented vehicles, except in certain circumstances, and would prohibit the sale of loss damage waivers. To date, no action has been taken on this bill. In addition, approximately 40 states have considered legislation affecting the loss damage waivers. To date, 24 states have enacted legislation which requires disclosure to each customer at the time of rental that damage to the rented vehicle may be covered by the customer's personal automobile insurance and that loss damage waivers may not be necessary. In addition, in the late 1980's, New York enacted legislation which eliminated the Company's right to offer loss damage waivers for sale and limited potential customer liability to $100. Moreover, California and Nevada have capped rates that may be charged for loss damage waivers to $9.00 and $10.00 per day, respectively. Texas requires that the rate charged for loss damage waivers be reasonably related to the direct cost of the repairs. Adoption of national or additional state legislation affecting or limiting the sale of loss damage waivers could result in the loss of this revenue source and additional limitations on potential customers liability could increase the Company's costs.

    The Company is also subject to regulation under the insurance statutes, including insurance holding company statutes, of the jurisdictions in which its insurance company subsidiaries are domiciled. These regulations vary from state to state, but generally require insurance holding companies and insurers that are subsidiaries of insurance holding companies to register and file certain reports including information concerning their capital structure, ownership, financial condition and general business operations with the state regulatory authority, and require prior regulatory agency approval of changes in control of an insurer and intercorporate transfers of assets within the holding company structure.

    Pathfinder, as a licensed stock insurance company in the State of Colorado, is subject to the applicable rules and regulations of the Colorado Insurance Department. The Colorado Insurance Law provides that no person may acquire control of the Company, and thus indirect control of Pathfinder, unless it has obtained prior approval of the Colorado Insurance Commissioner for such acquisition. "Control" is generally presumed to exist through the ownership of 10% or more of the voting securities of a Colorado domestic insurance company or of any company which controls a Colorado domestic insurance company. Any purchaser of 10% or more of the outstanding Common Stock would be presumed to have acquired control of the Company, unless such presumption is rebutted by a showing that such control does not in fact exist. Accordingly, any purchase of shares of Common Stock representing 10% or more of the voting power of the Company would require prior approval by the Colorado Insurance Department.

    Global Excess is subject to Bermuda Insurance Laws, which require Global Excess to file at least a Bermuda statutory financial return in the form prescribed by Bermuda Insurance Laws. Furthermore, any transfer of shares of Global Excess by the Company will require the approval of the Bermuda Monetary Authority, Foreign Exchange Control. In addition, Constellation is required to file an annual financial return in accordance with Barbados Insurance Regulations.

    The payment of dividends to the Company by its insurance company subsidiaries, Pathfinder, Global Excess and Constellation, will be restricted by government regulations in Colorado, Bermuda and Barbados affecting insurance companies domiciled in those jurisdictions.

EMPLOYEES

    The Company has more than 18,000 employees worldwide, of whom approximately 17,000 serve in various capacities at the Company's rental locations and the balance are engaged in executive, financial, sales and marketing, and administrative capacities. Approximately 33% of the Company's employees are represented by various unions under contracts expiring at various dates. No local union represents more than 2.5% of the Company's employees. The Company believes its relationships with its employees are good.

PROPERTIES

    The Company leases or has concessions relating to space at 402 locations in the United States and 127 locations outside the United States. Of those locations, 182 in the United States and 59 outside the United States are at airports. Typically, an airport receives a percentage of vehicle rental revenues, with a guaranteed minimum. Because there is a limit to the number of vehicle rental locations in an airport, vehicle rental companies frequently bid for the available locations, usually on the basis of the size of the guaranteed minimums. The Company and other vehicle rental firms also rent parking space at or near airports and at their other vehicle rental locations.

    The Company leases all of its vehicle rental facilities. The airport facilities are located on airport property owned by airport authorities or located near the airport in locations convenient for bus transport of customers to and from the airport. The Company's airport locations serve as the administrative headquarters for the Company's non-airport locations nearest to those airport locations and, as a general rule, each airport location includes vehicle storage areas, a vehicle maintenance facility, a car wash, a refueling station and rental and return facilities. The Company's non-airport facilities generally consist of a limited parking facility and a rental and return desk and are generally subject to long-term leases with renewal options. Certain of these leases also have purchase options at the end of their terms.

    The Company's principal offices are in Garden City, New York where the Company leases approximately 250,000 square feet under a sublease agreement with WizCom which, by exercising renewal options, can be extended through the year 2015. The Avis reservation system is operated by Cendant from leased space in Tulsa and Drumright, Oklahoma where the Company subleases approximately 26,000 square feet from WizCom pursuant to a sublease agreement for certain marketing activities. The Company maintains terminal network facilities which it uses in connection with the Wizard System in Garden City and Tulsa. The Company also leases 61,000 square feet in a building owned by WizCom in Virginia Beach, Virginia that serves as a satellite administrative and reservation facility. SEE "RELATIONSHIP WITH CENDANT--LEASE AGREEMENTS."

LEGAL MATTERS

    From time to time, the Company is subject to routine litigation incidental to its business. The Company maintains insurance policies that cover most of the actions brought against the Company. SEE "--INSURANCE," "RELATIONSHIP WITH CENDANT--SEPARATION AGREEMENT". The Company is not currently involved in any legal proceeding which it believes would have a material adverse effect upon its financial condition or operations. However the Company is involved in the following litigation:

    In the case of LINDA A. PUGH, ET AL., V. AVIS RENT A CAR SYSTEMS, INC. AND NEW HANOVER RENT-A-CAR, INC., 7-96-CV-91-F(2), (E.D.N.C.), a suit in federal court in North Carolina alleging race discrimination, the Company and the plaintiffs have entered into a Settlement Agreement, subject to court approval, providing for payment of $1.875 million plus approximately $1.4 million in attorneys fees, administration costs and costs of notice to potential class members, to settle and dismiss all plaintiffs' claims against the Company. In the case of DAVID RUTSTEIN V. AVIS RENT A CAR SYSTEMS, INC., 97-0807 CIV-(S.D.FL.), a suit in federal court in Florida alleging discrimination based upon religion, the Company has filed a motion to dismiss the action, which is pending before the court. In an administrative proceeding instituted in the Commonwealth of Pennsylvania, the Attorney General of the Commonwealth of Pennsylvania has filed an administrative complaint alleging that the Company is vicariously liable for race discrimination allegedly committed by a licensee; the Company has not yet been appraised of the specifics underlying these allegations but the Company believes that the claims are without merit. In connection with the IPO, the Company and Cendant entered into an agreement whereby Cendant agreed to indemnify the Company for the costs and expenses of defending all such claims, any other claims of illegal discrimination related to customers and alleged to have occurred prior to the IPO and from any liability arising therefrom. SEE "RELATIONSHIP WITH CENDANT--SEPARATION AGREEMENT."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers, directors and significant employees of the Company are as follows:

NAME                                               AGE                       POSITIONS WITH THE COMPANY
---------------------------------------------      ---      ------------------------------------------------------------
R. Craig Hoenshell...........................          53   Chairman of the Board, Chief Executive Officer and Director
F. Robert Salerno............................          46   President, Chief Operating Officer and Director
Kevin M. Sheehan.............................          44   Executive Vice President and Chief Financial Officer
John H. Carley...............................          56   Executive Vice President and General Counsel
Kevin P. Carey...............................          49   Senior Vice President--Human Resources
Patricia D. Yoder............................          56   Senior Vice President--Corporate Communications
Thomas J. Byrnes.............................          53   Senior Vice President--Sales
Maria M. Miller..............................          41   Senior Vice President--Marketing
Gerard J. Kennell............................          53   Vice President and Treasurer
Timothy M. Shanley...........................          49   Vice President and Controller
John Forsythe................................          52   Vice President--Operations U.S. Rent A Car
Michael P. Collins...........................          50   Vice President--International
Stephen P. Holmes............................          41   Director
Michael P. Monaco............................          50   Director
W. Alun Cathcart.............................          54   Director
Leonard S. Coleman, Jr.......................          49   Director
Martin L. Edelman............................          56   Director
Deborah L. Harmon............................          38   Director
Michael J. Kennedy...........................          60   Director
Michael L. Tarnopol..........................          61   Director

    All directors are elected annually to serve until the next annual meeting of stockholders and until their successors have been elected and qualified.

    The Company's Board of Directors has appointed Messrs. Hoenshell, Edelman and Holmes to the executive committee of the Board of Directors (the "Executive Committee"), Ms. Harmon and Mr. Kennedy to the compensation committee of the Board of Directors (the "Compensation Committee"), Messrs. Edelman and Tarnopol to the audit committee of the Board of Directors (the "Audit Committee") and Mr. Coleman and Ms. Harmon to the policy committee of the Board of Directors (the "Policy Committee"). The Executive Committee will exercise selected powers of the Company's Board of Directors when the Board is not in session. The Compensation Committee will establish remuneration levels for certain officers of the Company and perform such functions as may be delegated to it under the Company's employee benefit programs and executive compensation programs. The Audit Committee will select and engage, on behalf of the Company, the independent public accountants to audit the Company's annual financial statements. The Audit Committee also will review and approve the planned scope of the annual audit. The Policy Committee will establish and implement corporate policies with respect to the business operations of the Company, including its code of conduct.

    The Board of Directors may, from time to time, establish certain other committees to facilitate the management of the Company.

    Officers are elected at the organizational meeting of the Board of Directors held each year for a term of one year, and they are elected to serve until the next annual meeting.

    MR. HOENSHELL has been Chairman, Chief Executive Officer and a Director of the Company and ARACS since March 1997. From 1995 to March 1997, Mr. Hoenshell was the principal in his own consulting firm which focused on future payment technologies. From 1993 to 1995, Mr. Hoenshell was president of American Express International. From 1990 to 1993, Mr. Hoenshell was the President of American Express Travelers Cheques and from 1986 to 1990 he was President of American Express Centurion Bank. Prior to 1986, Mr. Hoenshell spent ten years as a principal and senior executive of First Data Resources, Inc., which provides back-office data processing services to financial institutions that issue debit and credit cards.

    MR. SALERNO has been President and Chief Operating Officer of the Company and ARACS since November 1996 and has been a director of the Company since May 29, 1997. From September, 1995 to November 1996, Mr. Salerno was Executive Vice President of Operations of the Franchisor and ARACS. From July 1990 to September, 1995, Mr. Salerno was Senior Vice President and General Manager Rent A Car of the Franchisor and ARACS.

    MR. SHEEHAN has been Executive Vice President and Chief Financial Officer of the Company and ARACS since December 1996. From September 1996 to September 1997, Mr. Sheehan was a Senior Vice President of HFS, the predecessor of Cendant. From December 1994 to September 1996, Mr. Sheehan was the Chief Financial Officer for STT Video Partners, a joint venture between Time Warner, Telecommunications, Inc., Sega of America and HBO. Prior thereto, he was with Reliance Group Holdings, Inc., an insurance holding company, and some of its affiliated companies for ten years and was involved with the formation of the Spanish language television network, Telemundo Group, Inc. and from 1991 through 1994 was Senior Vice President-- Finance and Controller.

    MR. CARLEY has been Executive Vice President and General Counsel of the Company and ARACS since January 1997. From January 1995 to December 1996, Mr. Carley served as Deputy Attorney General for Public Advocacy for New York State. From December 1987 to March 1994, Mr. Carley was a partner at the New York City law firm of Donovan, Leisure, Newton & Irvine. Previous positions include General Counsel to the Reagan Administration's Office of Management and Budget, and General Counsel to the Federal Trade Commission.

    MR. CAREY has been Senior Vice President--Human Resources of the Company and ARACS since April 1997. From 1987 to 1996, Mr. Carey was a Senior Vice President--Human Resources for American Express International. From June 1982 to September 1985, Mr. Carey was Vice President--Human Resources and Administration for Warner Leisure Inc. (a division of Time Warner).

    MS. YODER has been Senior Vice President--Corporate Communications of the Company since August 1997. From 1995 through 1996, Ms. Yoder was Corporate Vice President, Public Affairs and Communications for GTE Corporation, where she was a member of the Executive Leadership Committee. From 1991 through 1995, Ms. Yoder held the position of Vice President, Corporate Public Relations and Advertising and was a member of the Corporate Executive Council for GE Capital, the financial services arm of the General Electric Company.

    MR. BYRNES has been Senior Vice President--Sales of the Company and ARACS since February 1998 and Vice President--Sales North America and ARACS since 1987.

    MS. MILLER has been Senior Vice President--Marketing of the Company since February 1998. From January 1997 to February 1998, Ms. Miller was the principal in her own consulting firm which provided marketing consulting services to small and mid-sized businesses and nonprofit organizations. From 1987 to 1995, Ms. Miller held various positions with American Express Company including Vice President, Platinum Card Operations from September 1993 to October 1995 and Vice President, Small Business Services Marketing from December 1990 to August 1993.

    MR. KENNELL has been Vice President and Treasurer of the Company and ARACS since February 1987.

    MR. SHANLEY has been Vice President and Controller of the Company and ARACS since November 1996. From November 1989 to November 1996, Mr. Shanley was Vice President--Planning and Analysis of the Franchisor and ARACS.

    MR. FORSYTHE has been Vice President--Operations U.S. Rent A Car for ARACS since 1990. From 1982 until 1990, Mr. Forsythe was Vice President--Fleet and Vehicle Sales of ARACS.

    MR. COLLINS has been Vice President--International for ARACS and General Manager of its international operations since 1987.

    MR. HOLMES has been a Director of the Company since October 1996. Mr. Holmes was appointed Vice Chairman of Cendant in December 1997 and has served as a director of Cendant since December 1997. From September 1996 through December 1997 Mr. Holmes served as Vice Chairman of HFS. From July 1990 through September 1996, Mr. Holmes served as Executive Vice President, Treasurer and Chief Financial Officer of HFS. Mr. Holmes also serves as a director and officer of several subsidiaries of Cendant. Mr. Holmes also serves as a Director and, from November 1994 to February 1996, was the Executive Vice President and Chief Financial Officer, of Chartwell. Mr. Holmes also serves as a director of Avis Europe.

    MR. MONACO has been a Director of the Company since May 29, 1997. Mr. Monaco has been Vice Chairman and Chief Financial Officer of Cendant since December 1997 and has been a Director of Cendant since December 1997. From October 1996 to December 1997, Mr. Monaco served as Vice Chairman and Chief Financial Officer of HFS. Mr. Monaco also serves as a director and officer of several subsidiaries of Cendant. Mr. Monaco served as Executive Vice President and Chief Financial Officer of the American Express Company from September 1990 to June 1996.

    MR. CATHCART has been a Director of the Company since September 23, 1997. Mr. Cathcart has been the Chairman and Chief Executive of Avis Europe plc since February 1988.

    MR. COLEMAN has been President of the National League of Professional Baseball Clubs since March 1994. From 1992 to March 1994, Mr. Coleman served as Executive Director--Market Development of Major League Baseball. Mr. Coleman also serves on the Board of Directors of Cendant, Beneficial Corporation, Omnicom Group, the Advisory Board of the Martin Luther King, Jr. Center for Non-Violent Social Change, The Metropolitan Opera, The Newark Museum, the Schuman Fund, the Clark Foundation, the Children's Defense Fund and Seton Hall University.

    MR. EDELMAN has been a Director of the Company since September 23, 1997. Mr. Edelman has been a Director of Cendant since December 1997. Mr. Edelman also serves as President and a Director of Chartwell Leisure Inc. He was a partner with Battle Fowler, a New York City law firm, from 1972 through 1993 and since January 1, 1994 has been Of Counsel to that firm. Mr. Edelman is also a partner of Chartwell Hotels Associates, Chartwell Leisure Associates L.P., Chartwell Leisure Associates L.P. II, and of certain of their respective affiliates.

    MS. HARMON has been a Director of the Company since September 23, 1997. Ms. Harmon has been a Principal in the Office of the President at JER Real Estate Partners, L.P., an institutional, private equity fund for investment in real estate assets since 1991. Prior to joining JER, Ms. Harmon served as Managing Director of the Real Estate Finance Group at Banker's Trust Company.

    MR. KENNEDY has been a Director of the Company since September 23, 1997. Mr. Kennedy has been an attorney with his own law firm since 1976. Mr. Kennedy also serves as a Director of Chartwell Leisure Inc.

    MR. TARNOPOL has been a Director of the Company since September 23, 1997. Mr. Tarnopol has been Vice Chairman of The Bear Stearns Companies Inc. since July 1996 and has been a Director of The Bear Stearns Companies Inc. since 1985. Mr. Tarnopol has been a Senior Managing Director of Bear, Stearns & Co. Inc. since 1985 and has been the Chairman of the Investment Banking Division of Bear, Stearns & Co. Inc. since 1987.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth a summary of the compensation earned by the Chief Executive Officer and certain other executive officers of the Company for the years ended December 31, 1996 and 1997.

                                                                                               LONG TERM
                                                                                              COMPENSATION
                                                                                          --------------------
                                                                                               SECURITIES
                                                     ANNUAL COMPENSATION                       UNDERLYING
                                      --------------------------------------------------       OPTIONS(1)
                                                                        OTHER ANNUAL(4)   --------------------     ALL OTHER
    NAME AND PRINCIPAL POSITION         YEAR      SALARY      BONUS      COMPENSATION       AVIS      CENDANT   COMPENSATION(2)
------------------------------------  ---------  ---------  ---------  -----------------  ---------  ---------  ----------------

R. Craig Hoenshell..................       1997  $ 468,462  $ 568,800         --          1,066,400    720,930     $   18,536
Chairman & Chief Executive Officer

F. Robert Salerno...................       1996    244,288    103,825      $   7,750         --        480,620          7,298
President and Chief Operating              1997    335,000    351,750         --            533,200     --              6,197
  Officer

Kevin M. Sheehan....................       1997    263,721    289,330         --            355,500     --              4,155
Executive Vice President & Chief
  Financial Officer

John H. Carley......................       1997    236,058    245,000         --            177,700    240,310         14,435
Executive Vice President & General
  Counsel

John Forsythe.......................       1996    170,154     56,430          7,750         --        144,186          5,225
Vice President--Operations U.S. Rent       1997    178,692    135,420         --             80,000     24,031          4,972
  A Car

Joseph V. Vittoria(3)...............       1996    550,000    251,646         23,000         --         --             44,370
Chairman & Chief Executive Officer         1997     42,308     --             --             --         --          6,432,194(3)

------------------------

(1) Amounts listed represent options to acquire the Company's Common Stock and the common stock of Cendant.

(2) Includes the value of group term life insurance and the Company matching contribution to 401(k) and Deferred Compensation Plans, unless otherwise indicated.

(3) Mr. Vittoria's employment with the Company was terminated on January 21, 1997. All Other Compensation contains Mr. Vittoria's contractual payment.

(4) Includes the value of management preferential lease arrangement and insurance associated with leased cars.

OPTION GRANTS DURING FISCAL 1997

    The following table describes the options to acquire shares of Common Stock of the Company granted to the Chief Executive Officer and certain other executive officers of the Company in the last fiscal year:

                                          INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------------
                                        NUMBER OF
                                        SECURITIES   PERCENT OF TOTAL
                                        UNDERLYING    OPTIONS GRANTED      EXERCISE OR                   GRANT DATE
                                         OPTIONS      TO EMPLOYEES IN    BASE PRICE PER    EXPIRATION      PRESENT
                 NAME                    GRANTED        FISCAL YEAR           SHARE           DATE       VALUE $(1)
--------------------------------------  ----------  -------------------  ---------------  ------------  -------------
R. Craig Hoenshell....................   1,066,400            26.9%             17.00        9/23/2007  $  10,450,720
F. Robert Salerno.....................     533,200            13.5%             17.00        9/23/2007      5,225,360
Kevin M. Sheehan......................     355,500             9.0%             17.00        9/23/2007      3,483,900
John H. Carley........................     177,700             4.5%             17.00        9/23/2007      1,741,460
John Forsythe.........................      80,000             2.0%             17.00        9/23/2007        784,000
Joseph V. Vittoria(3).................                      --                 --              --            --

------------------------

(1) The amount shown in this column represents the Grant Date Present Value using the "Black-Scholes" valuation method.

(2) Figures represent the percentage of all options to acquire common stock of the Company granted within the last fiscal year.

(3) Mr. Vittoria ceased to serve as an employee of the Company prior to the adoption of the Company's Stock Option Plan.

    The following table describes the options to acquire shares of common stock of Cendant granted to the Chief Executive Officer and certain other officers of the Company in the last fiscal year:

                                            INDIVIDUAL GRANTS
---------------------------------------------------------------------------------------------------------
                                         NUMBER OF
                                        SECURITIES     PERCENT OF TOTAL
                                        UNDERLYING      OPTIONS GRANTED       EXERCISE OR                   GRANT DATE
                                          OPTIONS       TO EMPLOYEES IN     BASE PRICE PER    EXPIRATION   PRESENT VALUE
                 NAME                     GRANTED         FISCAL YEAR            SHARE           DATE          $(1)
--------------------------------------  -----------  ---------------------  ---------------  ------------  -------------
R. Craig Hoenshell....................     720,930                 1%          $   27.10        3/17/2007  $   9,845,381
F. Robert Salerno.....................      --                --                  --              --            --
Kevin M. Sheehan......................      --                --                  --              --            --
John H. Carley........................     240,310                --(2)            24.40        1/02/2007      2,954,828
John Forsythe.........................      24,031                --(2)            23.88        4/30/2007        289,184
Joseph V. Vittoria(3).................      --                --                  --              --            --

------------------------

(1) The amount shown in this column represents the Grant Date Present Value using the "Black-Scholes" valuation method.

(2) Represents less than 1% of all options to acquire Cendant common stock granted within the last fiscal year.

(3) Options granted to Mr. Vittoria were cancelled in connection with his termination of employment in January 1997.

VALUE OF OPTIONS AT YEAR END

    The following table describes the value of unexercised in-the-money options to acquire Common Stock of the Company held by the Chief Executive Officer and certain other executive officers of the Company at December 31, 1997:

                                                                                FY-END OPTION VALUES(1)
                                                                      -------------------------------------------
                                                                      NUMBER OF SECURITIES   VALUE OF UNEXERCISED
                                                                           UNDERLYING            IN-THE-MONEY
                                                                           UNEXERCISED        OPTIONS AT FY-END
NAME                                                                  OPTIONS AT FY-END (#)          ($)
--------------------------------------------------------------------  ---------------------  --------------------
R. Craig Hoenshell..................................................         1,066,400          $   15,932,016
F. Robert Salerno...................................................           533,200               7,966,008
Kevin M. Sheehan....................................................           355,500               5,311,170
John H. Carley......................................................           177,700               2,654,838
John Forsythe.......................................................            80,000               1,195,200
Joseph V. Vittoria(2)...............................................           --                     --

------------------------

(1) None of the options shown in the table were exercisable at December 31, 1997.

(2) Mr. Vittoria ceased to serve as an employee of the Company prior to the adoption of the Company's Stock Option Plan.

    The following table describes the value of unexercised in-the-money options to acquire common stock of Cendant held by the Chief Executive Officer and certain other executive officers of the Company at December 31, 1997:

                                                                                 FY-END OPTION VALUES
                                                                      -------------------------------------------
                                                                      NUMBER OF SECURITIES   VALUE OF UNEXERCISED
                                                                           UNDERLYING            IN-THE-MONEY
                                                                           UNEXERCISED        OPTIONS AT FY-END
                                                                      OPTIONS AT FY-END (#)          ($)
NAME                                                                       EXERCISABLE           EXERCISABLE
--------------------------------------------------------------------  ---------------------  --------------------
R. Craig Hoenshell..................................................          720,930            $  5,248,370
F. Robert Salerno...................................................          480,620               2,148,372
Kevin M. Sheehan....................................................          300,388               3,270,625
John H. Carley......................................................          240,310               2,398,294
John Forsythe.......................................................          168,217                 604,140
Joseph V. Vittoria(2)...............................................           --                     --

------------------------

(1) None of the Cendant options held by the Chief Executive Officer and other executive officers above were exercised in 1997.

(2) Options granted to Mr. Vittoria were cancelled in connection with his termination of employment in January 1997.

    Under the terms of the offer letter, if Mr. Hoenshell's employment is involuntarily terminated for reasons other than willful misconduct, Mr. Hoenshell is entitled to receive a payment equal to one year's base salary or such greater payment as the Board may determine.

    Mr. Salerno and Mr. Forsythe have employment agreements with a predecessor company of the Company which terminate on February 8, 2001. Mr. Salerno and Mr. Forsythe receive an annual base salary of not less than $335,000 and $183,000, respectively, which salary may be increased by the Board of Directors during the term of the agreement. If the employment of either of these executives is terminated by the Company for reasons other than "just cause" or if either of these executives terminates his employment for "good reason" (as each term is defined in the agreement), he is entitled to receive his remaining salary and full bonus and certain perquisites through the term of the agreement.

DEFINED BENEFIT PLAN

    The Company maintains a defined benefit pension plan for employees who met the eligibility requirements as of December 31, 1983. The eligibility requirements were non-union full time employees hired prior to December 31, 1983 who were age 25 or above on January 1, 1985. The plan provides that the benefit for each participant, payable monthly, be equal to 1-1/2% of his or her final average compensation (average compensation being the average of the highest five consecutive years of compensation in the last ten years of employment) for each year of service, not to exceed 35, minus 1 3/7% of the estimated Social Security benefit for each year of service.

    In general, the effect is to provide a participant who has worked for the company for 35 years prior to retirement, with a pension, including Social Security, equal to at least 52% of the average compensation (including bonus, overtime and commissions) earned during the highest five consecutive years of his or her employment.

    To the extent that applicable federal laws limit a participant's pension plan benefit to an amount less than the amount otherwise provided by the plan's formula, the company has adopted a Retirement Equalization Benefit Plan to compensate the participant for the reductions in the retirement benefit.

    The following table shows the estimated annual pension benefit payable under the plans under normal retirement in 1998 after selected periods of service (assuming such employees and their spouses elect a straight life annuity rather than a form of joint and survivor or other form of annuity, in which case the benefits would generally be lower than shown in the following table.) The estimated maximum benefits for employees who retire in years other than 1998 will be different from the amount shown in the table because pension benefits will be offset by different Social Security benefits, however, the benefit shown in the table will not be reduced by the amount of Social Security benefits actually paid.

                               PENSION PLAN TABLE

                      ESTIMATED ANNUAL PENSION BENEFIT(A)
                                YEARS OF SERVICE

      ANNUAL PAY             15          20          25          30          35
-----------------------  ----------  ----------  ----------  ----------  ----------
       $200,000          $   39,778  $   53,036  $   66,296  $   79,555  $   92,814
        250,000              50,465      67,286      84,109     100,930     117,752
        300,000              61,153      81,536     101,921     122,305     142,689
        350,000              71,840      95,786     119,734     143,680     167,627
        400,000              82,528     110,036     137,546     165,055     192,564
        450,000              93,215     124,286     155,359     186,430     217,502
        500,000             103,903     138,536     173,171     207,805     242,439

------------------------

(a) A portion of the benefit will be paid by the Company under its Retirement Equalization Benefit Plan, if the benefit exceeds the maximum pension payable from the tax qualified retirement plan under federal law.

    As of December 31, 1997 (or as of the date the executive's employment with the Company terminated, if earlier), the named executives had the following years of service under the defined benefit plan: Mr. Salerno, fifteen years, seven months; Mr. Forsythe, fifteen years, eight months; Mr. M. Collins, twenty-two years, six months.

STOCK OPTION PLAN

  INTRODUCTION

    On September 23, 1997, the Board of Directors of the Company adopted the Avis Rent A Car, Inc. 1997 Stock Option Plan (the "Stock Option Plan") and granted options to purchase 3,963,900 shares of Common Stock out of 4,620,977 shares reserved for issuance upon the exercise of options granted to officers, key employees, independent contractors and non-employee Directors of the Company and its designated subsidiaries pursuant to the Stock Option Plan. The primary purpose of the Stock Option Plan is to provide additional incentive to officers, key employees, independent contractors and non-employee Directors of the Company and to strengthen their commitment to the Company and its subsidiaries. The Stock Option Plan is intended to qualify for the performance-based exclusion from the deduction limitation of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

  GENERAL

    The Compensation Committee of the Board of Directors of the Company is responsible for administering the Stock Option Plan. The Compensation Committee generally will select the recipients of options under the Stock Option Plan, the exercise price of such options and other terms and conditions of the option grant. Options granted under the Stock Option Plan may be "incentive stock options" ("ISOs") (within the meaning of Section 422 of the Code) or options not subject to Section 422 of the Code ("NSOs"). Each such option (ISO or NSO), when it becomes exercisable, entitles the holder thereof to purchase a share of Common Stock for an amount equal to the exercise price of the option, payable in cash. The Company may also provide for payment of the exercise price of the option in shares of Common Stock with an aggregate value equal to the exercise price of the option, or pursuant to a cashless exercise procedure.

    Non-employee Directors of the Company received an initial automatic grant of an option to purchase 50,000 shares of Common Stock under the Stock Option Plan. Subsequently elected non-employee

Directors will receive a like grant under the Stock Option Plan upon election or appointment to the Board of Directors.

    The exercise price of each option under the Stock Option Plan may not be less than the fair market value of a share of Common Stock on the date the option is granted. Options held by an optionee will generally become exercisable as to 20% of the shares covered by such options on the first anniversary of the date of grant and with respect to an additional 20% of the shares covered by such options on each of the four succeeding anniversaries of the date of grant (if the optionee continues to be employed [or retained as an independent contractor] by the Company on each such date). All options held by an optionee will become fully exercisable (to the extent not already exercisable) if a "change of control transaction" (as defined in the Stock Option Plan) occurs. Shares of Common Stock acquired upon the exercise of options may be subject to restrictions on transfer which will be set forth in the agreement evidencing the grant of the option. All options granted under the Stock Option Plan, to the extent not exercised, expire on the earliest of (i) the tenth anniversary of the date of grant, (ii) two years following the optionee's termination of employment on account of death, retirement, disability or (iii) one year following the optionee's termination of employment for any other reason. Grants of options under the Stock Option Plan are subject to an annual per-participant maximum grant of shares of Common Stock.

    Generally, the Board of Directors of the Company may from time to time amend or terminate the Stock Option Plan, provided that (i) no such amendment or termination may adversely affect the rights of any participant without the consent of such participant and (ii) to the extent required by any law, regulation or stock exchange rule, no amendment shall be effective without the approval of the Company's stockholders.

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a brief summary of the principal federal income tax consequences under current federal income tax laws relating to awards under the Stock Option Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

    NONSTATUTORY STOCK OPTIONS. An optionee generally will not be taxed upon the grant of an NSO. Rather, at the time of exercise of such NSO (and in the case of an untimely exercise of an ISO), the optionee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the option price. The Company will generally be entitled to a tax deduction at such time and in the same amount that the optionee recognizes ordinary income.

    If shares acquired upon exercise of an NSO (or upon untimely exercise of an ISO) are later sold or exchanged, then the difference between the sales price and the fair market value of such stock on the date that ordinary income was recognized with respect thereto will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the optionee) depending upon whether the stock has been held for more than one year after such date.

    INCENTIVE STOCK OPTIONS. An optionee will not be in receipt of taxable income upon the grant of an ISO. Exercise of an ISO will be timely if made during its term and if the optionee remains an employee of the Company or a subsidiary at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled optionee). Exercise of an ISO will also be timely if made by the legal representative of an optionee who dies (i) while in the employ of the Company or a subsidiary or (ii) within three months after termination of employment. The tax consequences of an untimely exercise of an ISO will be determined in accordance with the rules applicable to NSOs.

    If stock acquired pursuant to the timely exercise of an ISO is later disposed of, the optionee will, except as noted below, recognize long-term capital gain or loss (if the stock is a capital asset of the optionee) equal to the difference between the amount realized upon such sale and the option price. The Company, under these circumstances, will not be entitled to any federal income tax deduction in connection with either the exercise of the ISO or the sale of such stock by the optionee.

    If however, stock acquired pursuant to the exercise of an ISO is disposed of by the optionee prior to the expiration of two years from the date of grant of the ISO or within one year from the date such stock is transferred to him upon exercise (a "disqualifying disposition"), any gain realized by the optionee generally will be taxable at the time of such disqualifying disposition as follows: (i) at ordinary income rates to the extent of the difference between the option price and the lesser of the fair market value of the stock on the date the ISO is exercised or the amount realized on such disqualifying disposition and (ii) if the stock is a capital asset of the optionee, as short-term or long-term capital gain to the extent of any excess of the amount realized on such disqualifying disposition over the fair market value of the stock on the date which governs the determination of his ordinary income. In such case, the Company may claim a federal income tax deduction at the time of such disqualifying disposition for the amount taxable to the optionee as ordinary income. Any capital gain recognized by the optionee will be long-term capital gain if the optionee's holding period for the stock at the time of disposition is more than one year; otherwise it will be short-term.

                           RELATIONSHIP WITH CENDANT

    Prior to the offering, Cendant beneficially owned 8,500,000 shares of Common Stock, of which 750,000 shares are subject to the over-allotment option granted to the Underwriters. Following the offering, Cendant will beneficially own 7,750,000 shares of Common Stock representing approximately 21.6% of the outstanding shares of Common Stock if the Underwriters' over-allotment is exercised. If the Underwriters' over-allotment is not exercised, Cendant will beneficially own 8,500,000 shares of Common Stock, representing approximately 23.7% of the outstanding shares. Cendant has advised the Company that its current intent is to continue to hold all of the Common Stock beneficially owned by it following the offering. However, Cendant is not subject to any contractual obligation to retain its interest, except that each of the Company and Cendant has agreed, subject to certain exceptions, not to sell or otherwise dispose of
any shares of Common Stock prior to           without the prior written consent
of Bear, Stearns & Co. Inc. As a result, there can be no assurance concerning the period of time during which Cendant will maintain its beneficial ownership of Common Stock owned by it following the offering. SEE "UNDERWRITING."

    Cendant was formed through the merger of HFS and CUC in December 1997. Cendant is a global provider of consumer and business services and operates in three principal segments: Membership, Travel and Real Estate Services. In Membership Services, Cendant provides access to travel, shopping, auto, dining and other services through more than 66.5 million memberships worldwide. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide, the premier provider of vacation exchange services and the second largest fleet management company. In Real Estate Services, Cendant is the world's premier franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. Cendant is also a major online commerce facilitator, with more than $1 billion in yearly sales through its netMarket-Registered Trademark-and other interactive services.

    Cendant, the Franchisor, WizCom and the Company have entered or will enter into various agreements setting forth the on-going responsibilities regarding various matters outlined below. The agreements summarized below are included as exhibits to the Company's Registration Statement of which this Prospectus is a part. The following summaries are qualified in their entirety by reference to such exhibits.

SEPARATION AGREEMENT

    In connection with the IPO, the Company and the Franchisor entered into a Separation Agreement which provides for, among other things, the assumption by the Company of all liabilities relating to the vehicle rental business, other than liabilities related to alleged acts of illegal discrimination against customers in the rental of vehicles which are alleged to have occurred prior to the IPO, and the allocation between the Company and the Franchisor of certain other liabilities and certain indemnification obligations of the Company and the Franchisor.

    CROSS-INDEMNIFICATION. Subject to certain exceptions, the Company has agreed to indemnify the Franchisor and its subsidiaries against any loss, liability or expense incurred or suffered by the Franchisor or its subsidiaries arising out of or related to the failure by the Company to perform or otherwise discharge liabilities allocated to and assumed by the Company under the Separation Agreement, and the Franchisor has agreed to indemnify the Company and its subsidiaries against any loss, liability or expense incurred or suffered by the Company or its subsidiaries arising out of or related to the failure by the Franchisor to perform or otherwise discharge the liabilities retained by the Franchisor under the Separation Agreement, including any liabilities arising out of alleged acts of illegal discrimination against customers in the rental of vehicles which are alleged to have occurred prior to the IPO. The Separation Agreement also includes procedures for notice and payment of indemnification claims and provides that the indemnifying party may assume the defense of a claim or suit brought by a third party.

MASTER LICENSE AGREEMENT

    The Company's status as an Avis System franchisee is governed by an agreement among the Company, the Franchisor and Wizard Co. (the "Master License Agreement") which grants to the Company the non-exclusive right to operate the Avis vehicle rental business in the territories specified therein and the exclusive right to operate the Avis vehicle rental business in certain specified territories for a period of 50 years, through 2047.

    Pursuant to the Master License Agreement, the Company has agreed to pay the Franchisor a monthly base royalty of 3.0% of the Company's gross revenue. In addition, the Company has agreed to pay a supplemental royalty of 1.0% of gross revenue payable quarterly in arrears which will increase 0.1% per year commencing in 1999 and in each of the following four years thereafter to a maximum of 1.5% (the "Supplemental Fee"). These fees have been paid by the Company since January 1, 1997. Until July 30, 2002 the Supplemental Fee or a portion thereof may be deferred if the Company does not attain certain financial targets. Any Supplemental Fees that are deferred shall bear interest at a market rate until paid and shall be expressly subordinated to indebtedness of the Company. On an unaudited pro forma basis, if the royalties had been charged to the Company beginning on October 17, 1996, net income for the period October 17, 1996 to December 31, 1996 would have been reduced by $4.3 million resulting in a pro forma net loss of $3.1 million. The royalties charged to the Company for the twelve months ended December 31, 1997 amounted to $81.8 million and resulted in a reduction in net income of approximately $44.7 million.

    The Company has the exclusive right to open Avis franchises in 28 selected standard metropolitan statistical areas in the United States, in territories outside the United States that are not currently licensed to other Avis System franchisees and in territories that the Company purchases from existing franchisees that have exclusivity. The Company has the non-exclusive right to open new franchises in any other market not currently served by another Avis System franchisee. In the markets where the Company has a non-exclusive right to open new franchises, the Company will have a right of first refusal to develop such area prior to the Franchisor's granting a license to a third party. In the event Cendant acquires another car rental company, the Company has a right of first refusal to negotiate a grant of a license to operate the rental locations for such car rental company within any territory in which the Company operates.

    The Master License Agreement provides the Franchisor with significant rights regarding the business and operations of the Company. The Company is required to operate each of its Avis franchises in accordance with certain standards contained in the Avis operating manual (the "Operating Manual"). Pursuant to the Master License Agreement, the Franchisor may impose certain guidelines relating to the Avis System, the vehicle rental operations and the amount of advertising and promotion expenditures. In general, the Master License Agreement provides that the Company shall not (i) engage in any other vehicle rental business or
(ii) disclose the terms of the Operating Manual or any other confidential information relating to the Avis System to any third party. In addition, the Company agrees not to use any of the licensed trademarks other than in its vehicle rental business without the Franchisor's consent.

    The Master License Agreement shall terminate without offering the Company an opportunity to cure its default, if (i) certain bankruptcy and insolvency events occur, (ii) the Company purports to transfer any rights and obligations under the Master License Agreement without compliance with the terms of the Master License Agreement, (iii) the Company competes with the Franchisor in violation of the Master License Agreement, (iv) the Company discloses the confidential information of the Franchisor in violation of the Master License Agreement, (v) the Company challenges Wizard Co.'s rights to the licensed proprietary marks,
(vi) upon a Change of Control Event (as defined) or (vii) the Company receives three or more notices of termination for Curable Defaults (as defined) which are cured or not cured (collectively, the "Non-Curable Defaults"); PROVIDED THAT, except for (i) above, the Franchisor shall give the Company 30 days notice of such Non-Curable Default. The Franchisor may also terminate the Master License Agreement if the Company (i) fails, refuses or neglects to promptly pay monies owing to the Franchisor, WizCom or Cendant under certain specified agreements,
(ii) misuses or makes any unauthorized use of the licensed proprietary marks or otherwise materially impairs the goodwill associated with such marks, (iii) engages in any business or markets any service or product under a name or mark which, in the Franchisor's opinion, is similar to the licensed proprietary marks, (iv) fails to maintain material compliance with the standards prescribed by the Franchisor in the Master License Agreement, in the Operating Manual or otherwise in writing or (v) with respect to any facility, fails to maintain compliance with the standards or procedures prescribed by the Franchisor at such facility (collectively, the "Curable Defaults"), provided, however, that the Company shall have 30 days (10 days in the case of (i) above) after its receipt from the Franchisor of written notice of such default to remedy such default and, PROVIDED FURTHER, that other than with respect to (i) above, in the event such default is not cured within 30 days but the Company has commenced to cure such default within 30 days and is diligently prosecuting such cure to completion, the Company shall have up to an additional 60 days to cure such default. In the event of a termination of the agreement, Cendant has the option to acquire the Company's rental locations, leases and fleet for fair value.

    Change of Control Event means a transaction or series of related transactions by which (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than Cendant or an affiliate or successor to Cendant, is or becomes after the date hereof the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof), of more than 25% of the total voting power of all voting stock of the Company then outstanding when Cendant controls 25% or more of such voting power and otherwise 20% of the total voting power (the "Relevant Percentage"); (b)(1) another corporation merges into the Company or the Company consolidates with or merges into any other corporation or (2) the Company conveys, transfers or leases all or substantially all its assets to any person or group, in one transaction or a series of related transactions other than any conveyance, transfer or lease between the Company and a wholly owned subsidiary of the Company, with the effect that a person or group, other than a person or group which is the beneficial owner of more than the Relevant Percentage of the total voting power of all voting stock of the Company immediately prior to such transaction becomes the beneficial owner of more than the Relevant Percentage of the total voting power of all voting stock of the surviving or transferee corporation of such transaction or series; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election by the Company's Board of Directors, or whose nomination for election by the Company's shareholders, was approved by a vote of a majority of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors then in office.

REGISTRATION RIGHTS AGREEMENT

    In connection with IPO, the Company entered into the Registration Rights Agreement, pursuant to which Cendant and certain transferees of Common Stock held by the Franchisor (the "Holders") have the right to require the Company to register all or part of the Common Stock owned by such Holders under the Securities Act (a "Demand Registration"); provided that the Company (i) will not
be obligated to effect a Demand Registration prior to         unless Bear,
Stearns & Co. Inc. has given its consent and (ii) must postpone giving effect to a Demand Registration up to a period of 30 days if the Company believes such registration might have a material adverse effect on any plan or proposal by the Company with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or the Company is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to the Company. Cendant has advised the Company that it does not have any present intention to request any such registration. In addition, the Holders have the right to participate in registrations by the Company of its Common Stock (a "Piggyback Registration"). The Holders will pay all out-of-pocket expenses incurred in connection with any Demand Registration. The Company will pay any expenses incurred in connection with a Piggyback Registration (including this registration), except for underwriting discounts, commissions and expenses attributable to the shares of Common Stock sold by such Holders.

COMPUTER SERVICES AGREEMENT

    The Wizard reservation and rental processing system, with the associated back office and accounting systems, are owned and operated by WizCom at a computer center in Garden City, New York. The Company purchases use of the Wizard System for the purpose of processing reservation and rental transactions, and for accounting purposes, under the terms of a Computer Services Agreement entered into with WizCom in connection with the offering. The Computer Services Agreement provides the Company with access to all functions of the Wizard System. The Company participates in the funding of the development costs for any new features which it agrees with other relevant users to be desirable. Once developed, any such additional features also become available to the Company. WizCom will charge the Company the full cost of providing computer services each month. The method of calculating costs chargeable to the Company will vary depending on the service being provided. The Computer Services Agreement is coterminous with the Master License Agreement.

    Under the Computer Services Agreement, WizCom may, from time to time, provide the Company with software or system development services. The Company has the exclusive right to use any such software or systems from the date of implementation thereof.

    Pursuant to a Termination Services Agreement, WizCom has agreed to provide services to ARACS for a period of up to six months in the event the Computer Services Agreement is terminated in accordance with certain provisions thereof.

RESERVATION SERVICES AGREEMENT

    In connection with the IPO, the Company entered into a Reservation Services Agreement with Cendant, pursuant to which Cendant agreed to operate and maintain (directly or by subcontracting with affiliates or one or more third parties) reservation center services consistent with the services historically provided to the Company. The Company is obligated to obtain and maintain at its vehicle rental locations the computer equipment and communication equipment and service required to participate in the reservation system. The Company agreed to pay Cendant (i) a per call charge for each call received in the call centers operated by Cendant for the Avis System, (ii) for manually entered transactions, a per booking charge for every booking made through direct electronic interface with the global distribution systems utilized by the airlines and (iii) a per booking charge for every booking made through an internet connection for the Avis System. Such fees are subject to adjustment annually to reflect the cost of providing such service. The Reservation Services Agreement shall terminate upon the termination of the Master License Agreement, unless earlier terminated in accordance with the terms thereof.

PURCHASING SERVICES AGREEMENT

    In connection with the IPO, Cendant and ARACS entered into a Purchasing Services Agreement pursuant to which Cendant agreed with the assistance of ARACS, to identify vendors and programs which would benefit ARACS and pursue establishing a preferred alliance program with such vendors for the benefit of ARACS. Any commissions, related access fees or other amounts paid by preferred alliance partners in connection with an agreement relating to sales to ARACS shall be shared by the parties.

CALL TRANSFER AGREEMENT

    ARACS and Cendant are parties to a Call Transfer Agreement, dated March 4, 1997 (the "Call Agreement"). Pursuant to the Call Agreement, Cendant has agreed to transfer telephone calls from its lodging customers if such customers wish to rent vehicles. Pursuant to the Call Agreement, ARACS has agreed to pay to Cendant a fee of $1.75 per call transferred to ARACS by Cendant. Further, ARACS has agreed to pay to Cendant a fee of $8.00 for each car rental that results from a call transferred by Cendant. ARACS has guaranteed that it will pay Cendant no less than $2.25 million in recurring fees during each of the five years of the contract term which expires on March 4, 2002. The Company incurred $2.9 million in fees payable to Cendant for the fiscal year ended December 31, 1997.

LOANS BETWEEN THE COMPANY AND CENDANT

  INTERCOMPANY NOTE

    In connection with the Acquisition, the Franchisor assigned to ARACS a note, dated October 1996, made by Wizard Co., Inc. and originally payable to the Franchisor in the principal amount of $194,100,000 (the "Wizard Note"). ARACS subsequently assigned the Wizard Note to Reserve Claims Management Co., a subsidiary of the Company. In connection with the IPO, the Company assumed Wizard Co., Inc.'s obligations under the Wizard Note pursuant to an Assignment, Assumption and Release Agreement dated July 30, 1997 among ARACS, Wizard Co., Inc. and Reserve Claims Management Co. in exchange for payment by Wizard Co., Inc. to the Company of the amount due under the Wizard Note. The Wizard Note was repaid in 1997.

  VEHICLE FINANCING NOTES

    At December 31, 1996, the Company had loans outstanding from the Franchisor of $247.5 million, which provided subordinated vehicle financing. The Vehicle Financing Notes were repaid in 1997. See Note 4 to the Audited Consolidated Financial Statements.

  OTHER

    The Company had a net receivable from Cendant and its affiliated companies at December 31, 1996 of $61.8 million. At December 31, 1997, the Company had a net payable to Cendant and it affiliated companies of $44.5 million. These amounts primarily represent the transfer of assets from the Company in connection with the Acquisition, as well as intercompany transactions relating to management, service and administrative fees since the Acquisition. See Note 4 to the Audited Consolidated Financial Statements.

TAX DISAFFILIATION AGREEMENT

    In connection with the IPO, Cendant and the Company entered into a tax disaffiliation agreement (the "Tax Disaffiliation Agreement") that sets forth each party's rights and obligations with respect to payments and refunds, if any, for taxes relating to taxable periods before and after the IPO and related matters such as the filing of tax returns and the conduct of audits and other proceedings involving claims made by taxing authorities.

    On or prior to October 17, 1996 (the "Acquisition Date"), Franchisor was the common parent of an affiliated group of corporations within the meaning of
Section 1504(a) of the Internal Revenue Code of 1986, as amended, whose members included the Franchisor, the Company and certain of their respective subsidiaries (the "Old Avis Group"). Generally, under the Tax Disaffiliation Agreement, the Company will agree to indemnify Cendant for (i) taxes of or attributable to the Old Avis Group, any member of the Old Avis Group and any nonconsolidated subsidiary of the Franchisor for any period or portion thereof ending on or before the Acquisition Date, (ii) taxes incurred pursuant to
Section 1.1502-6 of the U.S. Treasury regulations (or similar provisions under state, local or foreign law imposing several liability upon members of a consolidated, combined, affiliated or unitary group) as a result of any member of the Old Avis Group having been a member of another affiliated group, (iii) taxes of or attributable to the Company and its subsidiaries for periods or portions thereof beginning the day after the Acquisition Date and (iv) transfer taxes incurred as a result of the transactions contemplated by the IPO.

LEASE AGREEMENTS

    The Company and WizCom currently share three facilities, which are located in (i) Virginia Beach, Virginia, (ii) Tulsa, Oklahoma and (iii) Garden City, New York (which houses the Company's principal executive offices). The Virginia Beach property is owned by WizCom. The Garden City property (which houses the Company's principal executive offices) and the Tulsa property are each owned by third parties unrelated to the Company or WizCom and are leased by WizCom.

    In connection with the IPO, the Company and WizCom entered into a lease or a sublease agreement with respect to each property, as applicable. WizCom leases space at its Virginia Beach property to the

Company pursuant to a lease agreement. The lease agreement has a term of 18 years and requires the Company to pay WizCom its proportionate share, based on allocated space, of the cost of operating such facility. In addition, WizCom subleases space at its Tulsa and Garden City properties to the Company pursuant to sublease agreements for each respective property. The sublease agreements have a term coterminous with the terms under WizCom's existing lease agreements and require the Company to reimburse WizCom for its proportionate share, based on allocated space, of the rent and other charges required under WizCom's existing leases relating to such properties, together with its proportionate share, based on allocated space, of the cost of operating such facilities.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the offering, the Company will have 35,925,000 shares of Common Stock issued and outstanding. All of the shares of Common Stock to be sold in the offering will be freely tradeable without restrictions or further registration under the Securities Act, unless purchased by an "affiliate" of the Company (as that term is defined in Rule 144 adopted under the Securities Act ("Rule 144")), in which case such shares would be subject to the resale limitations of Rule 144. All of the outstanding shares of Common Stock beneficially owned by Cendant have not been registered under the Securities Act and may not be sold in the absence of an effective registration statement under the Securities Act other than in accordance with Rule 144 or another exemption from registration. Cendant has certain rights to require the Company to effect registration of shares of Common Stock owned by Cendant, which rights may be assigned. SEE "RELATIONSHIP WITH CENDANT-- REGISTRATION RIGHTS AGREEMENT."

    In general, under Rule 144, a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of Common Stock for at least one year, including a person who may be deemed an "affiliate", is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of shares of the class of stock sold or the average weekly reported trading volume of the class of stock being sold or the average weekly reported trading volume of the class of stock being sold during the four calendar weeks preceding such sale. A person who is not deemed an "affiliate" of the Company at any time during the three months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, such issuer. Rule 144A adopted under the Securities Act ("Rule 144A") provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for specified resales of restricted securities to certain institutional investors. In general, Rule 144A allows unregistered resales of restricted securities to a "qualified institutional buyer", which generally includes an entity, acting for its own account or for the account of other qualified institutional buyers, that in the aggregate owns or invests at least $100 million in securities of unaffiliated issuers. Rule 144A does not extend an exemption to the offer or sale of securities that, when issued, were of the same class as securities listed on a national securities exchange or quoted on an automated quotation system. The shares of Common Stock outstanding as of the date of this Prospectus would be eligible for resale under Rule 144A because such shares, when issued, were not of the same class as any listed or quoted securities. The foregoing summary of Rule 144 and Rule 144A is not intended to be a complete description thereof.

    No prediction can be made as to the effect, if any, that market sales of outstanding shares of Common Stock by Cendant, or the availability of such shares for sale, will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock beneficially owned by Cendant in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock offered in the offering.

    Although Cendant in the future may effect or direct sales or other dispositions of Common Stock that would reduce its beneficial ownership interest in the Company, Cendant has advised the Company that its current intent is to continue to hold all of the Common Stock beneficially owned by it following the offering. However, Cendant is not subject to any contractual obligation to retain its controlling interest except that Cendant and the Company have agreed, prior to certain limited exceptions, not to sell or otherwise dispose of any shares of Common Stock until
       , 1998 without the prior written consent of Bear, Stearns & Co. Inc. As a result, there can be no assurance concerning the period of time during which Cendant will maintain its beneficial ownership of Common Stock owned by it following the offering. SEE "UNDERWRITING."

                          DESCRIPTION OF CAPITAL STOCK

    The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation of the Company (the "Amended Certificate") and the Amended and Restated By-Laws of the Company, a copy of each of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

    Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled and permitted to vote. Such holders are not entitled to vote cumulatively for the election of directors. Holders of Common Stock have no redemption, conversion, preemptive or other subscription rights. There are no sinking fund provisions relating to the Common Stock. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all of the assets of the Company remaining, if any, after satisfaction of the debts and liabilities of the Company. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, upon payment therefor as contemplated herein, validly issued, fully paid and nonassessable.

    Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors of the Company out of funds legally available therefor. The Company does not anticipate paying cash dividends in the foreseeable future. SEE "DIVIDEND POLICY."

PREFERRED STOCK

    The Amended Certificate provides that shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company is authorized to fix the voting rights, if any, designations, powers, preferences and the relative participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any unissued series of Preferred Stock, to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). Upon consummation of the offering, no shares of Preferred Stock will be issued and outstanding.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    Section 203 ("Section 203") of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (an "Interested Stockholder") but less than 85% of such stock may not engage in certain Business Combinations (as defined in Section 203) with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. The Amended Certificate contains a provision electing not to be governed by Section 203.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

    The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of Common Stock by a Non-United States Holder. For purposes of this discussion, a "Non-United States Holder" is any holder other than (i) a citizen or an individual considered under the United States tax laws to be a resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income is includible in gross income for United States federal tax purposes regardless of its source or (iv) a trust for which a court within the United States is able to exercise primary jurisdiction over the administration of the trust, and for which one or more United States fiduciaries has the authority to control all substantial decisions of the trust. This discussion does not address all aspects of United States federal tax that may be relevant to Non-United States Holders in light of their specific circumstances. Prospective investors are urged to consult their tax advisors with respect to the particular tax consequences to them of acquiring, holding and disposing of Common Stock, as well as any tax consequences which may arise under the laws of any foreign, state, local or other taxing jurisdiction. This discussion is based upon the United States federal income and estate tax law now in effect, which is subject to change, possibly retroactively, and is for general information only.

DIVIDENDS

    Dividends paid to a Non-United States Holder will generally be subject to withholding of United States federal income tax at the rate of 30% of the gross amount of such dividends (or at such lower rate as may be specified by an applicable income tax treaty) unless such dividends are effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder ("effectively connected"), in which case the dividends will be subject to the United States federal income tax on net income on the same basis that it applies to United States persons. In the case of a Non-United States Holder which is a corporation, such dividends might also be subject to the United States branch profits tax (which is generally imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits at a 30% rate). An applicable income tax treaty may, however, change these rules. A Non-United States Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise obtain any reduction of or exemption from withholding under the foregoing rules.

SALE OR OTHER DISPOSITION OF COMMON STOCK

    A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder (or by a partnership, trust or estate in which the Non-United States Holder is a partner or beneficiary), (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds Common Stock as a capital asset, such holder is present in the United States for 183 days or more in the taxable year of disposition and (x) has a "tax home" in the United States (as specifically defined under the United States federal income tax laws) or (y) maintain as an office or other fixed place of business in the United States to which the gain from the sale of the stock is attributable, (iii) the Non-United States Holder is subject to tax, pursuant to the provisions of United States tax law applicable to certain United States expatriates whose loss of United States citizenship had as one of its principal purposes the avoidance of United States taxes, or (iv)(A) the Company is or becomes a "United States real property holding corporation" for United States federal income tax purposes and (B) assuming the Common Stock continues to be "regularly traded on an established securities market" for tax purposes, the Non-United States Holder held, directly or indirectly, at any time during the five year period ending on the date of disposition, more than 5% of the outstanding Common Stock. The Company believes that it is not currently, and is not likely to become, a

United States real property holding corporation. Any such gain that is (or is treated as being) effectively connected will not be subject to withholding, but will be subject to United States federal income tax (and, in the case of corporate holders, possibly the United States branch profits tax). Non-United States Holders should consult applicable treaties, which may provide for different rules (including possibly the exemption of certain capital gains from tax).

BACKUP WITHHOLDING AND REPORTING REQUIREMENTS

    DIVIDENDS. United States backup withholding tax will generally not apply to dividends paid on Common Stock to a Non-United States Holder at an address outside the United States. The Company must report annually to the Internal Revenue Service and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities in the Non-United States Holder's country of residence.

    SALE OR OTHER DISPOSITION OF COMMON STOCK. Upon the sale or other taxable disposition of Common Stock by a Non-United States Holder to or through a United States office of a broker, the broker must backup withhold at a rate of 31% and report the sale to the Internal Revenue Service, unless the holder certifies its Non-United States Holder status under penalties of perjury or otherwise establishes an exemption. Upon the sale or other taxable disposition of Common Stock by a Non-United States Holder to or through the foreign office of a United States broker, or a foreign broker with certain types of relationships to the United States, the broker must report the sale to the Internal Revenue Service (but not backup withhold) unless the broker has documentary evidence in its files that the seller is a Non-United States Holder and/or certain other conditions are met, or the holder otherwise establishes an exemption.

    BACKUP WITHHOLDING IS NOT AN ADDITIONAL TAX. Amounts withheld under the backup withholding rules are generally allowable as a refund or credit against such Non-United States Holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

    PROPOSED REGULATIONS. On April 22, 1996, the Internal Revenue Service issued proposed regulations relating to withholding, backup withholding and information reporting that, if adopted in their current form, would, among other things, unify current certification procedures and forms and clarify reliance standards. The proposed regulations would, among other things, eliminate the general current law presumption that dividends paid to an address in a foreign country are paid to a resident of that country and would impose certain certification and documentation requirements on Non-United States Holders claiming the benefit of a reduced withholding rate with respect to dividends under a tax treaty. These regulations generally are proposed to be effective with respect to payments made after December 31, 1997, although in certain cases they are proposed to be effective only with respect to payments made after December 31, 1999. Proposed regulations are subject to change, however, prior to their adoption in final form.

FEDERAL ESTATES TAXES

    Common Stock owned or treated as owned by an individual who is neither a citizen nor a resident (as defined for United States federal estate tax purposes) of the United States at the date of death will be included in such individual's estate for United States federal estate tax purposes and subject to such tax, except to the extent that an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

    The underwriters of the offering named below (the "Underwriters"), for whom Bear, Stearns & Co. Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and NationsBanc Montgomery Securities LLC are acting as representatives, have severally agreed with the Company, subject to the terms and conditions of the Underwriting Agreement (the form of which has been filed as an exhibit to the Registration Statement on Form S-1 of which this Prospectus is a part), to purchase from the Company the aggregate number of shares of Common Stock set forth opposite their respective names below:

                                                                                                       NUMBER OF
NAME OF UNDERWRITER                                                                                      SHARES
-----------------------------------------------------------------------------------------------------  ----------
Bear, Stearns & Co. Inc..............................................................................
Lehman Brothers Inc..................................................................................
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated...............................................................................
NationsBanc Montgomery Securities LLC................................................................
                                                                                                       ----------
    Total............................................................................................   5,000,000
                                                                                                       ----------

    The obligations of the Underwriters are subject to various conditions, including the approval of certain matters by counsel. The Company and Cendant have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and, where such indemnification is unavailable, to contribute to payments that the Underwriters may be required to make in respect of such liabilities.

    The Company and Cendant have been advised that the Underwriters propose to offer the shares of Common Stock initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers at
such price less a concession not to exceed $    per share; that the Underwriters
may allow, and such selected dealers may reallow, a concession to certain other
dealers not to exceed $   per share; and that after the commencement of the
offering, the public offering price and the concessions may be changed.

    Cendant has granted the Underwriters an option to purchase in the aggregate up to 750,000 additional shares of Common Stock solely to cover over-allotments, if any. The option may be exercised in whole or in part at any time within 30 days after the date of this Prospectus. To the extent the option is exercised, the Underwriters will be severally committed, subject to certain conditions, including the approval of certain matters by counsel, to purchase the additional shares of Common Stock in proportion to their respective purchase commitments as indicated in the preceding table.

    The Company and Cendant have agreed that, subject to certain limited exceptions, for a period of 90 days after the date of this Prospectus, without the prior written consent of Bear, Stearns & Co. Inc., they will not, directly or indirectly, offer or agree to sell, sell or otherwise dispose of any shares of Common Stock (or securities convertible into, exchangeable for or evidencing the right to purchase shares of Common Stock).

    In order to facilitate the offering, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock during and after the offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares than have been sold to them by the Company. The Underwriters may elect to cover any such short position by purchasing shares in the open market or by exercising the over-allotment option granted to the Underwriters. In addition, such persons may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

    Certain of the Underwriters and their affiliates have from time to time provided, and may continue to provide, investment banking services and general financing and banking transactions to the Company and certain of its affiliates for which such Underwriters, or affiliates have received and will receive fees and commissions.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company and Cendant by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Weil, Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements as to the Company as of December 31, 1997 and 1996 and for the year ended of December 31, 1997 and the period October 17, 1996 (Date of Acquisition) to December 31, 1996 and as to the Predecessor Companies for the period January 1, 1996 to October 16, 1996 and for the year ended December 31, 1995 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement of which this Prospectus is a part have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

    The consolidated financial statements of First Gray Line as of September 30, 1996 and 1995 and for each of the two years in the period ended September 30, 1996 included elsewhere in the Registration Statement of which this Prospectus is a part have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington D.C. a Registration Statement on Form S-1 (as amended, the "Registration Statement") of which this Prospectus is a part under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of such contract, agreement or other document. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement (including the exhibits and schedule thereto) filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a website that contains reports, proxy and information statements and other information. The website address is http://www.sec.gov.

    The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the addresses set forth above. The Company reports its financial statements on a year ended December 31. The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                            PAGE #
                                                                                                          -----------
AVIS RENT A CAR, INC.
Consolidated Financial Statements:
  Independent Auditors' Report..........................................................................         F-2
  Consolidated Statements of Financial Position at December 31, 1996 and 1997...........................         F-3
  Consolidated Statements of Operations for the year ended December 31, 1995, and for the periods January 1, 1996 to October 16, 1996 and October 17, 1996
    (Date of Acquisition) to December 31, 1996 and for the year ended December 31, 1997.................         F-4
  Consolidated Statements of Stockholders' Equity for the year ended December 31, 1995, and for the periods January 1, 1996 to October 16, 1996 and October 17, 1996 (Date of Acquisition) to December
    31, 1996 and for the year ended December 31, 1997...................................................         F-5
  Consolidated Statements of Cash Flows for the year ended December 31, 1995, and for the periods
    January 1, 1996 to October 16, 1996 and October 17, 1996 (Date of Acquisiton) to December 31, 1996
    and for the year ended December 31, 1997............................................................         F-6
  Notes to the Consolidated Financial Statements........................................................         F-7
THE FIRST GRAY LINE CORPORATION
Unaudited Condensed Consolidated Financial Statements:
  Condensed Consolidated Statements of Income for the nine months ended June 30, 1997 and 1996..........        F-30
  Condensed Consolidated Statements of Cash Flows for the nine months ended June 30, 1997 and 1996......        F-31
  Notes to Unaudited Condensed Consolidated Financial Statements........................................        F-32
Audited Consolidated Financial Statements:
  Report of Independent Auditors........................................................................        F-33
  Consolidated Balance Sheets at September 30, 1996 and 1995............................................        F-34
  Consolidated Statements of Income for the years ended September 30, 1996 and 1995.....................        F-35
  Consolidated Statements of Changes In Stockholders' Equity for the years ended September 30, 1996 and
    1995................................................................................................        F-36
  Consolidated Statements of Cash Flows for the years ended September 30, 1996 and 1995.................        F-37
  Notes to Audited Consolidated Financial Statements....................................................        F-38
AVIS RENT A CAR, INC.
Unaudited Pro Forma Consolidated Statement of Operations:
  Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997...................         P-2
  Notes to the Unaudited Pro Forma Consolidated Statement of Operations.................................         P-3

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
Avis Rent A Car, Inc.
Garden City, New York

    We have audited the accompanying consolidated statements of financial position of Avis Rent A Car, Inc. and subsidiaries (successor to Rental Car System Holdings, Inc. and subsidiaries, Avis International, Ltd. and subsidiaries, Avis Enterprises, Inc. and subsidiaries, Pathfinder Insurance Company and Global Excess & Reinsurance, Ltd., all previously wholly-owned by Avis, Inc., collectively the "Predecessor Companies") (collectively referred to as "Avis Rent A Car, Inc." or the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997 and for the period October 17, 1996 (Date of Acquisition) to December 31, 1996 and as to the Predecessor Companies the related consolidated statements of operations, stockholders' equity and cash flows for the period January 1, 1996 to October 16, 1996 and for the year ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1997 and for the period October 17, 1996 to December 31, 1996 (period after the change in control referred to in Note 1 to the consolidated financial statements), and with respect to the Predecessor Companies for the period January 1, 1996 to October 16, 1996 (period up to the change in control referred to in Note 1 to the consolidated financial statements) and for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

    As more fully discussed in Note 1 to the consolidated financial statements, the Predecessor Companies were acquired in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial statements for the period subsequent to the acquisition are presented on a different basis of accounting than those for the periods prior to the acquisition and, therefore, are not directly comparable.

Deloitte & Touche LLP
New York, New York
January 29, 1998

(February 20, 1998 as to Note 19)

                             AVIS RENT A CAR, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                  DECEMBER 31,     DECEMBER 31,
                                                                                      1996             1997
                                                                                 ---------------  ---------------

ASSETS
Cash and cash equivalents......................................................   $      50,886    $      76,663
Accounts receivable, net.......................................................         311,179          359,463
Due from affiliates, net.......................................................          61,807
Prepaid expenses...............................................................          40,155           47,360
Vehicles, net..................................................................       2,243,492        3,018,856
Property and equipment, net....................................................          98,887          122,860
Other assets...................................................................          14,526          115,689
Deferred income tax assets.....................................................         113,660          142,025
Cost in excess of net assets acquired, net.....................................         196,765          396,040
                                                                                 ---------------  ---------------
Total assets...................................................................   $   3,131,357    $   4,278,956
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable...............................................................   $     175,535    $     329,706
Accrued liabilities............................................................         329,245          328,411
Due to affiliates, net.........................................................                           44,512
Current income tax liabilities.................................................           4,790            9,749
Deferred income tax liabilities................................................          35,988           34,106
Public liability, property damage and other insurance liabilities, net.........         213,785          256,029
Debt...........................................................................       2,295,474        2,826,422
                                                                                 ---------------  ---------------
    Total liabilities..........................................................       3,054,817        3,828,935
                                                                                 ---------------  ---------------

Commitments and contingencies

Stockholders' equity:
Preferred stock ($.01 par value 20,000,000 shares authorized; none issued).....
Common stock ($.01 par value, 100,000,000 shares authorized; 30,925,000 shares outstanding at December 31, 1997; 8,500,000 shares outstanding at December
  31, 1996 after restatement for a 85,000 to 1 stock split on September 24,
  1997)........................................................................              85              309
Additional paid-in capital.....................................................          74,915          430,507
Retained earnings..............................................................           1,184           28,294
Foreign currency translation adjustment........................................             356           (9,089)
                                                                                 ---------------  ---------------
    Total stockholders' equity.................................................          76,540          450,021
                                                                                 ---------------  ---------------
Total liabilities and stockholders' equity.....................................   $   3,131,357    $   4,278,956
                                                                                 ---------------  ---------------
                                                                                 ---------------  ---------------

        See accompanying notes to the consolidated financial statements.

                             AVIS RENT A CAR, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                       PREDECESSOR COMPANIES      OCTOBER 17,
                                     -------------------------       1996
                                                   JANUARY 1,      (DATE OF
                                                      1996       ACQUISITION)
                                     YEAR ENDED        TO             TO         YEAR ENDED
                                      DECEMBER    OCTOBER 16,    DECEMBER 31,     DECEMBER
                                      31, 1995        1996           1996         31, 1997
                                     -----------  ------------  ---------------  -----------
Revenue............................   $1,615,951   $1,504,673      $ 362,844      $2,046,154
                                     -----------  ------------  ---------------  -----------
Costs and expenses:
  Direct operating, net............     724,759       650,750        167,682        863,839
  Vehicle depreciation, net........     324,186       275,867         66,790        460,629
  Vehicle lease charges............      86,916       100,318         22,658         81,461
  Selling, general and
    administrative.................     269,434       283,180         68,215        415,728
  Interest, net....................     145,199       120,977         34,212        167,314
  Amortization of cost in excess of
    net assets acquired............       4,757         3,782          1,026          6,860
                                     -----------  ------------  ---------------  -----------
                                      1,555,251     1,434,874        360,583      1,995,831
                                     -----------  ------------  ---------------  -----------
Income before provision for income
  taxes............................      60,700        69,799          2,261         50,323
Provision for income taxes.........      34,635        31,198          1,040         22,850
                                     -----------  ------------  ---------------  -----------
Net income.........................   $  26,065    $   38,601      $   1,221      $  27,473
                                     -----------  ------------  ---------------  -----------
                                     -----------  ------------  ---------------  -----------
Earnings per share:
Basic..............................   $     .84    $     1.25      $     .04      $     .89
                                     -----------  ------------  ---------------  -----------
                                     -----------  ------------  ---------------  -----------
Diluted............................   $     .84    $     1.25      $     .04      $     .88
                                     -----------  ------------  ---------------  -----------
                                     -----------  ------------  ---------------  -----------

        See accompanying notes to the consolidated financial statements.

                             AVIS RENT A CAR, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                           FOREIGN
                                                                               ADDITIONAL                 CURRENCY
                                                                    COMMON       PAID-IN     RETAINED    TRANSLATION
                                                                     STOCK       CAPITAL     EARNINGS    ADJUSTMENT     TOTAL
                                                                  -----------  -----------  -----------  -----------  ---------
Balance, January 1, 1995........................................   $   2,977    $ 331,229    $ 323,277    $     868   $ 658,351
Net income for the year ended December 31, 1995.................                                26,065                   26,065
Tax benefit of ESOP income tax deductions.......................                   13,302                                13,302
Foreign currency translation adjustment.........................                                               (612)       (612)
Cash dividends..................................................                                (8,746)                  (8,746)
                                                                  -----------  -----------  -----------  -----------  ---------
Balance, December 31, 1995......................................       2,977      344,531      340,596          256     688,360
Net income for the period ended October 16, 1996................                                38,601                   38,601
Tax benefit of ESOP income tax deductions.......................                   12,939                                12,939
Foreign currency translation adjustment.........................                                              2,805       2,805
Cash dividends..................................................                                (1,398)                  (1,398)
                                                                  -----------  -----------  -----------  -----------  ---------
Balance, October 16, 1996.......................................   $   2,977    $ 357,470    $ 377,799    $   3,061   $ 741,307
                                                                  -----------  -----------  -----------  -----------  ---------
                                                                  -----------  -----------  -----------  -----------  ---------

Avis Rent A Car, Inc. ($.01 par value, 100,000,000 shares of
  Common Stock authorized; 8,500,000 shares of Common Stock
  outstanding at October 17, 1996 (Date of Acquisition) after restatement for a 85,000 to 1 stock split on September 24,
  1997).........................................................   $      85    $  74,915                             $  75,000
Net income for the period from October 17, 1996 to December 31,
  1996..........................................................                             $   1,221                    1,221
Foreign currency translation adjustment for the period October
  17, 1996 to December 31, 1996.................................                                          $     356         356
Additional minimum pension liability for the period October 17,
  1996 to December 31, 1996.....................................                                   (37)                     (37)
                                                                  -----------  -----------  -----------  -----------  ---------
Balance, December 31, 1996......................................          85       74,915        1,184          356      76,540
Net income for the year ended December 31, 1997.................                                27,473                   27,473
Sale of Class A common shares of Common Stock ($.01 par value)
  through an initial public offering of 22,425,000 shares of
  Common Stock on September 24, 1997............................         224      355,592                               355,816
Foreign currency translation adjustment.........................                                             (9,445)     (9,445)
Additional minimum pension liability............................                                  (363)                    (363)
                                                                  -----------  -----------  -----------  -----------  ---------
Balance, December 31, 1997......................................   $     309    $ 430,507    $  28,294    $  (9,089)  $ 450,021
                                                                  -----------  -----------  -----------  -----------  ---------
                                                                  -----------  -----------  -----------  -----------  ---------

        See accompanying notes to the consolidated financial statements.

                             AVIS RENT A CAR, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                       PREDECESSOR COMPANIES
                                                                   -----------------------------  OCTOBER 17, 1996
                                                                                 JANUARY 1, 1996      (DATE OF
                                                                    YEAR ENDED         TO           ACQUISITION)      YEAR ENDED
                                                                   DECEMBER 31,    OCTOBER 16,           TO          DECEMBER 31,
                                                                       1995           1996        DECEMBER 31, 1996      1997
                                                                   ------------  ---------------  -----------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.......................................................   $   26,065     $    38,601        $   1,221       $   27,473
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Vehicle depreciation...........................................      342,048         306,159           71,343          466,799
  Depreciation and amortization of property and equipment........       13,387          12,333            2,212           11,791
  Amortization of cost in excess of net assets acquired..........        4,757           3,782            1,026            6,860
  Amortization of debt issuance costs............................        2,660           2,423                             3,653
  Amortization of capitalized computer software costs............                                                            718
  Deferred income tax provision..................................       25,852          22,342               33            9,161
  Undistributed (earnings) losses of associated companies........         (376)           (232)                              146
  Provision for (benefit from) losses on accounts receivable.....          (48)          1,238              227            3,208
  Provision for public liability, property damage and other
    insurance liabilities, net...................................       10,641          17,745            1,340           25,574
Changes in operating assets and liabilities:
    Accounts receivable..........................................      (22,644)       (204,137)          10,327          (15,201)
    Prepaid expenses.............................................         (863)         (2,125)          (2,664)           3,914
    Other assets.................................................        1,988           3,266           (3,459)         (74,915)
    Accounts payable.............................................       (5,733)         82,354          (18,712)         152,777
    Accrued liabilities..........................................       42,176         101,069          (24,718)         (84,150)
                                                                   ------------  ---------------  -----------------  ------------
  NET CASH PROVIDED BY OPERATING ACTIVITIES......................      439,910         384,818           38,176          537,808
                                                                   ------------  ---------------  -----------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for vehicle additions...................................   (2,553,324)     (2,325,460)        (561,117)      (4,406,183)
Vehicle deletions................................................    2,028,474       1,795,562          565,896        3,382,177
Payments for additions to property and equipment.................      (36,939)        (25,953)          (3,484)         (24,733)
Retirements of property and equipment............................        3,715           1,849              361            3,971
Payments for purchase of Licensees...............................                       (3,134)                         (199,381)
                                                                   ------------  ---------------  -----------------  ------------
  NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES............     (558,074)       (557,136)           1,656       (1,244,149)
                                                                   ------------  ---------------  -----------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from initial public offering, net.......................                                                        359,316
Changes in debt:
  Proceeds.......................................................      320,940         519,167           63,903        3,381,173
  Repayments.....................................................     (287,271)       (267,317)        (133,457)      (3,031,885)
                                                                   ------------  ---------------  -----------------  ------------
  Net increase (decrease) in debt................................       33,669         251,850          (69,554)         349,288
Payments for debt issuance costs.................................       (5,515)         (2,604)                          (29,302)
Proceeds (payments on) from intercompany loans...................      104,209         (27,696)          (6,661)          53,761
Cash dividends...................................................       (8,746)         (1,398)
                                                                   ------------  ---------------  -----------------  ------------
  NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES............      123,617         220,152          (76,215)         733,063
                                                                   ------------  ---------------  -----------------  ------------
Effect of exchange rate changes on cash..........................         (197)            260               94             (945)
                                                                   ------------  ---------------  -----------------  ------------
Net increase (decrease) in cash and cash equivalents.............        5,256          48,094          (36,289)          25,777
Cash and cash equivalents at beginning of period.................       33,825          39,081           87,175           50,886
                                                                   ------------  ---------------  -----------------  ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.......................   $   39,081     $    87,175        $  50,886       $   76,663
                                                                   ------------  ---------------  -----------------  ------------
                                                                   ------------  ---------------  -----------------  ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest.......................................................   $  149,885     $   135,733        $  28,170       $  189,086
                                                                   ------------  ---------------  -----------------  ------------
                                                                   ------------  ---------------  -----------------  ------------
  Income taxes...................................................   $    8,688     $     6,220        $     827       $    8,899
                                                                   ------------  ---------------  -----------------  ------------
                                                                   ------------  ---------------  -----------------  ------------

        See accompanying notes to the consolidated financial statements.

                             AVIS RENT A CAR, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The accompanying consolidated financial statements include Avis Rent A Car, Inc. (name changed from and formerly known as Rental Car System Holdings, Inc. which was incorporated on October 17, 1996) and subsidiaries (including the carved out corporate operations of HFS Car Rental, Inc. (name changed from and formerly known as, and hereinafter referred to as, Avis, Inc.), which is the holding company of Rental Car System Holdings, Inc., and Prime Vehicles Trust (the "Vehicle Trust")), Avis International, Ltd. and subsidiaries, Avis Enterprises, Inc. and subsidiaries, Pathfinder Insurance Company and Global Excess & Reinsurance, Ltd. (collectively referred to as "Avis Rent A Car, Inc."). All of the foregoing companies are ultimately wholly-owned subsidiaries of Avis, Inc., which was acquired by Cendant Corporation (formerly HFS Incorporated ("Cendant")) on October 17, 1996 (the "Date of Acquisition") for approximately $806.5 million. The purchase price was comprised of approximately $367.2 million in cash, $100.9 million of indebtedness and $338.4 million of common stock. Prior to October 17, 1996, the above-named entities were wholly-owned by Avis, Inc. and are referred to collectively as the "Predecessor Companies". Avis Rent A Car, Inc. and the Predecessor Companies are referred to throughout the notes as the "Company". The major shareholder of Avis, Inc. was an Employee Stock Ownership Plan ("ESOP") and the minority shareholder was General Motors Corporation ("General Motors"). The Company purchases a significant portion of its vehicles, and receives certain financial incentives and allowances from General Motors (see Notes 3, 5, 8, and 17). As a result of the acquisition, the consolidated financial statements for the period subsequent to the acquisition are presented on a different basis of accounting than those for the periods prior to the acquisition and, therefore, are not directly comparable. On January 1, 1997, Avis, Inc. contributed the net assets of its corporate operations and all of its common stock ownership in Avis International, Ltd. and subsidiaries, Avis Enterprises, Inc. and subsidiaries, Pathfinder Insurance Company and Global Excess & Reinsurance, Ltd. to the Company. After the transfer, the remaining operations of Avis, Inc. consist of an investment in a wholly-owned subsidiary which owns the Avis trade names and trademarks. Pursuant to a plan developed by Cendant prior to the Date of Acquisition, Cendant caused the Company to undertake an initial public offering ("IPO"), which reduced Cendant's equity interest in the Company to approximately 27.5%. On September 24, 1997, the Company issued and sold 22,425,000 shares of its common stock through such IPO and received net proceeds of $359.3 million. The net proceeds were used to repay amounts outstanding under the acquisition credit facility utilized to complete the acquisition of The First Gray Line Corporation (see Note 2), pay certain acquisition expenses incurred to complete The First Gray Line Corporation acquisition and to prepay outstanding indebtedness. A Cendant subsidiary owns and operates the reservation system as well as the telecommunications and computer processing systems which service the rental car operations for reservations, rental agreement processing, accounting and vehicle control. Cendant is reimbursed for such services at cost (see Note
4). In addition, a Cendant subsidiary charges the Company a royalty fee for the use of the Avis trade name (see Note 4).

    The acquisition of the Company was accounted for under the purchase method and includes the operations of the Company subsequent to the Date of Acquisition. A portion of the purchase price has been allocated to the fair value of the Company. This fair value was calculated on the basis that the Company is an independent franchisee of Avis, Inc. and is required to pay certain fees for use of the Avis trade name, reservation services and other franchise related services. The fair value of the Company has been allocated to individual assets and liabilities based on their fair value at the Date of Acquisition.

                             AVIS RENT A CAR, INC.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The purchase cost allocation at the Date of Acquisition has been allocated to the Company as follows (in thousands):

Allocated purchase cost.........................................  $  75,000
                                                                  ---------
Fair value of:
  Liabilities assumed...........................................  3,215,677
  Assets acquired...............................................  3,059,186
                                                                  ---------
Net liabilities.................................................    156,491
                                                                  ---------
Cost in excess of net assets acquired...........................  $ 231,491
                                                                  ---------
                                                                  ---------

PRINCIPLES OF CONSOLIDATION

    All material intercompany accounts and transactions have been eliminated.

ACCOUNTING ESTIMATES

    Generally accepted accounting principles require the use of estimates, which are subject to change, in the preparation of financial statements. Significant accounting estimates used include estimates for determining public liability, property damage and other insurance liabilities, and the realization of deferred income tax assets. However, actual results may differ.

REVENUE RECOGNITION

    Revenue is recognized over the period the vehicle is rented.

CASH AND CASH EQUIVALENTS

    The Company considers deposits and short-term investments with an original maturity date of three months or less to be cash equivalents.

VEHICLES, NET

    Vehicles are stated at cost net of accumulated depreciation, incentives and allowances. In accordance with industry practice, when vehicles are sold, gains or losses are reflected as an adjustment to depreciation. Vehicles are generally depreciated at rates ranging from 10% to 25% per annum. Manufacturers provide the Company with incentives and allowances (such as rebates and volume discounts) which are amortized to income over the holding period of the vehicles.

PROPERTY AND EQUIPMENT, NET

    Property and equipment is stated at cost net of accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful life of the assets. Estimated useful lives range from five to ten years for furniture, fixtures and equipment, to thirty years for buildings. Leasehold improvements are amortized over the shorter of twenty years or the remaining life of the lease. Maintenance and repairs are expensed; renewals and improvements are capitalized. When depreciable

                             AVIS RENT A CAR, INC.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) assets are retired or sold, the cost and related accumulated depreciation are removed from the accounts with any resulting gain or loss reflected in the consolidated statement of operations.

COST IN EXCESS OF NET ASSETS ACQUIRED, NET

    Cost in excess of net assets acquired is amortized over a 40 year period and is shown net of accumulated amortization of $1.0 million and $7.9 million at December 31, 1996 and 1997, respectively.

IMPAIRMENT ACCOUNTING

    The Company reviews the recoverability of its long-lived assets, including cost in excess of net assets acquired, when events or changes in circumstances occur that indicate that the carrying value of the assets may not be recoverable. The measurement of possible impairment is based on the Company's ability to recover the carrying value of the asset from the expected future pre-tax undiscounted cash flows generated. The measurement of impairment requires management to use estimates of expected future cash flows. If an impairment loss existed, the amount of the loss would be recorded under the caption Costs and expenses in the consolidated statements of operations. It is at least reasonably possible that future events or circumstances could cause these estimates to change.

PUBLIC LIABILITY, PROPERTY DAMAGE AND OTHER INSURANCE LIABILITIES, NET

    Insurance liabilities on the accompanying consolidated statements of financial position include additional liability insurance, personal effects protection insurance, public liability and property damage ("PLPD") and personal accident insurance claims for which the Company is self-insured. The Company is self-insured up to $1 million per claim under its automobile liability insurance program for PLPD and additional liability insurance. Costs in excess of $1 million per claim are insured under various contracts with commercial insurance carriers. The liability for claims up to $1 million is estimated based on the Company's historical loss and loss adjustment expense experience, which is adjusted for current trends.

    The insurance liabilities include a provision for both claims reported to the Company as well as claims incurred but not yet reported to the Company. This method is an actuarially accepted loss reserve method. Adjustments to this estimate and differences between estimates and the amounts subsequently paid are reflected in operations as they occur.

FOREIGN CURRENCY TRANSLATION

    The assets and liabilities of foreign companies are translated at year-end exchange rates. The resultant translation adjustment is included as a component of consolidated stockholders' equity. Results of operations are translated at the average rates of exchange in effect during the year.

INCOME TAXES

    Effective September 30, 1997, the Company files U.S. consolidated federal income tax return. The Company has adopted the calendar year as its fiscal year. The Company files separate income tax returns in states where a consolidated return is not permitted. The Company was included in the consolidated federal income tax return of Cendant through September 29, 1997. Pursuant to the regulations under the Internal Revenue Code, the Company's pro rata share of the consolidated federal income tax liability of Cendant is allocated to the Company on a separate return basis. The Predecessor Companies were

                             AVIS RENT A CAR, INC.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) included in the consolidated federal income tax return of Avis, Inc. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" ("SFAS 109"), deferred income tax assets and liabilities are measured based upon the difference between the financial accounting and tax basis of assets and liabilities.

PENSIONS

    Costs of the defined benefit plans are actuarially determined under the projected unit credit cost method and include amounts for current service and interest on projected benefit obligations and plan assets. The Company's policy is to fund at least the minimum contribution amount required by the Employee Retirement Income Security Act of 1974.

ADVERTISING

    Advertising costs are expensed as incurred. Advertising costs were $48.4 million, $66.1 million, $10.3 million and $65.6 million for the periods ended December 31, 1995, October 16, 1996, December 31, 1996, and December 31, 1997, respectively.

ENVIRONMENTAL COSTS

    The Company's operations include the storage and dispensing of gasoline. The Company accrues losses associated with the remediation of accidental fuel discharges when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries from insurance companies and other reimbursements are generally not significant. In 1997, the Company adopted the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants Statement of Position 96-1 "Environmental Remediation Liabilities" ("SOP 96-1"). SOP 96-1 provides guidance on the timing and measurement of liabilities associated with environmental remediation. The adoption of this statement did not have a material effect on the results of operations or financial position of the Company.

RECENT PRONOUNCEMENT OF THE FINANCIAL ACCOUNTING STANDARDS BOARD

    A recent pronouncement of the Financial Accounting Standards Board, which is not required to be adopted at this date, is SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal year ending December 31, 1998. The adoption of SFAS No. 130 is not expected to have a material effect on the Company's consolidated financial statements. In 1997, the Company has elected early adoption of SFAS No. 131 which did not have a material effect on the Company's consolidated financial statements (see Note
15).

NOTE 2--ACQUISITIONS

    On August 20, 1997, the Company purchased The First Gray Line Corporation. On September 18, 1997, the Company purchased certain assets and repurchased the franchise rights of a licensee based in

                             AVIS RENT A CAR, INC.

NOTE 2--ACQUISITIONS (CONTINUED)
Albany, New York. These acquisitions had an aggregate purchase cost of $199.4 million. The excess purchase cost over net assets acquired was approximately $173.0 million.

    The following is the preliminary purchase cost allocation for the acquisitions mentioned above (in thousands):

Purchase cost.....................................................  $ 199,381
                                                                    ---------
Fair value of:
  Assets acquired.................................................    354,637
  Liabilities assumed.............................................    328,269
                                                                    ---------
Net assets........................................................     26,368
                                                                    ---------
Cost in excess of net assets acquired.............................  $ 173,013
                                                                    ---------
                                                                    ---------

    The preliminary purchase cost allocations for these acquisitions are subject to adjustment when additional information concerning asset and liability valuations are obtained. The final asset and liability fair values may differ from those set forth in the accompanying statement of financial position at December 31, 1997. However, the changes are not expected to have a material effect on the financial position of the Company. These acquisitions have been accounted for by the purchase method. The financial statements include the operating results of these acquisitions subsequent to their respective dates of acquisition.

    The acquisition of the franchise rights of the Albany, New York licensee, if it had occurred on January 1, 1996 would not have had a material impact on the results of operations of the Company.

    The following unaudited pro forma information presents the results of operations of the Company as if the acquisition of The First Gray Line Corporation had taken place on January 1, 1996 and 1997 (in thousands, except earnings per share amounts):

                                                                        1996          1997
                                                                    ------------  ------------
Revenue...........................................................  $  2,065,347  $  2,175,897
                                                                    ------------  ------------
                                                                    ------------  ------------
Net income........................................................  $     49,999  $     36,295
                                                                    ------------  ------------
                                                                    ------------  ------------
Basic earnings per share..........................................  $       1.62  $       1.17
                                                                    ------------  ------------
                                                                    ------------  ------------
Diluted earnings per share........................................  $       1.62  $       1.16
                                                                    ------------  ------------
                                                                    ------------  ------------

                             AVIS RENT A CAR, INC.

NOTE 3--ACCOUNTS RECEIVABLE, NET

    Accounts receivable, net at December 31, 1996 and 1997 consist of the following (in thousands):

                                                                           1996        1997
                                                                        ----------  ----------
Vehicle rentals.......................................................  $   94,480  $   83,686
Due from General Motors...............................................     168,546     166,941
Due from other vehicle manufacturers..................................      14,758      71,461
Damage claims.........................................................      10,697      11,938
Due from licensees....................................................       3,903       4,361
Other.................................................................      19,022      21,955
                                                                        ----------  ----------
                                                                           311,406     360,342
Less allowance for doubtful accounts..................................        (227)       (879)
                                                                        ----------  ----------
                                                                        $  311,179  $  359,463
                                                                        ----------  ----------
                                                                        ----------  ----------

    Amounts due from vehicle manufacturers include receivables for vehicles sold under guaranteed repurchase contracts ("Repurchase Programs") and amounts due for incentives and allowances. Incentives and allowances are based on all of the following: the volume of vehicles to be purchased for a model year, the manufacturers' willingness to encourage the Company to retain vehicles rather than return the vehicles back to the manufacturer and the purchase of particular models not subject to repurchase under "buyback" arrangements. Incentives and allowances are amortized to income over the holding period of the vehicles (see Notes 5 and 17).

NOTE 4--DUE FROM (TO) AFFILIATES, NET

    Due from (to) affiliates, net at December 31, 1996 and 1997 consist of the following balances with Cendant or its consolidated subsidiaries (in thousands):

                                                                           1996        1997
                                                                        ----------  ----------
Note receivable from Wizard Co., Inc.(a)..............................  $  196,965
Subordinated vehicle financing notes(b)...............................    (247,500)
Non-interest bearing advances(c)......................................     112,342  $  (44,512)
                                                                        ----------  ----------
                                                                        $   61,807  $  (44,512)
                                                                        ----------  ----------
                                                                        ----------  ----------

NOTES:

(a) Consists of a $194.1 million note receivable from Wizard Co., Inc., an indirect wholly-owned subsidiary of Cendant, plus accrued interest (the "Wizard Note"). The Wizard Note bears interest at 7.13% and is due on October 1, 2006 and is guaranteed by Cendant. The Company assumed Wizard Co., Inc.'s obligations under the Wizard Note pursuant to an Assignment, Assumption and Release Agreement dated July 30, 1997 among Avis Rent A Car System, Inc. and subsidiaries ("ARACS"), a wholly-owned subsidiary of the Company, Wizard Co., Inc. and Reserve Claims Management Inc., a wholly-owned subsidiary of the Company in exchange for payment by Wizard Co., Inc. to the Company of the amount due under the Wizard Note.

                             AVIS RENT A CAR, INC.

NOTE 4--DUE FROM (TO) AFFILIATES, NET (CONTINUED)
(b) Represents loans from Avis, Inc. to the Vehicle Trust, as described in Note 8, to provide additional subordinated financing. The amounts provided reduced, within certain limits, the amount of subordinated financing required from other lenders. At December 31, 1996, the weighted average interest rate under these loans was 10.75%. These loans were settled on July 31, 1997 upon the commencement of the domestic integrated fleet leasing program (see Note 8).

(c) Primarily represents the transfer of assets from the Company to Cendant and subsidiaries, recorded in connection with the October 17, 1996 acquisition of Avis, Inc. by Cendant, as well as intercompany transactions relating to management, service and administrative fees (since the Date of Acquisition) and a royalty fee (since January 1, 1997). The amounts due from or (to) Cendant and subsidiaries are interest free.

    Expense and (income) items of the Company include the following charges from
(to) Avis, Inc. and subsidiaries prior to the Date of Acquisition for the periods ended December 31, 1995 and October 16, 1996 (in thousands):

                                                                              JANUARY 1, 1996
                                                                 YEAR ENDED         TO
                                                                DECEMBER 31,    OCTOBER 16,
                                                                    1995           1996
                                                                ------------  ---------------
Vehicle related costs.........................................   $   (3,954)    $   (25,134)
Data processing...............................................       29,833          30,209
Employee benefits allocation..................................       (3,385)         (2,776)
Rent..........................................................       (2,188)         (2,459)
                                                                ------------  ---------------
                                                                 $   20,306     $      (160)
                                                                ------------  ---------------
                                                                ------------  ---------------

    Expense and (income) items of the Company include the following charges from Cendant and affiliates of Cendant for the period October 17, 1996 (Date of Acquisition) to December 31, 1996 and for the year ended December 31, 1997 (in thousands):

                                                                  OCTOBER 17,
                                                                     1996
                                                                      TO          YEAR ENDED
                                                                 DECEMBER 31,    DECEMBER 31,
                                                                     1996            1997
                                                                ---------------  ------------
Royalty fee...................................................                    $   81,846
Reservations..................................................     $  10,900          43,240
Data processing...............................................         8,772          38,826
Management, service and administrative fees...................         8,568          11,023
Interest on intercompany debt, net............................         2,561          (8,073)
Rent..........................................................           950           4,927
                                                                     -------     ------------
                                                                   $  31,751      $  171,789
                                                                     -------     ------------
                                                                     -------     ------------

    These charges seek to reimburse the affiliated company for the actual costs incurred. These amounts reflect the effect of various intercompany agreements and certain allocations which are based upon such factors as square footage, employee salaries, computer usage time, etc. Included in Management, service and administrative fees for the year ended December 31, 1997 is a non-recurring management fee charged until July 1997 which totalled $8,073,000. Effective January 1, 1997, Cendant charged the Company a royalty fee of 4.0% of revenue for the use of the Avis trade name. On an unaudited pro forma basis, had the royalty fee been charged to the Company beginning on October 17, 1996, net income for the period

                             AVIS RENT A CAR, INC.

NOTE 4--DUE FROM (TO) AFFILIATES, NET (CONTINUED)
October 17, 1996 to December 31, 1996 would have been reduced by $4.3 million resulting in a pro forma net loss of $3.1 million. The royalty fee of 4.0% consists of a base royalty of 3.0% of the Company's gross revenue and a supplemental royalty of 1.0% of gross revenue payable quarterly in arrears (which will increase 0.1% per year commencing in 1999 and each of the following four years thereafter to a maximum of 1.5%) until July 30, 2002, the supplemental royalty or a portion thereof may be deferred if the Company does not meet certain financial targets.

NOTE 5--VEHICLES, NET

    Vehicles at December 31, 1996 and 1997 consist of the following (in thousands):

                                                                             1996          1997
                                                                         ------------  ------------
Vehicles...............................................................  $  2,250,309  $  3,173,526
Vehicles acquired under long-term capital lease (see Note 8)...........        19,324
Buses and support vehicles.............................................        45,868        55,761
Vehicles held for sale.................................................        36,378        51,645
                                                                         ------------  ------------
                                                                            2,351,879     3,280,932
Less accumulated depreciation..........................................      (108,387)     (262,076)
                                                                         ------------  ------------
                                                                         $  2,243,492  $  3,018,856
                                                                         ------------  ------------
                                                                         ------------  ------------

    Depreciation expense recorded for vehicles was $324.2 million, $275.9 million, $66.8 million and $460.6 million for the periods ended December 31, 1995, October 16, 1996, December 31, 1996 and December 31, 1997, respectively. Depreciation expense reflects a net gain on the disposal of vehicles of $17.8 million, $30.3 million, $4.5 million and $6.2 million for the periods ended December 31, 1995, October 16, 1996, December 31, 1996 and December 31, 1997, respectively. It also reflects the amortization of certain incentives and allowances from various vehicle manufacturers of approximately $77 million, $61 million, $14 million and $84 million for the periods ended December 31, 1995, October 16, 1996, December 31, 1996 and, December 31, 1997, respectively.

    During the periods ended December 31, 1995 and October 16, 1996, the Company purchased from General Motors approximately $2.0 billion and $1.8 billion of vehicles, net of incentives and allowances, respectively (see Notes 1 and 17).

    In April 1990 and November 1992, the Company entered into seven year operating leases under which vehicles were leased, with the ability to exchange such leased vehicles for newly manufactured vehicles with the same value to the lessor. The leases were terminated in 1997 and the remaining vehicles under the leases were purchased at fair market value.

    In December 1994, the Company entered into a financing arrangement whereby it may lease up to $503 million of vehicles. This arrangement was amended on October 17, 1996 to increase the amount to $650 million. Under this arrangement, at December 31, 1996, there were $322 million of vehicles under operating leases. The vehicles leased under this arrangement may be leased for periods of up to 18 months. The lease cost charged to the Company varies with the number of vehicles leased and the repurchase agreement offered by the vehicle manufacturer to the lessor, and includes all expenses including the interest costs of the financing company. These leases were terminated and refinanced on July 31, 1997 under a domestic integrated fleet financing program (see Note 8).

                             AVIS RENT A CAR, INC.

NOTE 5--VEHICLES, NET (CONTINUED)

    Rental expense for those vehicles under operating leases as described above was $106.1 million, $93.0 million, $16.1 million, and $58.4 million for the periods ended December 31, 1995, October 16, 1996, December 31, 1996 and December 31, 1997, respectively.

NOTE 6--PROPERTY AND EQUIPMENT, NET

    Property and equipment at December 31, 1996 and 1997 consist of the following (in thousands):

                                                                           1996        1997
                                                                        ----------  ----------
Land..................................................................  $   19,523  $   25,269
Buildings.............................................................      11,862      12,775
Leasehold improvements................................................      48,898      64,779
Furniture, fixtures and equipment.....................................      10,997      13,456
Construction-in-progress..............................................       9,946      18,714
                                                                        ----------  ----------
                                                                           101,226     134,993
Less accumulated depreciation and amortization........................      (2,339)    (12,133)
                                                                        ----------  ----------
                                                                        $   98,887  $  122,860
                                                                        ----------  ----------
                                                                        ----------  ----------

NOTE 7--ACCRUED LIABILITIES

    Accrued liabilities at December 31, 1996 and 1997 consist of the following (in thousands):

                                                                           1996        1997
                                                                        ----------  ----------
Payroll and related costs.............................................  $   73,142  $  101,962
Taxes, other than income taxes........................................      29,522      22,353
Rents and property related............................................      30,889      35,644
Interest..............................................................      18,531       7,294
Sales and marketing...................................................      20,395      21,722
Vehicle related.......................................................      18,784      25,475
Other various.........................................................     137,982     113,961
                                                                        ----------  ----------
                                                                        $  329,245  $  328,411
                                                                        ----------  ----------
                                                                        ----------  ----------

                             AVIS RENT A CAR, INC.

NOTE 8--FINANCING AND DEBT

    Debt outstanding at December 31, 1996 and 1997 consists of the following (in thousands):

                                                                                           1996          1997
                                                                                       ------------  ------------
Commercial Paper Notes (at an average rate of 5.9%)..................................                 $1,091,800
Short-term vehicle trust financing--revolving credit facilities......................   $1,970,000
Short-term notes--foreign at 3.89% to 13.00% in 1996 and 5.77% to 13.5% in 1997......       65,516        17,996
Current portion of long-term debt....................................................                     49,644
Current portion of 7.5% capital lease................................................       40,169
Other current debt...................................................................        1,060
                                                                                       ------------  ------------
      Total current debt.............................................................    2,076,745     1,159,440
                                                                                       ------------  ------------

Medium Term Notes due July 2000 at 6.22%.............................................                    800,000
Medium Term Notes due July 2002 at 6.40%.............................................                    850,000
Vehicle manufacturer's floating rate notes due September 1998
  ($50,719 senior at 8.50% and $16,281 subordinated at 10.00%).......................       67,000
Vehicle manufacturer's floating rate notes due October 2001
  ($63,731 senior at 7.16% and $54,269 subordinated at 8.91%)........................      118,000
Other domestic debt..................................................................        2,916         1,777
Debt of foreign subsidiaries:
    Floating rate notes due July 2000 at rates from 5.81% to 7.02%...................                     15,205
    Floating rate notes due February 1998 at 4.75%...................................        2,935
    Floating rate notes due August 1998 at 6.94% to 8.65%............................       27,878
                                                                                       ------------  ------------
                                                                                        $2,295,474    $2,826,422
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    On July 31, 1997, the Company through ARACS entered into a domestic integrated fleet financing program that provided for up to $3.65 billion in financing for vehicles covered by Repurchase Programs, with up to 25% of the facility available for vehicles not covered by Repurchase Programs. As of December 31, 1997, the availability of the domestic integrated fleet financing program is $3.55 billion. The domestic integrated fleet financing program provides for the issuance of up to $1.9 billion of asset backed variable funding notes (the "Commercial Paper Notes") and $1.65 billion of asset backed medium term notes (the "Medium Term Notes"). The Commercial Paper Notes and the Medium Term Notes are backed by a first priority security interest in the Company's vehicle fleet. Additional credit enhancement was provided for the Medium Term Notes by establishing an escrow account totalling $66 million which is included in "Other assets" on the accompanying consolidated statement of financial position at December 31, 1997. The weighted average interest rate on commercial paper was 5.6% for the year ended December 31, 1997. Average commercial paper borrowings during 1997 amounted to $1.3 billion.

    As part of the acquisition of The First Gray Line Corporation (see Notes 1 and 2), the Company assumed a $200 million vehicle financing facility between Grand Rent A Car, Inc. (a subsidiary of The First Gray Line Corporation) and Atlantic Asset Securitization Corporation, with Credit Lyonnais as Agent, under a credit agreement originally dated as of September 15, 1995. This agreement provides for the financing of vehicles used in The First Gray Line Corporation's rental business, and is scheduled to expire on August 15, 1998. At December 31, 1997 under this credit agreement there was $115 million outstanding and included in Commercial Paper Notes. The weighted average interest rate and average borrowing

                             AVIS RENT A CAR, INC.

NOTE 8--FINANCING AND DEBT (CONTINUED)
under this credit agreement was 5.7% and $171.1 million respectively for the period August 20, 1997 to December 31, 1997.

    On July 31, 1997, ARACS entered into a $470.0 million secured credit facility (the "Credit Facility") which is guaranteed by the Company and certain of ARACS' subsidiaries to replace the Company's prior credit facility. The following is a summary of the material terms and conditions of the Credit
Facility:

    The Credit Facility consists of (i) a revolving credit facility in the amount of up to $125.0 million and is available on a revolving basis until December 31, 2000 in order to finance the working capital needs of ARACS in the ordinary course of business (with up to $75.0 million of such amount available for the issuance of standby letters of credit to support worker's compensation and other insurance and bonding requirements of ARACS, the Company and their subsidiaries in the ordinary course of business), (ii) a standby letter of credit facility of up to $225.0 million available on a revolving basis to fund
(a) any shortfall in certain payments owing to AESOP Leasing, a subsidiary of ARACS, pursuant to fleet agreements and (b) maturing Commercial Paper Notes if such Commercial Paper Notes cannot be repaid through the issuance of additional Commercial Paper Notes or draws under the liquidity facility supporting the Commerical Paper Notes, (iii) a term loan facility in the amount of $120.0 million to finance working capital needs in the ordinary course of business, which was due to be repayable in installments. This term loan facility was paid in full on December 1, 1997. For the period July 31, 1997 through December 1, 1997 the average outstanding borrowings on the term loan facility were $74.6 million with a weighted average interest rate of 8.0%. As a result of this repayment, the Credit Facility has been reduced to $350 million. At December 31, 1997, the Company had issued letters of credit of $34.5 million to support its worker's compensation insurance requirements and $200 million to support its Commercial Paper Notes under the Credit Facility. At December 31, 1997, no amounts were outstanding under the Credit Facility.

    Interest accrues on borrowings outstanding under the Credit Facility, at a rate equal to, at the option of ARACS, (A) the sum of (i) the highest of (a) the rate of interest publicly announced by Chase Securities Inc. as its prime rate in effect at its principal office in New York City, (b) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1% and (c) the federal funds effective rate from time to time plus 0.5%, and (ii) an applicable margin; or (B) the sum of (i) the rate (adjusted for statutory reserve requirements) at which eurodollar deposits for one, two, three or six months (as selected by ARACS) are offered in the interbank eurodollar market and (ii) an applicable margin.

    The Credit Facility is secured by the tangible and intangible assets of ARACS and the Company (including, without limitation, its intellectual property, its rights under the Master License Agreement and related agreements, real property and all of the capital stock or equivalent equity ownership interests of ARACS and each of its direct and indirect domestic subsidiaries and 65% of ARACS first-tier foreign subsidiaries), except for those assets which are subject to a negative pledge or as to which the agents for the Credit Facility shall determine in their sole discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby.

    The weighted average interest rate of the short-term notes--foreign as of December 31, 1996 and December 31, 1997 was 6.2% and 8.7%, respectively.

    Through July 30, 1997, the primary source of funding for domestic vehicles was provided by the Vehicle Trust (a grantor trust). Amounts drawn against this facility were used to purchase vehicles and pay certain expenses of the Vehicle Trust. The security for the Vehicle Trust financing facility consisted of a lien

                             AVIS RENT A CAR, INC.

NOTE 8--FINANCING AND DEBT (CONTINUED)
on the vehicles acquired under the facility, which at December 31, 1996, totaled approximately $2.1 billion, exclusive of related valuation reserves. The security for the Vehicle Trust financing facility also consisted of security interests in certain other assets of the Vehicle Trust. Additionally, the Vehicle Trust and its security agreement required that there be outstanding, at all times, subordinated debt in a specified percentage range (10%-25%) of the net book value of the vehicles owned by the Vehicle Trust. Pursuant to the agreement, the subordinated debt was to be provided by vehicle manufacturer finance companies and by Avis, Inc. Consequently, the Vehicle Trust financing facility consisted of loans from banks, vehicle manufacturer finance companies and Avis, Inc. short-term notes were issued pursuant to a $2.5 billion revolving credit facility dated as of October 17, 1996 which matured on October 16, 1997. On December 31, 1996, the weighted average interest rate of borrowings under this revolving credit facility was 6.00%. For the period from October 17, 1996 to December 31, 1996, the average outstanding borrowings under this facility was $2 billion with a weighted average interest rate of 5.98%. This revolving credit facility required a fee of 1/8 of 1% on the committed amount. Subordinated debt of $318 million was required under the Vehicle Trust financing. At December 31, 1996, the Company had Vehicle Trust financing outstanding from vehicle manufacturer finance companies under terms of loan agreements dated October 17, 1996. Under these agreements, the maximum amount of borrowings allowed was $267 million, of which up to $260 million may have been used as subordinated debt. On December 31, 1996, $185 million was outstanding of which $70.5 million of the outstanding debt was deemed subordinated. On December 31, 1996, the weighted average interest rate of borrowings under these loan agreements was 8.5%. For the period October 17, 1996 to December 31, 1996, the average outstanding borrowings under these loan agreements was $185 million with a weighted average interest rate of 8.41%.

    In November 1992, the Predecessor Companies entered into a five year capital lease under which $96.7 million of vehicles were leased. This lease terminated on September 24, 1997.

    The agreements with the Company's lenders include a number of significant covenants that, among other things, restrict its ability to dispose of non-fleet assets, incur additional indebtedness, create liens, prohibit the payment of dividends, enter into certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations or engage in certain transactions with affiliates and otherwise restrict corporate activities. Certain of these agreements also require the Company to maintain specified financial ratios. As of December 31, 1997, the Company was in compliance with all such covenants related to these agreements.

    Mandatory maturities of long-term obligations, including current maturities, for each of the next five years ending December 31, and thereafter, are as follows (in thousands):

1998..............................................................  $  49,644
1999..............................................................      1,084
2000..............................................................    815,414
2001..............................................................        228
2002..............................................................    850,220
Thereafter........................................................         36

OTHER CREDIT FACILITIES

    At December 31, 1997, the Company has available letters of credit/working capital agreements totaling $33.5 million which may be renewed biannually at the Company's option and the banks' discretion.

                             AVIS RENT A CAR, INC.

NOTE 8--FINANCING AND DEBT (CONTINUED)
The collateral for certain of these agreements consists of a lien on property and equipment and certain receivables. At December 31, 1997, the Company has outstanding letters of credit totalling $26.8 million.

    In addition, for certain of its international operations, the Company has available at December 31, 1997, unused lines of credit of $203.2 million. The unused lines of credit agreements require an annual fee of 0.2% to 0.5% of the unused line.

INTEREST RATE SWAP AGREEMENTS

    The Company has entered into interest rate swap agreements to reduce the impact of changes in interest rates on certain outstanding debt obligations. These agreements effectively change the Company's interest rate exposure on $44.0 million and $24.6 million of its outstanding debt from a weighted average variable interest rate to a fixed rate of 7.1% and 6.3% at December 31, 1996 and 1997, respectively. The variable interest element with respect to these interest rate swap agreements is reset quarterly and interest is settled on a net basis for each agreement semi-annually. The interest rate swap agreements will terminate in July 1998 and November 1998. The differential to be paid or received is recognized ratably as interest rates change over the life of the agreements as an adjustment to interest expense.

    The net interest differential charged to interest expense for the periods ended December 31, 1995, October 16, 1996, December 31, 1996 and December 31, 1997 was $146,000, $582,000, $285,000 and $909,000, respectively. The Company is exposed to credit risk in the event of nonperformance by counterparties to its interest rate swap agreements. Credit risk is limited by entering into such agreements with primary dealers only; therefore, the Company does not anticipate that nonperformance by counterparties will occur. Notwithstanding this, the Company's treasury department monitors counterparty credit ratings at least quarterly through reviewing independent credit agency reports. Both current and potential exposure are evaluated, as necessary, by obtaining replacement cost information from alternative dealers. Potential loss to the Company from credit risk on these agreements is limited to amounts receivable, if any.

NOTE 9--FAIR VALUE OF FINANCIAL INSTRUMENTS

    The net interest payable and the estimated fair value of the Company's interest rate swap agreements represent liabilities of approximately $578,000 and $1,400,000 at December 31, 1996, and $193,000 and $366,000 at December 31,
1997, respectively.

    For instruments including cash and cash equivalents, accounts receivable and accounts payable, the carrying amount approximates fair value because of the short maturity of these instruments. The fair value of floating-rate debt approximates carrying value because these instruments re-price frequently at current market prices. At December 31, 1997, the carrying value of the Medium Term Notes exceeds fair value by approximately $9.9 million.

    The Company believes that it is not practicable to estimate the current fair value of the amounts due from (to) affiliates because of the related party nature of the instruments.

                             AVIS RENT A CAR, INC.

NOTE 10--INCOME TAXES

    The provision for income taxes consists of the following (in thousands):

                                                                           OCTOBER 17, 1996
                                                         JANUARY 1, 1996       (DATE OF
                                                               TO            ACQUISITION)
                                         YEAR ENDED        OCTOBER 16,            TO              YEAR ENDED
                                      DECEMBER 31, 1995       1996         DECEMBER 31, 1996   DECEMBER 31, 1997
                                      -----------------  ---------------  -------------------  -----------------
Current:
  State.............................      $   1,422         $   2,176          $     719           $   1,013
  Foreign...........................          7,361             6,680                288              12,676
                                            -------           -------             ------             -------
                                              8,783             8,856              1,007              13,689
                                            -------           -------             ------             -------
Deferred:
  Federal...........................         19,057            19,614                (85)             12,463
  State.............................                                                                     410
  Foreign...........................          6,795             2,728                118              (3,712)
                                            -------           -------             ------             -------
                                             25,852            22,342                 33               9,161
                                            -------           -------             ------             -------
Provision for income taxes..........      $  34,635         $  31,198          $   1,040           $  22,850
                                            -------           -------             ------             -------
                                            -------           -------             ------             -------

    The effective income tax rate for the periods ended December 31, 1995, October 16, 1996, December 31, 1996 and December 31, 1997 varies from the statutory U.S. federal income tax rate due to the following (dollars amounts in thousands):

                                                                                                  JANUARY 1, 1996
                                                                             YEAR ENDED                  TO
                                                                         DECEMBER 31, 1995        OCTOBER 16, 1996
                                                                       ----------------------  ----------------------
Statutory U.S. federal income tax rate...............................  $  21,245        35.0%  $  24,429        35.0%
Tax effect of foreign operations and dividends.......................      8,984        14.8       5,134         7.4
Amortization of cost in excess of net assets acquired and
  other intangibles..................................................      1,633         2.7       1,045         1.5
State income taxes, net of federal tax benefit.......................        924         1.5       1,413         2.0
Other non-deductible business expenses...............................        550          .9         462          .6
Other................................................................      1,299         2.2      (1,285)       (1.8)
                                                                       ---------         ---   ---------         ---
Effective income tax rate............................................  $  34,635        57.1%  $  31,198        44.7%
                                                                       ---------         ---   ---------         ---
                                                                       ---------         ---   ---------         ---

                                                                     OCTOBER 17, 1996
                                                                         (DATE OF
                                                                       ACQUISITION)
                                                                            TO                YEAR ENDED
                                                                    DECEMBER 31, 1996     DECEMBER 31, 1997
                                                                   --------------------  --------------------
Statutory U.S. federal income tax rate...........................  $     791       35.0% $  17,613       35.0%
Tax effect of foreign operations and dividends...................     (1,073)     (47.5)     1,436        2.9
Amortization of cost in excess of net assets acquired and
  other intangibles..............................................        359       15.9      2,369        4.7
State income taxes, net of federal tax benefit...................        469       20.8        924        1.8
Other non-deductible business expenses...........................        494       21.8        508        1.0
                                                                   ---------  ---------  ---------  ---------
Effective income tax rate........................................  $   1,040       46.0% $  22,850       45.4%
                                                                   ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------

    In accordance with SFAS 109, the net deferred income tax assets at December 31, 1996 and 1997, include the following (in thousands):

                             AVIS RENT A CAR, INC.

NOTE 10--INCOME TAXES (CONTINUED)

                                                                                              1996        1997
                                                                                           ----------  -----------
GROSS DEFERRED INCOME TAX ASSETS:
Accrued liabilities......................................................................  $  157,503  $   220,180
Net operating loss carryforwards.........................................................      78,172       96,253
Alternative minimum income tax credit carryforwards......................................       3,025        3,025
                                                                                           ----------  -----------
                                                                                              238,700      319,458
                                                                                           ----------  -----------

GROSS DEFERRED INCOME TAX LIABILITIES:
Tax depreciation in excess of book depreciation..........................................    (152,346)    (197,082)
Prepaids and other.......................................................................      (8,682)     (14,457)
                                                                                           ----------  -----------
                                                                                             (161,028)    (211,539)
                                                                                           ----------  -----------
Net deferred income tax assets...........................................................  $   77,672  $   107,919
                                                                                           ----------  -----------
                                                                                           ----------  -----------

    The Company has alternative minimum tax net operating loss carryforwards of $184.4 million. The net operating loss carryforward is $275.0 million; the net operating loss carryforwards expire as follows: 2000, $12.2 million; 2001, $7.1 million; 2004, $93.1 million; 2007, $67.7 million; 2008, $41.1 million; 2009,
$18.3 million; and 2012, $35.5 million.

NOTE 11--RETIREMENT BENEFITS

    The Company, through its subsidiary ARACS sponsors non-contributory defined benefit plans covering employees who are members of certain collective bargaining units and non-union full-time employees hired prior to December 31, 1983 who were age 25 or above on January 1, 1985. ARACS also contributes to union sponsored pension plans.

    Through ARACS, the Company sponsors a Voluntary Investment Savings Plan under a "qualified cash or deferred arrangement" under Section 401(k) of the Internal Revenue Code. For the periods ended December 31, 1995, October 16, 1996, December 31, 1996 and December 31, 1997, the cost of the plan was $1.7 million, $1.4 million, $352,000 and $1.8 million, respectively. Included in the Investment Savings Plan, ARACS sponsors a defined contribution plan for substantially all non-union full-time employees not otherwise covered. Costs for this plan are determined at 2% of each covered employee's compensation. Employer contributions and costs of the plan for the periods ended December 31, 1995, October 16, 1996, December 31, 1996 and December 31, 1997 amounted to $1.8 million, $1.5 million, $394,000 and $2.1 million, respectively.

    The defined benefit plans provide benefits based upon years of credited service, highest average compensation and social security benefits. Annual retirement benefits, at age 65, are equal to 1 1/2% of the participating employee's final average compensation (average compensation during the highest five consecutive years of employment in the ten years prior to retirement) less 1 3/7% of the Social Security benefits for each year of service up to a maximum of 35 years. In addition, the plan provides for reduced benefits before age 65 and for a joint and survivor annuity option.

    The Company also sponsors several foreign pension plans. The most significant of these is the Canadian pension plan.

                             AVIS RENT A CAR, INC.

NOTE 11--RETIREMENT BENEFITS (CONTINUED)
    The status of the defined benefit plans at December 31, 1996 and 1997 is as follows (in thousands):

                                                                                              1996
                                                                             ---------------------------------------
                                                                                     U.S. PLANS
                                                                             --------------------------
                                                                             SALARIED AND
                                                                                HOURLY
                                                                             EMPLOYEES AS
                                                                              OF JUNE 30,   BARGAINING    CANADIAN
                                                                                 1985          PLAN         PLAN
                                                                             -------------  -----------  -----------
Actuarial present value of accumulated benefit obligations:
  Vested...................................................................    $ (43,406)    $  (7,147)   $  (3,389)
  Nonvested................................................................       (4,671)         (284)
                                                                             -------------  -----------  -----------
    Total..................................................................    $ (48,077)    $  (7,431)   $  (3,389)
                                                                             -------------  -----------  -----------
                                                                             -------------  -----------  -----------
Actuarial present value of projected benefit obligation....................    $  66,083     $   7,431    $   3,703
Plan assets at fair value..................................................       60,697         6,623        8,323
                                                                             -------------  -----------  -----------
Projected benefit obligation (in excess of) less than plan assets..........       (5,386)         (808)       4,620
Unrecognized net actuarial loss (gain).....................................        1,440           283         (336)
Prior service cost not yet recognized in net periodic pension cost.........                        632
Remaining unrecognized obligation..........................................                       (915)
Unrecognized net transition asset..........................................                                  (2,833)
                                                                             -------------  -----------  -----------
Pension (liability) asset included in the consolidated statement of
  financial position.......................................................    $  (3,946)    $    (808)   $   1,451
                                                                             -------------  -----------  -----------
                                                                             -------------  -----------  -----------

                                                                                              1997
                                                                             ---------------------------------------
                                                                                     U.S. PLANS
                                                                             --------------------------
                                                                             SALARIED AND
                                                                                HOURLY
                                                                             EMPLOYEES AS
                                                                              OF JUNE 30,   BARGAINING    CANADIAN
                                                                                 1985          PLAN         PLAN
                                                                             -------------  -----------  -----------

Actuarial present value of accumulated benefit obligations:
  Vested...................................................................    $ (55,366)    $  (8,810)   $  (3,848)
  Nonvested................................................................       (5,665)         (358)
                                                                             -------------  -----------  -----------
    Total..................................................................    $ (61,031)    $  (9,168)   $  (3,848)
                                                                             -------------  -----------  -----------
                                                                             -------------  -----------  -----------
Actuarial present value of projected benefit obligation....................    $  80,715     $   9,168    $   4,204
Plan assets at fair value..................................................       71,623         7,309        8,360
                                                                             -------------  -----------  -----------
Projected benefit obligation (in excess of) less than plan assets..........       (9,092)       (1,859)       4,156
Unrecognized net actuarial loss (gain).....................................        6,600           401         (137)
Prior service cost not yet recognized in net periodic pension cost.........                      1,228
Remaining unrecognized obligation..........................................                     (1,629)
Unrecognized net transition asset..........................................                                  (2,586)
                                                                             -------------  -----------  -----------
Pension (liability) asset included in the consolidated statement of
  financial position.......................................................    $  (2,492)    $  (1,859)   $   1,433
                                                                             -------------  -----------  -----------
                                                                             -------------  -----------  -----------

                             AVIS RENT A CAR, INC.

NOTE 11--RETIREMENT BENEFITS (CONTINUED)
    Net pension costs of the defined benefit plans for the periods ended December 31, 1995, October 16, 1996, December 31, 1996 and December 31, 1997, include the following components (in thousands):

                                                                                                   JANUARY 1, 1996
                                                                             YEAR ENDED                   TO
                                                                          DECEMBER 31, 1995        OCTOBER 16, 1996
                                                                       -----------------------  ----------------------
                                                                          U.S.      CANADIAN      U.S.      CANADIAN
                                                                         PLANS        PLAN        PLANS       PLAN
                                                                       ----------  -----------  ---------  -----------
Service cost--benefits earned during the period......................  $    2,566   $      76   $   2,401   $      59
Interest cost on projected benefit obligation........................       4,069         304       3,679         206
Return on assets--Actual gain on plan assets.........................     (10,768)       (578)     (3,194)       (538)
Net amortization of actuarial loss (gain) and prior service cost.....       6,184                    (794)
Contributions to union plans and other...............................       2,211                   2,029
Amortization of unrecognized net asset at transition.................                    (130)                   (106)
                                                                       ----------       -----   ---------       -----
Net pension cost (benefit)...........................................  $    4,262   $    (328)  $   4,121   $    (379)
                                                                       ----------       -----   ---------       -----
                                                                       ----------       -----   ---------       -----

                                                                           OCTOBER 17, 1996
                                                                        (DATE OF ACQUISITION)
                                                                                  TO                  YEAR ENDED
                                                                          DECEMBER 31, 1996        DECEMBER 31,1997
                                                                        ----------------------  ----------------------
                                                                          U.S.      CANADIAN      U.S.      CANADIAN
                                                                          PLANS       PLAN        PLANS       PLAN
                                                                        ---------  -----------  ---------  -----------
Service cost--benefits earned during the period.......................  $     302   $      28   $   3,197   $     113
Interest cost on projected benefit obligation.........................        357          54       5,783         269
Return on assets--Actual gain on plan assets..........................       (551)       (115)     (8,857)       (573)
Net amortization of actuarial loss and prior service cost.............        390                   3,050
Contributions to union plans and other................................        733                   2,773
Amortization of unrecognized net asset at transition..................                    (28)                   (132)
                                                                        ---------       -----   ---------       -----
Net pension cost (benefit)............................................  $   1,231   $     (61)  $   5,946   $    (323)
                                                                        ---------       -----   ---------       -----
                                                                        ---------       -----   ---------       -----

    At December 31, 1996 and 1997, the measurement of the projected benefit obligation was based upon the following:

                                                                                     1996                    1997
                                                                            ----------------------  ----------------------
                                                                              U. S.     CANADIAN      U.S.      CANADIAN
                                                                              PLANS       PLAN        PLANS       PLAN
                                                                            ---------  -----------  ---------  -----------
Discount rate.............................................................       7.75%       7.00%       7.25%       7.00%
Compensation increase.....................................................       5.00        4.00        4.75        4.00
Long-term return on plan assets...........................................       8.75        7.00        9.00        7.00

    The U.S. plans' assets are invested in corporate bonds, U.S. government securities and common stock mutual funds. The Canadian plan's assets are invested in Canadian stocks, bonds, mutual funds, real estate and money market funds.

    The Company also sponsors a non-qualified defined benefit pension plan. The liability for this unfunded plan was $10.2 million and $11.0 million at December 31, 1996 and 1997, respectively, and is included in accrued liabilities on the accompanying statement of financial position. The projected benefit obligation of the plan was $12.1 million and $12.7 million at December 31, 1996 and 1997, respectively.

                             AVIS RENT A CAR, INC.

NOTE 12--EARNINGS PER SHARE ("EPS")

    During the fourth quarter of 1997, the Company adopted SFAS No. 128, "Earnings Per Share". The adoption of this pronouncement did not have a material impact on the Company. In calculating basic earnings per share, the shares issued in the initial public offering of 22,425,000 shares together with 8,500,000 shares, resulting from the 85,000 to 1 stock split, were used for all periods presented. Diluted EPS for the year ended December 31, 1997 was calculated as follows (in thousands, except share amounts):

                                                                                                         1997
                                                                                                     -------------
DILUTED EPS
Income available to common stockholders............................................................  $      27,473
                                                                                                     -------------
Weighted average common shares outstanding.........................................................     30,925,000
Plus: Dilutive effect of the assumed exercise of stock options (i).................................        256,134
                                                                                                     -------------
Adjusted weighted average shares outstanding.......................................................     31,181,134
                                                                                                     -------------
                                                                                                     -------------
Diluted EPS (i)....................................................................................  $        0.88
                                                                                                     -------------
                                                                                                     -------------

------------------------

(i) Prior to September 23, 1997 there were no stock options outstanding.

NOTE 13--STOCK OPTION PLAN

    On September 23, 1997, the Avis Rent A Car, Inc. 1997 Stock Option Plan (the "Stock Option Plan") was adopted by the Board of Directors under which 4,620,977 shares of Common Stock were reserved for issuance upon the exercise of options granted to officers, key employees, independent contractors and non-employee Directors of the Company and its designated subsidiaries. On September 23, 1997, 3,963,900 options were granted at $17.00 per share, the fair market value of the Company's common stock on the date of grant. The primary purpose of the Stock Option Plan is to provide additional incentive to officers, key employees, independent contractors and non-employee Directors of the Company and to strengthen their commitment to the Company and its subsidiaries.

    Each non-employee Director of the Company received an initial automatic grant of an option to purchase 50,000 shares of Common Stock under the Stock Option Plan. Subsequently elected non-employee Directors will receive a like grant under the Stock Option Plan upon election or appointment to the Board of Directors.

    The exercise price of each option under the Stock Option Plan may not be less than the fair market value of a share of Common Stock on the date the option is granted. Options held by an optionee will generally become exercisable as to 20% of the shares covered by such options on the first anniversary of the date of grant and with respect to an additional 20% of the shares covered by such options on each of the four succeeding anniversaries of the date of grant if the optionee continues to be employed or retained as an independent contractor by the Company, on each such date. All options held by an optionee will become fully exercisable (to the extent not already exercisable) if a "change of control transaction" (as defined in the Stock Option Plan) occurs. Shares of Common Stock acquired upon the exercise of the options may be subject to restrictions on transfer which will be set forth in the agreement evidencing the grant of the option. All options granted under the Stock Option Plan, to the extent not exercised, expire on the earliest of (i) the tenth anniversary of the date of grant, (ii) two years following the optionee's termination of employment on account of death, retirement, disability or (iii) one year following the

                             AVIS RENT A CAR, INC.

NOTE 13--STOCK OPTION PLAN (CONTINUED)
termination of optionee's employment for any other reason. Grants of options under the Stock Option Plan are subject to an annual per-participant maximum grant of shares of Common Stock.

    Generally, the Board of Directors of the Company may from time to time amend or terminate the Stock Option Plan, provided that (i) no such amendment or termination may adversely affect the rights of any participant without the consent of such participant and (ii) to the extent required by any law, regulation or stock exchange rule, no amendment shall be effective without the approval of the Company's stockholders.

    The Company makes no recognition of the options in the financial statements until they are exercised. The Company applies Accounting Principles Board Opinion No. 25. "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans. The Company has adopted only the disclosure provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123").

    The following is a summary of stock option activity for the period September 23, 1997 through December 31, 1997:

                                                                             WEIGHTED AVERAGE
                                                                   SHARES     EXERCISE PRICE
                                                                 ----------  -----------------
Granted September 23, 1997 (inception of the stock option
  plan)........................................................   3,963,900      $   17.00
Forfeited......................................................     (78,200)     $   17.00
                                                                 ----------
Outstanding at end of year.....................................   3,885,700      $   17.00
                                                                 ----------
                                                                 ----------
No options were exerciseable at December 31, 1997.

    Pro forma disclosures are provided for 1997 as if the Company adopted the cost recognition requirements under SFAS 123. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model was $9.80 using the following assumptions: (1) expected volatility of 45.0%, (2) risk-free interest rate of 5.7% and (3) expected life of 7.5 years. The weighted-average remaining contractual life of the stock options is 9.6 years at December 31, 1997. Had compensation expense been recognized for the year ended December 31, 1997, grants for stock-based compensation plans in accordance with provisions of SFAS 123, the Company would have recorded net income and earnings per share as follows (in thousands, except per share data):

                                                             AS REPORTED   PRO FORMA
                                                             -----------  -----------
Net income.................................................   $  27,473    $  26,330
                                                             -----------  -----------
                                                             -----------  -----------
Basic earnings per share...................................   $     .89    $     .85
                                                             -----------  -----------
                                                             -----------  -----------
Diluted earnings per share.................................   $     .88    $     .84
                                                             -----------  -----------
                                                             -----------  -----------

                             AVIS RENT A CAR, INC.

NOTE 14--LEASES, AIRPORT CONCESSION FEES AND COMMITMENTS

    The Company is committed to make rental payments under noncancelable operating leases relating principally to vehicle rental facilities and equipment. Under certain leases, the Company is obligated to pay certain additional costs, such as property taxes, insurance and maintenance. Airport concession agreements usually require a guaranteed minimum amount plus contingent fees which are generally based on a percentage of revenues.

    Operating lease payments and airport concession fees charged to expense for the periods ended December 31, 1995, October 16, 1996 , December 31, 1996 and December 31, 1997 are as follows (in thousands):

                                                                           OCTOBER 17, 1996
                                                         JANUARY 1, 1996       (DATE OF
                                                               TO            ACQUISITION)
                                         YEAR ENDED        OCTOBER 16,            TO              YEAR ENDED
                                      DECEMBER 31, 1995       1996         DECEMBER 31, 1996   DECEMBER 31, 1997
                                      -----------------  ---------------  -------------------  -----------------
Minimum fees........................     $   108,965       $    88,787        $    23,576         $   122,015
Contingent fees.....................          56,624            61,290             13,220              72,954
                                      -----------------  ---------------         --------            --------
                                             165,589           150,077             36,796             194,969
Less sublease rentals...............          (4,427)           (3,843)            (1,000)             (4,741)
                                      -----------------  ---------------         --------            --------
                                         $   161,162       $   146,234        $    35,796         $   190,228
                                      -----------------  ---------------         --------            --------
                                      -----------------  ---------------         --------            --------

    Future minimum rental commitments under noncancelable operating leases amounted to approximately $446.1 million at December 31, 1997. The minimum rental payments due in each of the next five years ending December 31, and thereafter, are as follows (in thousands):

1998......................................................................  $  93,110
1999......................................................................     68,265
2000......................................................................     55,282
2001......................................................................     42,249
2002......................................................................     30,530
Thereafter................................................................    156,655

    At December 31, 1997, future minimum rental commitments include $81.2 million due to a subsidiary of Cendant.

    In addition to the Company's lease commitments, the Company has (i) outstanding purchase commitments of approximately $1.4 billion at December 31, 1997, which relate principally to vehicle purchases and (ii) employment agreements with certain executives.

NOTE 15--SEGMENT INFORMATION

    The Company operates in one industry segment, the rental car business. The Company's rental car business rents vehicles to business and leisure travelers, and is divided into four main geographic areas; the United States, Australia/New Zealand, Canada, and other Foreign Operations. Revenue generated from the car rental business is recorded in the country in which the vehicle is rented. The accounting policies of each geographic area are the same as those described in the summary of significant accounting policies

                             AVIS RENT A CAR, INC.

NOTE 15--SEGMENT INFORMATION (CONTINUED)
(see Note 1). The operations within major geographic areas for the periods ended December 31, 1995, October 16, 1996, December 31, 1996, and December 31, 1997 are summarized as follows (in thousands):

                                                                 YEAR ENDED DECEMBER 31, 1995
                                             ---------------------------------------------------------------------
                                                                                            OTHER
                                                UNITED        AUSTRALIA/                   FOREIGN
                                                STATES        NEW ZEALAND      CANADA    OPERATIONS   CONSOLIDATED
                                             ------------  -----------------  ---------  -----------  ------------
Revenue....................................  $  1,414,380     $   113,744     $  67,809   $  20,018    $1,615,951
                                             ------------        --------     ---------  -----------  ------------
                                             ------------        --------     ---------  -----------  ------------
Total assets...............................  $  2,535,621     $   133,629     $  97,426   $  58,222    $2,824,898
                                             ------------        --------     ---------  -----------  ------------
                                             ------------        --------     ---------  -----------  ------------

                                                               PERIOD ENDED OCTOBER 16, 1996
                                           ----------------------------------------------------------------------
                                                                                           OTHER
                                              UNITED        AUSTRALIA/                    FOREIGN
                                              STATES        NEW ZEALAND       CANADA    OPERATIONS   CONSOLIDATED
                                           ------------  -----------------  ----------  -----------  ------------
Revenue..................................  $  1,313,619     $   105,401     $   69,814   $  15,839    $1,504,673
                                           ------------        --------     ----------  -----------  ------------
                                           ------------        --------     ----------  -----------  ------------
Total assets.............................  $  2,859,202     $   115,082     $  147,617   $  65,796    $3,187,697
                                           ------------        --------     ----------  -----------  ------------
                                           ------------        --------     ----------  -----------  ------------

                                                               PERIOD ENDED DECEMBER 31, 1996
                                           ----------------------------------------------------------------------
                                                                                           OTHER
                                              UNITED        AUSTRALIA/                    FOREIGN
                                              STATES        NEW ZEALAND       CANADA    OPERATIONS   CONSOLIDATED
                                           ------------  -----------------  ----------  -----------  ------------
Revenue..................................  $    312,194     $    31,107     $   13,467   $   6,076    $  362,844
                                           ------------        --------     ----------  -----------  ------------
                                           ------------        --------     ----------  -----------  ------------
Total assets.............................  $  2,839,313     $   120,216     $  122,657   $  49,171    $3,131,357
                                           ------------        --------     ----------  -----------  ------------
                                           ------------        --------     ----------  -----------  ------------

                                                                YEAR ENDED DECEMBER 31, 1997
                                           ----------------------------------------------------------------------
                                                                                           OTHER
                                              UNITED        AUSTRALIA/                    FOREIGN
                                              STATES        NEW ZEALAND       CANADA    OPERATIONS   CONSOLIDATED
                                           ------------  -----------------  ----------  -----------  ------------
Revenue..................................  $  1,804,478     $   131,228     $   85,021   $  25,427    $2,046,154
                                           ------------        --------     ----------  -----------  ------------
                                           ------------        --------     ----------  -----------  ------------
Total assets.............................  $  3,997,485     $    98,145     $  131,987   $  51,339    $4,278,956
                                           ------------        --------     ----------  -----------  ------------
                                           ------------        --------     ----------  -----------  ------------

                             AVIS RENT A CAR, INC.

NOTE 16--SELECTED QUARTERLY FINANCIAL DATA

                                                            PREDECESSOR COMPANIES
                                            ------------------------------------------------------
                                                                                                        THE COMPANY
                                                                                                    -------------------
                                                                          QUARTERS ENDED
                                                                                                     OCTOBER 17, 1996
                                                                                   OCTOBER 1, 1996       (DATE OF
                                                                                         TO            ACQUISITION)
                                            MARCH 31,    JUNE 30,   SEPTEMBER 30,    OCTOBER 16,            TO
                                               1996        1996         1996            1996         DECEMBER 31, 1996
                                            ----------  ----------  -------------  ---------------  -------------------
Revenue...................................  $  418,118  $  469,448   $   531,478     $    85,629        $   362,844
Costs and expenses........................     416,585     441,725       492,742          83,822            360,583
                                            ----------  ----------  -------------  ---------------  -------------------
Income before provision for income
  taxes...................................       1,533      27,723        38,736           1,807              2,261
Provision for income taxes................         685      12,392        17,315             806              1,040
                                            ----------  ----------  -------------  ---------------  -------------------
Net income................................  $      848  $   15,331   $    21,421     $     1,001        $     1,221
                                            ----------  ----------  -------------  ---------------  -------------------
                                            ----------  ----------  -------------  ---------------  -------------------
Earnings per share:
Basic.....................................  $      .03  $      .50   $       .69     $       .03        $       .04
                                            ----------  ----------  -------------  ---------------  -------------------
                                            ----------  ----------  -------------  ---------------  -------------------
Diluted...................................  $      .03  $      .50   $       .69     $       .03        $       .04
                                            ----------  ----------  -------------  ---------------  -------------------
                                            ----------  ----------  -------------  ---------------  -------------------

                                                                 THE COMPANY
                                                                QUARTERS ENDED
                                            ------------------------------------------------------
                                            MARCH 31,    JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                               1997        1997         1997            1997
                                            ----------  ----------  -------------  ---------------
Revenue...................................  $  456,014  $  489,633   $   580,049     $   520,458
Costs and expenses........................     449,031     472,256       555,096         519,448
                                            ----------  ----------  -------------  ---------------
Income before provision for income
  taxes...................................       6,983      17,377        24,953           1,010
Provision for income taxes................       2,778       8,476        11,085             511
                                            ----------  ----------  -------------  ---------------
Net income................................  $    4,205  $    8,901   $    13,868     $       499
                                            ----------  ----------  -------------  ---------------
                                            ----------  ----------  -------------  ---------------
Earnings per share:
Basic.....................................  $      .14  $      .29   $       .45     $       .02
                                            ----------  ----------  -------------  ---------------
                                            ----------  ----------  -------------  ---------------
Diluted...................................  $      .14  $      .29   $       .45     $       .02
                                            ----------  ----------  -------------  ---------------
                                            ----------  ----------  -------------  ---------------
Shares of Common Stock outstanding:
  Basic...................................                                            30,925,000
                                                                                   ---------------
                                                                                   ---------------
  Diluted.................................                                            31,949,535
                                                                                   ---------------
                                                                                   ---------------

    For all periods presented through September 30, 1997, the weighted average shares of common stock outstanding for both basic and diluted earnings per share computations are 30,925,000.

NOTE 17--RELATED PARTY TRANSACTIONS

    The Company and Avis Europe, plc cooperate jointly in marketing and promotional activities, the exchange of reservations, the honoring of charge cards and vouchers, and the transfer of the related billings. Two members of the Company's board of directors are executive officers of Cendant and also serve on the board of Avis Europe Limited (formerly Cilva), the parent company of Avis Europe, plc.

    Vehicle manufacturers offer vehicle repurchase programs on an ongoing basis to assist in the acquisition and disposition of vehicles. These programs generally allow the Company, at its option, subject to certain provisions, to sell the vehicles back to the manufacturers at pre-determined prices. Amounts included under these programs are reflected in "Accounts receivable, net" on the accompanying consolidated statement of financial position at December 31, 1997 (see Note 3). Under the terms of certain financing agreements with General Motors, the Company is required to purchase a significant percentage

                             AVIS RENT A CAR, INC.

NOTE 17--RELATED PARTY TRANSACTIONS (CONTINUED) of its fleet from local dealers of General Motors subject to market conditions. In addition, the Company participates in an arrangement whereby General Motors provides payments for purchasing and promoting a specified number and mix of vehicles (see Note 5). At December 31, 1996, the Company had a $250.0 million line of credit, respectively, from General Motors which may be used for the Vehicle Trust financing (see Note 8). Of this facility, $200.0 million was available for subordinated debt at December 31, 1996. As of December 31, 1996, the Company utilized $118.0 million of this facility, of which $54.3 million was subordinated. This facility required a fee of 1/4 of 1% on the unused portion.

    At December 31, 1997, the Company is affiliated with Cendant which owns approximately 27.5% of the Company. For the year ended December 31, 1997, the Company earned revenues of approximately $2.2 million, from Cendant and its subsidiary companies of which approximately $76 thousand was outstanding and is included in Accounts receivable on the accompanying consolidated statement of financial position at December 31, 1997. The Company purchased approximately $90.6 million of goods and services from these affiliated companies.

NOTE 18--LITIGATION

    From time to time, the Company is subject to routine litigation incidental to its business. The Company maintains insurance policies that cover most of the actions brought against the Company. The Company is not currently involved in any legal proceeding which it believes would have a material adverse effect upon its financial condition or results of operations. However, the Company is involved in the following litigation:

    In the case of LINDA A. PUGH, ET AL., V. AVIS RENT A CAR SYSTEMS, INC. AND NEW HANOVER RENT-A-CAR, INC., 7-96-CV-91-F(2), (E.D.N.C.), a suit in federal court in North Carolina alleging race discrimination, the Company and the Plaintiffs have entered into a Settlement Agreement, subject to court approval, providing for payment of $1.875 million plus approximately $1.4 million in attorneys fees, including administration costs and costs of notice to potential class members, to settle and dismiss all claims against the Company. In the case of DAVID RUTSTEIN V. AVIS RENT A CAR SYSTEMS, INC., 97-0807 CIV-GOLD (S.D.FL.), a Florida suit alleging discrimination based upon religion, the Company has filed a motion to dismiss the action, which is pending before the court. In an administrative proceeding instituted in the Commonwealth of Pennsylvania, the Attorney General of the Commonwealth of Pennsylvania has filed an administrative complaint alleging that the Company is vicariously liable for race discrimination allegedly committed by a licensee; the Company has not yet been appraised of the specifics underlying these allegations but the Company believes that the claims are without merit. In connection with the IPO, the Company and Cendant entered into an agreement whereby Cendant agreed to indemnify the Company for the costs and expenses of defending all such claims, any other claims of illegal discrimination related to customers and alleged to have occurred prior to the IPO and from any liability arising therefrom.

NOTE 19--SUBSEQUENT EVENT

    On January 7, 1998, the Company closed a transaction refinancing the fleet debt of its Canadian car rental operation which provided for borrowings up to an amount of $210.9 million. The vehicles were transferred to a partnership in which a wholly-owned subsidiary of the Company, Aviscar, Inc., is the general partner and a financing source is the limited partner. Aviscar, Inc. continues to operate and service the vehicles in the fleet. The partnership structure allows Aviscar, Inc. to finance vehicles at a more advantageous interest rate.

    On February 20, 1998, the Company signed a purchase agreement for the acquisition of Hayes Leasing Company for approximately $85 million in cash, plus expenses and the refinancing of fleet-related indebtedness (approximately $117 million at January 31, 1998). The unaudited assets, exclusive of cost in excess of the fair value of net assets acquired, January 31, 1998 are approximately $120 million. The transaction is subject to customary closing conditions and regulatory approval.

                        THE FIRST GRAY LINE CORPORATION
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                           NINE MONTHS
                                                                                          ENDED JUNE 30,
                                                                                         1997        1996
                                                                                      ----------  ----------
Revenues............................................................................  $  156,384  $  143,918
Costs and expenses:
  Payroll and fringe benefits.......................................................      26,421      24,712
  Vehicle owning and operating costs................................................      60,081      55,898
  Commissions, rents and fees.......................................................      36,236      33,860
  Other costs.......................................................................       9,190       7,913
  Interest..........................................................................      11,904      11,095
                                                                                      ----------  ----------
                                                                                         143,832     133,478
                                                                                      ----------  ----------
Income before taxes based on income.................................................      12,552      10,440
Provision for taxes based on income.................................................       5,010       4,232
                                                                                      ----------  ----------
Net income..........................................................................  $    7,542  $    6,208
                                                                                      ----------  ----------
                                                                                      ----------  ----------

                            See accompanying notes.

                        THE FIRST GRAY LINE CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                                NINE MONTHS
                                                                                               ENDED JUNE 30,
                                                                                          ------------------------
                                                                                             1997         1996
                                                                                          -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..............................................................................  $     7,542  $     6,208
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
OPERATING ACTIVITIES:
  Depreciation..........................................................................       46,885       41,520
  ESOP compensation expense.............................................................        1,559        1,500
CHANGES IN OPERATING ASSETS AND LIABILITIES:
  Accounts receivable...................................................................      (1,234)      (1,438)
  Prepaid expenses......................................................................        1,321          710
  Accounts payable and accrued liabilities..............................................        9,737        9,409
  Self-insurance liability accrual......................................................        1,241        1,504
  Deferred taxes based on income........................................................        2,577        2,600
                                                                                          -----------  -----------
      Net cash provided by operating activities.........................................       69,628       62,013
                                                                                          -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to rental cars..............................................................    (251,328)    (208,862)
  Book value of rental cars sold........................................................      184,485      127,643
  Net additions to property and equipment...............................................      (2,343)      (1,831)
                                                                                          -----------  -----------
      Net cash used in investing activities.............................................     (69,186)     (83,050)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under revenue equipment obligations....................................      (1,000)       27,500
  Payments of other debt................................................................      (7,527)      (7,574)
  Purchase of Capital Stock.............................................................          (9)          (3)
                                                                                          -----------  -----------
      Net cash provided by (used in) financing activities...............................      (8,536)       19,923
                                                                                          -----------  -----------
Decrease in cash........................................................................      (8,094)      (1,114)
Cash at beginning of period.............................................................       11,679        4,965
                                                                                          -----------  -----------
Cash at end of period...................................................................  $     3,585  $     3,851
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                            See accompanying notes.

                        THE FIRST GRAY LINE CORPORATION
       NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE NINE MONTHS ENDED JUNE 30, 1997 AND 1996

NOTE 1. BASIS OF PRESENTATION

    In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position at June 30, 1997 and the results of operations and cash flows for the nine month periods ended June 30, 1997 and 1996. The results of operations for the interim periods are not indicative of the results for a full year.

NOTE 2. PRINCIPLES OF CONSOLIDATION

    The First Gray Line Corporation, through its operating subsidiary Grand Rent A Car Corp., d.b.a. Avis Licensee, provides car rental services in Southern California, Las Vegas, Nevada, and Yuma, Arizona. Grand Rent A Car Corp. operates independently under exclusive Avis Rent A Car, Inc. licenses.

    The accompanying consolidated financial statements include the accounts of The First Gray Line Corporation and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in the consolidation.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
The First Gray Line Corporation

We have audited the accompanying consolidated balance sheets of The First Gray Line Corporation as of September 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The First Gray Line Corporation at September 30, 1996 and 1995, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Los Angeles, California
November 22, 1996

                        THE FIRST GRAY LINE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                                              SEPTEMBER 30
                                                                                       --------------------------
                                                                                           1996          1995
                                                                                       ------------  ------------

                                                                                         (IN THOUSANDS, EXCEPT
                                                                                           SHARE INFORMATION)
ASSETS
Cash.................................................................................   $   11,679    $    4,965
Accounts receivable, less allowance for doubtful accounts of $207 in 1996 and $195 in
  1995...............................................................................        7,791         5,666
Prepaid expenses.....................................................................        4,100         3,499
Rental cars, at cost less accumulated depreciation of $29,807 in 1996 and $23,873 in
  1995...............................................................................      278,781       231,625
Property and equipment (including land of $7,140 in 1996 and 1995), at cost less
  accumulated depreciation of $15,701 in 1996 and $14,871 in 1995....................       17,187        15,984
Franchises and other intangibles, at cost............................................        1,705         1,705
                                                                                       ------------  ------------
Total assets.........................................................................   $  321,243    $  263,444
                                                                                       ------------  ------------
                                                                                       ------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable and accrued liabilities...........................................   $   16,493    $   12,885
  Self-insurance liability accrual...................................................       15,827        13,931
  Revenue equipment obligations and other debt.......................................      231,027       196,627
  Deferred taxes based on income.....................................................       20,441        14,472
                                                                                       ------------  ------------
Total liabilities....................................................................      283,788       237,915
Commitments..........................................................................
Stockholders' equity:
  Capital stock, 1,000,000 shares authorized and 640,000 shares issued in 1996 and
    1995, at stated value............................................................          715           715
  Retained earnings..................................................................       83,692        74,130
  Less unearned ESOP shares..........................................................      (46,946)      (49,313)
  Less treasury stock, at cost.......................................................           (6)           (3)
                                                                                       ------------  ------------
Total stockholders' equity...........................................................       37,455        25,529
                                                                                       ------------  ------------
Total liabilities and stockholders' equity...........................................   $  321,243    $  263,444
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                            See accompanying notes.

                        THE FIRST GRAY LINE CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                                  YEAR ENDED
                                                                                                 SEPTEMBER 30
                                                                                            ----------------------
                                                                                               1996        1995
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS)
Revenues..................................................................................  $  198,557  $  172,535
Costs and expenses:
  Payroll and fringe benefits.............................................................      33,049      29,296
  Vehicle owning and operating costs......................................................      76,718      66,476
  Commissions, rents and fees.............................................................      46,184      39,948
  Other costs.............................................................................      11,688       8,659
  Interest................................................................................      15,030      18,799
                                                                                            ----------  ----------
                                                                                               182,669     163,178
                                                                                            ----------  ----------
Income before taxes based on income.......................................................      15,888       9,357
Provision for taxes based on income.......................................................       6,100       3,671
                                                                                            ----------  ----------
Net income................................................................................  $    9,788  $    5,686
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                            See accompanying notes.

                        THE FIRST GRAY LINE CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                    UNEARNED
                                                                                      ESOP
                                                                                   SHARES OF                     TOTAL
                                                             CAPITAL    RETAINED     COMMON      TREASURY     STOCKHOLDERS'
                                                              STOCK     EARNINGS     STOCK         STOCK         EQUITY
                                                           -----------  ---------  ----------  -------------  ------------
                                                                                   (IN THOUSANDS)
Balance at September 30, 1994............................   $     715   $  68,907  $  (52,142)                 $   17,480
  Net income.............................................                   5,686                                   5,686
  Shares of Common Stock released for allocation, at
    cost.................................................                               2,829                       2,829
  Cost of ESOP shares released in excess of
    fair value, net of tax...............................                    (463)                                   (463)
  Purchase of capital stock..............................                                        $      (3)            (3)
                                                                                                        --
                                                                -----   ---------  ----------                 ------------
Balance at September 30, 1995............................         715      74,130     (49,313)          (3)        25,529
  Net income.............................................                   9,788                                   9,788
  Shares of Common Stock released for allocation, at
    cost.................................................                               2,367                       2,367
  Cost of ESOP shares released in excess of
    fair value, net of tax...............................                    (226)                                   (226)
  Purchase of capital stock..............................                                               (3)            (3)
                                                                                                        --
                                                                -----   ---------  ----------                 ------------
Balance at September 30, 1996............................   $     715   $  83,692  $  (46,946)   $      (6)    $   37,455
                                                                                                        --
                                                                                                        --
                                                                -----   ---------  ----------                 ------------
                                                                -----   ---------  ----------                 ------------

                            See accompanying notes.

                        THE FIRST GRAY LINE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          YEAR ENDED SEPTEMBER 30
                                                                                          ------------------------
                                                                                             1996         1995
                                                                                          -----------  -----------

                                                                                               (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..............................................................................  $     9,788  $     5,686
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
  Depreciation..........................................................................       56,676       48,652
  ESOP compensation expense.............................................................        1,998        2,070
  Increase in accounts receivable.......................................................       (2,125)        (464)
  (Increase) decrease in prepaid expenses...............................................         (601)       2,009
  Increase (decrease) in accounts payable and accrued liabilities.......................        3,608       (1,338)
  Increase (decrease) in self-insurance liability accrual...............................        1,896         (799)
  Increase in deferred taxes based on income............................................        6,112        2,854
                                                                                          -----------  -----------
Net cash provided by operating activities...............................................       77,352       58,670
                                                                                          -----------  -----------
INVESTING ACTIVITIES
Additions to rental cars................................................................     (289,862)    (296,760)
Book value of rental cars sold..........................................................      187,628      260,627
Net additions to property and equipment.................................................       (2,801)      (2,856)
                                                                                          -----------  -----------
Net cash used in investing activities...................................................     (105,035)     (38,989)
                                                                                          -----------  -----------
FINANCING ACTIVITIES
Net borrowings (payments) under revenue equipment obligations...........................       27,000      (30,154)
Borrowings of other debt................................................................       15,000       20,000
Payments of other debt..................................................................       (7,600)      (7,687)
Purchase of capital stock...............................................................           (3)          (3)
                                                                                          -----------  -----------
Net cash provided by (used in) financing activities.....................................       34,397      (17,844)
                                                                                          -----------  -----------
Increase in cash........................................................................        6,714        1,837
Cash at beginning of year...............................................................        4,965        3,128
                                                                                          -----------  -----------
Cash at end of year.....................................................................  $    11,679  $     4,965
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                            See accompanying notes.

                        THE FIRST GRAY LINE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          September 30, 1996 and 1995

1. ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND PRESENTATION OF FINANCIAL STATEMENTS

    The First Gray Line Corporation, through its operating subsidiary Grand Rent A Car Corp., d.b.a. Avis Licensee, provides car rental services in Southern California; Las Vegas, Nevada; and Yuma, Arizona. Grand Rent A Car Corp. operates independently under exclusive Avis Rent A Car, Inc. licenses.

    The accompanying consolidated financial statements include the accounts of The First Gray Line Corporation and its wholly-owned subsidiaries (the Company). All significant intercompany transactions and balances have been eliminated in consolidation.

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Included in costs and expenses are selling, general and administrative expenses of $32,366,000 in 1996 and $25,422,000 in 1995.

DEPRECIATION

    The Company depreciates rental cars and property and equipment on the straight-line method.

RENTAL CARS

    The Company recognizes car rental revenue at the time the car is returned.

    Included in rental cars are amounts receivable from car manufacturers of $15,304,000 in 1996 and $10,307,000 in 1995 for cars disposed of under various repurchase and guaranteed value programs. The majority of rental cars are acquired from one of the U.S. automobile manufacturers.

SELF INSURANCE

    The Company self-insures for automobile liability losses and workers' compensation losses up to specified limits. Insurance coverage is maintained for losses in excess of those limits. Accruals have been provided to fully reserve for the Company's loss responsibility.

CREDIT RISK

    The Company has no significant off-balance sheet risks or concentrations of credit risk.

2. REVENUE EQUIPMENT OBLIGATIONS AND OTHER DEBT

    Revenue equipment obligations and other debt at September 30, 1996, include $151,000,000 due under the credit line and $80,027,000 of other debt.

    The Company has a secured bank credit line available for the purchase of rental cars and other working capital requirements of $175,000,000 and a secured credit line from a car manufacturer's finance subsidiary of $25,000,000, which expire at various dates through 1999. The bank credit line provides for

                        THE FIRST GRAY LINE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. REVENUE EQUIPMENT OBLIGATIONS AND OTHER DEBT (CONTINUED) borrowings and the issuance of letters of credit equal to the lesser of the credit commitment or the eligible vehicle and vehicle receivable collateral. At September 30, 1996, borrowings of $151,000,000 and letters of credit of $4,473,000 were outstanding under the bank credit line with $18,000,000 available for borrowings and $1,527,000 available for letters of credit. There was no outstanding balance with the manufacturer's finance subsidiary at September 30, 1996. Interest on the bank credit line is based on market-directed commercial paper rates and at September 30, 1996, the effective interest rate on the bank credit line was 6.0%. During 1995, the Company wrote off $3,000,000 of capitalized loan costs, related to a prior year financing, to interest expense.

    Other debt consists of the following at September 30 (in thousands):

                                                                                      1996       1995
                                                                                    ---------  ---------
Notes payable at various rates ranging from 7.55% to 10.23%, secured by eligible vehicle and vehicle receivable collateral, due in varying amounts through
  2007............................................................................  $  80,000  $  72,500
Note payable at 9.25%, secured by assets (net book value of $29 in 1996 and $115
  in 1995), due in 1997...........................................................         27        127
                                                                                    ---------  ---------
                                                                                    $  80,027  $  72,627
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    The effective interest rates on Other debt at September 30, 1996 and 1995, were 8.8% and 9.1%, respectively.

    The bank credit line and the other debt contain certain covenants restricting payments of dividends, incurrence of additional long-term debt and requiring maintenance of certain financial ratios.

    The aggregate amount of maturities for other debt for the five years following September 30, 1996, and beyond are: $7,527,000 in 1997, $7,500,000 in 1998, $10,000,000 in 1999, $9,375,000 in 2000, $9,375,000 in 2001, and
$36,250,000 in 2002 and beyond.

    Interest payments were $14,130,000 in 1996 and $15,887,000 in 1995.

                        THE FIRST GRAY LINE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. TAXES BASED ON INCOME

    Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                                                        SEPTEMBER 30
                                                                                    --------------------
                                                                                      1996       1995
                                                                                    ---------  ---------
Tax over book depreciation........................................................  $  29,947  $  21,658
Prepaid expenses..................................................................      1,737      1,610
Other.............................................................................      1,848      1,985
                                                                                    ---------  ---------
  Deferred tax liabilities........................................................     33,532     25,253
Self insurance liability accrual..................................................      6,569      5,796
Payroll and payroll related expenses..............................................      1,695      1,013
Other accrued expenses............................................................      3,206      2,717
Other.............................................................................      1,621      1,255
  Deferred tax assets.............................................................     13,091     10,781
                                                                                    ---------  ---------
Net deferred tax liabilities......................................................  $  20,441  $  14,472
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    Deferred tax liabilities relate primarily to the use of accelerated depreciation for tax purposes, while deferred tax assets relate primarily to estimated self-insurance expenses on automobile liability and workers' compensation and other expenses that are accrued for book purposes but are not deductible currently for income tax purposes.

    During 1995, the Company adopted a qualified like-kind exchange program under which the Company can defer the gain associated with the sale of certain vehicles in its rental fleet by reducing, for income tax purposes, the basis in the replacement vehicle.

    The provision for taxes based on income is composed of the following (in thousands):

                                                                                         YEAR ENDED
                                                                                     SEPTEMBER 30, 1996
                                                                               -------------------------------
                                                                                FEDERAL     STATE      TOTAL
                                                                               ---------  ---------  ---------
Current......................................................................  $     113  $      20  $     133
Deferred.....................................................................      5,753        214      5,967
                                                                               ---------  ---------  ---------
Total........................................................................  $   5,866  $     234  $   6,100
                                                                               ---------  ---------  ---------
                                                                               ---------  ---------  ---------

                                                                                         YEAR ENDED
                                                                                     SEPTEMBER 30, 1995
                                                                               -------------------------------
                                                                                FEDERAL     STATE      TOTAL
                                                                               ---------  ---------  ---------
Current......................................................................  $     630  $     248  $     878
Deferred.....................................................................      2,316        477      2,793
                                                                               ---------  ---------  ---------
Total........................................................................  $   2,946  $     725  $   3,671
                                                                               ---------  ---------  ---------
                                                                               ---------  ---------  ---------

                        THE FIRST GRAY LINE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. TAXES BASED ON INCOME (CONTINUED)
    A reconciliation of income tax expense computed by applying the statutory federal income tax rate to income before taxes and reported tax expense is summarized in the following table (in thousands):

                                                                                       YEAR ENDED SEPTEMBER
                                                                                                30
                                                                                       --------------------
                                                                                         1996       1995
                                                                                       ---------  ---------
Federal income tax at 34%............................................................  $   5,402  $   3,181
State income taxes, net of federal tax benefit.......................................        154        479
Other................................................................................        544         11
                                                                                       ---------  ---------
Income tax expense as reported.......................................................  $   6,100  $   3,671
                                                                                       ---------  ---------
                                                                                       ---------  ---------

    Tax payments made during 1996 and 1995 were $1,340,000 and $2,887,000, respectively. Tax refunds received during 1996 were $549,000.

4. COMMITMENTS

    The Company and its subsidiaries are committed under the terms of operating lease agreements, principally for sales facilities, for aggregate minimum rental payments of $19,481,000 due as follows: $9,550,000 in 1997; $4,893,000 in 1998;
$3,195,000 in 1999; $1,186,000 in 2000; $539,000 in 2001; and $118,000 in 2002
and beyond. Certain major leases require minimum payments plus a percentage of revenue. Minimum rent expense amounted to $10,193,000 in 1996 and $10,331,000 in 1995. Additional rent expense based on a percentage of revenue amounted to $6,191,000 in 1996 and $4,486,000 in 1995.

5. PENSION PLANS

    Substantially all car rental employees are covered by a defined contribution
Section 401(k) plan. Certain employees covered by Section 401(k) plan are also covered by a nonqualified supplemental employee retirement plan. The plans provide for participant contributions based on salaries.

6. EMPLOYEE STOCK OWNERSHIP PLAN

    The Company sponsors a leveraged Employee Stock Ownership Plan (ESOP) that covers all eligible employees. The Company makes annual contributions to the ESOP equal to the ESOP's debt service. The ESOP shares initially were pledged as collateral for its debt. As payments are made for debt and interest, shares are released from collateral and allocated to active employee accounts, based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the fair value of the shares (based upon the valuation at the beginning of the period). ESOP compensation expense was $1,998,000 and $2,070,000 for 1996 and 1995, respectively. As employees

                        THE FIRST GRAY LINE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. EMPLOYEE STOCK OWNERSHIP PLAN (CONTINUED) retire or otherwise terminate their employment, the Company would be obligated to buy back their ESOP shares at the fair value at the time of repurchase. The ESOP shares are as follows:

                                                                                   SEPTEMBER 30
                                                                           ----------------------------
                                                                               1996           1995
                                                                           -------------  -------------
Allocated shares.........................................................         29,214         19,757
Less shares purchased from participants..................................            (32)           (16)
Net allocated shares.....................................................         29,182         19,741
Shares of Common Stock released for allocation...........................          3,003          2,990
Unreleased shares........................................................        187,783        197,253
                                                                           -------------  -------------
Total ESOP shares........................................................        219,968        219,984
                                                                           -------------  -------------
                                                                           -------------  -------------
Fair value of unreleased shares..........................................  $  39,622,000  $  36,097,000
                                                                           -------------  -------------
                                                                           -------------  -------------

                             AVIS RENT A CAR, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

    The unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 gives effect to the following transactions as if they had occurred on January 1, 1997: (a) the acquisition of The First Gray Line Corporation, (b) the repayment of debt with the net proceeds (after the purchase of The First Gray Line Corporation) from the initial public offering on September 24, 1997 and (c) adjustments to reflect a 4% royalty fee pursuant to the Master License Agreement with Cendant.

    The Company believes that the accounting used to reflect the above transactions provides a reasonable basis on which to present those unaudited pro forma financial data. The pro forma consolidated statement of operations is unaudited and was derived by adjusting the historical consolidated statement of operations of the Company. THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF THE COMPANY'S CONSOLIDATED STATEMENT OF OPERATIONS HAD THE TRANSACTIONS BEEN CONSUMMATED ON THE DATES ASSUMED AND DOES NOT PROJECT THE COMPANY'S CONSOLIDATED RESULTS OF OPERATIONS FOR ANY FUTURE DATE OR PERIOD.

    The unaudited pro forma consolidated statement of operations and accompanying notes should be read in conjunction with the audited consolidated financial statements, the unaudited condensed consolidated financial statements of The First Gray Line Corporation and the financial information pertaining to the Company, in each case included elsewhere in this Registration Statement.

                             AVIS RENT A CAR, INC.

                              UNAUDITED PRO FORMA
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                   FIRST GRAY LINE
                                                                     CORPORATION
                                                      HISTORICAL   JANUARY 1, 1997
                                                      AVIS RENT A        TO          PRO FORMA    PRO FORMA
                                                       CAR, INC.   AUGUST 19, 1997  ADJUSTMENTS  CONSOLIDATED
                                                      -----------  ---------------  -----------  ------------

Revenue.............................................   $2,046,154     $ 129,743                   $2,175,897
                                                      -----------  ---------------               ------------
Costs and expenses:
  Direct operating..................................     863,839         57,355      $    (911)(1)     920,283
  Vehicle depreciation..............................     460,629         34,281         43,804(2)     538,714
  Vehicle lease charges.............................      81,461              9        (60,751)(2)      20,719
  Selling, general and administrative...............     415,728         13,100         (8,073)(3)
                                                                                         1,298(4)     422,053
  Interest, net.....................................     167,314         10,235         16,947(2)
                                                                                         8,073(5)
                                                                                        (8,582)(6)
                                                                                        (1,389)(7)     192,598
  Amortization of cost in excess of net assets
    required........................................       6,860                         2,883(8)       9,743
                                                      -----------  ---------------  -----------  ------------
                                                       1,995,831        114,980         (6,701)    2,104,110
                                                      -----------  ---------------  -----------  ------------
Income (loss) before provision for (benefit from)
  income taxes......................................      50,323         14,763          6,701        71,787
Provision for (benefit from) income taxes...........      22,850          5,941          3,564(9)      32,355
                                                      -----------  ---------------  -----------  ------------
Net income (loss)...................................   $  27,473      $   8,822      $   3,137    $   39,432
                                                      -----------  ---------------  -----------  ------------
                                                      -----------  ---------------  -----------  ------------
Earnings per basic share on 30,925,000 shares.......                                              $     1.28
                                                                                                 ------------
                                                                                                 ------------
Earnings per diluted share on 31,181,134 shares.....                                              $     1.26
                                                                                                 ------------
                                                                                                 ------------

    See accompanying notes to the unaudited pro forma consolidated financial statement of operations.

                             AVIS RENT A CAR, INC.

                 NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENT OF OPERATIONS
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

 (1) Reflects the elimination of ESOP related compensation expense for The First Gray Line Corporation.

 (2) Reflects the reclassification of lease charges to depreciation and interest on vehicles which were capitalized pursuant to the refinancing at July 30, 1997.

 (3) Reflects the elimination of an administration fee from Cendant.

 (4) Reflects the elimination of a franchise fee due to the Company from The First Gray Line Corporation (3% of revenue), and the charge for a royalty fee calculated at 4% of revenue pursuant to the Master License Agreement with Cendant.

 (5) Reflects the elimination of the interest income relating to the Wizard
    Note.

 (6) Reflects the reduction in interest expense as a result of prepaying debt with the proceeds from the initial public offering on September 24, 1997, as follows:

                                                                                   YEAR ENDED
                                                                       REDUCTION    DECEMBER
                                                                        OF DEBT     31, 1997
                                                                       ----------  -----------
Interest expense on a term loan (interest at rate of 7.85%)..........  $  120,000   $   7,065
Interest expense on commercial paper (interest at rate of 5.42%).....      37,315       1,517
                                                                       ----------  -----------
                                                                       $  157,315   $   8,582
                                                                       ----------  -----------
                                                                       ----------  -----------

 (7) Reflects the elimination of interest expense on a bridge loan utilized to purchase The First Gray Line Corporation.

 (8) Reflects the amortization of cost in excess of net assets acquired as a result of the acquisition by the Company of The First Gray Line Corporation as if it had occurred on January 1, 1997. The unamortized cost in excess of net assets acquired is being amortized over 40 years.

 (9) Reflects the income tax effects of the pro forma adjustments at statutory income tax rates.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................         10
Special Note Regarding Forward-Looking
  Statements...................................         16
Use of Proceeds................................         17
Price Range of Common Stock....................         17
Dividend Policy................................         17
Capitalization.................................         18
Selected Historical Financial Data.............         19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         20
Business.......................................         28
Management.....................................         41
Relationship with Cendant......................         51
Shares Eligible for Future Sale................         56
Description of Capital Stock...................         57
Certain United States Federal Tax Consequences
  to Non-United States Holders.................         58
Underwriting...................................         60
Legal Matters..................................         61
Experts........................................         61
Available Information..........................         62
Index to Financial Statements..................        F-1

                                5,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                            BEAR, STEARNS & CO. INC.
                                LEHMAN BROTHERS
                              MERRILL LYNCH & CO.
                     NATIONSBANC MONTGOMERY SECURITIES LLC

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following are the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Company:

 Securities and Exchange Commission registration fee..............  $
 NASD filing fees and expenses....................................
 Printing and engraving expenses..................................
 Legal fees and expenses..........................................
 Accounting fees and expenses.....................................
 Miscellaneous....................................................
                                                                    ---------
       Total......................................................  $
                                                                    ---------
                                                                    ---------

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 145 of the General Corporation Law of the State of Delaware ("GCL") provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against expenses, (including attorney's fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, provided that such person had no reasonable cause to believe his conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or any court in which such suit or action was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

    As permitted by Section 102(b)(7) of the GCL, the Amended and Restated Certificate of Incorporation of the Company (filed herewith as Exhibit 3.1) (the "Restated Certificate of Incorporation") provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director other that (i) for breaches of the director's duty of loyalty to the Company and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the GCL and (iv) for any transaction from which the director derived an improper personal benefit.

    The Company's Amended and Restated Bylaws (filed herewith as Exhibit 3.2) (the "Bylaws") provide indemnification of the Company's directors and officers, both past and present, to the fullest extent permitted by the GCL, and allow the Company to advance or reimburse litigation expenses upon submission by the director or officer of an undertaking to repay such advances or reimbursements if it is ultimately determined that indemnification is not available to such director or officer, pursuant to the Bylaws. The Company's Bylaws will also authorize the Company to purchase and maintain insurance on behalf of an officer or director, past or present, against any liability inserted against him in any such capacity whether or not the Company would have the power to indemnify him against such liability under the provisions of the Restated Certificate of Incorporation or Section 145 of the GCL.

    The Company has entered into indemnification agreements with each of its directors and certain of its executive officers. The indemnification agreements require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors of officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any preceding against them as to which they could be indemnified.

    The Underwriting Agreement (filed herewith as Exhibit 1 provides for the indemnification by the Underwriters of directors and certain officers of the Company against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    None.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  Exhibits:

 EXHIBIT
   NO.                                          DESCRIPTION
---------  -------------------------------------------------------------------------------------
1          Form of Underwriting Agreement*
3.         CERTIFICATE OF INCORPORATION AND BY-LAWS
3.1        Amended and Restated Certificate of Incorporation of the Registrant*
3.2        Amended and Restated By-Laws of the Registrant*
4.         INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES
4.1        Form of Certificate of Common Stock***
4.2        Amended and Restated Base Indenture, dated as of July 30, 1997, between AESOP Funding
           II L.L.C., as issuer, and Harris Trust and Savings Bank, as trustee.***
4.3        Series 1997-1 Supplement, dated as of July 30, 1997 between AESOP Funding II L.L.C.
           and Harris Trust and Savings Bank, as trustee, to the Amended and Restated Base
           Indenture, dated as of July 30, 1997, between AESOP Funding II and the Trustee.***
4.4        Series 1997-2 Supplement, dated as of July 30, 1997 between AESOP Funding II L.L.C.
           and Harris Trust and Savings Bank, as trustee, to the Amended and Restated Base
           Indenture, dated as of July 30, 1997, between AESOP Funding II and the Trustee.***
4.5        Loan Agreement, dated as of July 30, 1997, between AESOP Leasing L.P., as borrower, and AESOP Funding II L.L.C., as lender.***
4.6        Loan Agreement, dated as of July 30, 1997, among AESOP Leasing L.P., as borrower, PV
           Holding Corp., as a permitted nominee of the borrower, Quartx Fleet Management, Inc., as a permitted nominee of the borrower, and AESOP Funding II L.L.C., as lender.***
4.7        Loan Agreement, dated as of July 30, 1997, between AESOP Leasing Corp. II, as borrower, AESOP Leasing Corp., as permitted nominee of the borrower, and AESOP
           Funding II L.L.C., as lender.***
4.8        Master Motor Vehicle Finance Lease Agreement, dated as of July 30, 1997, by and among
           AESOP Leasing L.P., as lessor, Avis Rent A Car System, Inc., as lessee, individually and as the Administrator and Avis Rent A Car, Inc., as guarantor.***

 EXHIBIT
   NO.                                          DESCRIPTION
---------  -------------------------------------------------------------------------------------
4.9        Master Motor Vehicle Operating Lease Agreement, dated as of July 30, 1997, by and among AESOP Leasing L.P., as lessor, Avis Rent A Car System, Inc., individually and as the Administrator, certain Eligible Rental Car Companies, as lessees, and Avis
           Rent A Car, Inc., as guarantor.***
4.10       Master Motor Vehicle Operating Lease Agreement, dated as of July 30, 1997, by and among AESOP Leasing Corp. II, as lessor, Avis Rent A Car System, Inc., individually and as the Administrator, certain Eligible Rental Car Companies, as lessees and Avis
           Rent A Car, Inc., as guarantor.***
4.11       Credit Agreement, dated as of July 30, 1997, among Avis Rent A Car, Inc., Avis Rent A
           Car System, Inc., The Chase Manhattan Bank, as administrative agent, Lehman
           Commercial Paper, Inc., as syndication agent and the other lenders party thereto (the
           "Credit Agreement").***
4.12       Guarantee, dated as of July 30, 1997, in favor of The Chase Manhattan Bank, as administrative agent for the lenders from time to time parties to the Credit
           Agreement.***
4.13       Security Agreement, dated as of July 30, 1997, in favor of The Chase Manhattan Bank, as administrative agent for the lenders from time to time parties to the Credit
           Agreement.***
4.14       Pledge Agreement, dated as of July 30, 1997, in favor of The Chase Manhattan Bank, as administrative agent for the lenders from time to time parties to the Credit
           Agreement.***
5          Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of the Common
           Stock.*
10.        MATERIAL CONTRACTS
10.1       Form of Registration Rights Agreement***
10.2       Separation Agreement between Cendant Car Rental, Inc. and Avis Rent A Car, Inc.***
10.3       Master License Agreement among Cendant Car Rental, Inc., Avis Rent A Car System, Inc.
           and Wizard Co., Inc.***
10.4       Computer Services Agreement between Avis Rent A Car System, Inc. and WizCom
           International, Ltd.***
10.5       Reservation Services Agreement between Cendant Incorporated and Avis Rent A Car
           System, Inc.***
10.6       Form of Tax Disaffiliation Agreement among Cendant Incorporated, Cendant Car Rental,
           Inc. and Avis Rent A Car, Inc.***
10.7       Form of Lease Agreement by and between WizCom International, Ltd., as lessor, and
           Avis Rent A Car System, Inc. as lessee (Virginia Beach, Virginia).***
10.8       Form of Sublease Agreement by and between WizCom International, Ltd., as sublessor, and Avis Rent A Car System, Inc., as sublessee (Tulsa, Oklahoma).***
10.9       Form of Sublease Agreement by and between WizCom International, Ltd., as sublessor, and Avis Rent A Car System, Inc., as sublessee (Garden City, New York).***
10.10      Wizard Note Assignment, Assumption and Release Agreement, dated as of July 30, 1997 by and between Wizard Co., Inc., Avis Rent A Car System, Inc. and Reserve Claims
           Management Co.***

 EXHIBIT
   NO.                                          DESCRIPTION
---------  -------------------------------------------------------------------------------------
10.11      Termination Services Agreement, among Harris Trust and Savings Bank, AESOP Funding II
           L.L.C., Avis Rent A Car System, Inc., and Wizcom International, Ltd.***
10.13      Call Transfer Agreement, dated March 4, 1997, between HFS Incorporated and Avis Rent
           A Car System, Inc.***
10.14      Form of Amended and Restated Employment Agreement, dated as of February 9, 1996, between HFS Car Rental, Inc. and F. Robert Salerno***
10.15      Offer Letter, dated as of February 24, 1997, between Craig Hoenshell and HFS
           Incorporated.***
10.16      Amended and Restated Employment Agreement, dated February 9, 1996, between HFS Car
           Rental, Inc. and John Forsythe.***
10.17      Employment Agreement, dated September 28, 1987, between Cendant Car Rental, Inc. and
           Michael P. Collins.***
10.18      Avis Rent A Car, Inc. 1997 Stock Option Plan***
21         Subsidiaries of the Registrant***
23.1       Consent of Deloitte & Touche LLP, Independent Auditors of the Company.**
23.2       Consent of Ernst & Young LLP, Independent Auditors of The First Gray Line
           Corporation.**
23.3       Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
           Exhibit 5)*
24         Powers of Attorney (included on signature page)**
27         FINANCIAL DATA SCHEDULE
27.1       Financial Data Schedule--December 31, 1996**
27.2       Financial Data Schedule--December 31, 1997**

------------------------

*   To be filed by amendment

**  Filed herewith

*** Incorporated by reference to the Registrant's Registration Statement on Form
    S-1, 333-28609.

    (b) Financial Statement Schedule. Schedule II--Valuation and Qualifying Accounts

        All other schedules are omitted because the information is not required or because the information is included in the combined financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to in Item 14 or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Company hereby undertakes that:

        1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 23, 1998.

                                             AVIS RENT A CAR, INC.
                                             (Registrant)

                                             By:        /s/ KEVIN M. SHEEHAN
                                                        ------------------------------------------
                                                        Name: Kevin M. Sheehan
                                                        Title: Executive Vice President
                                                             and Chief Financial Officer

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signatures appear below, constitutes and appoints each of Kevin M. Sheehan, John H. Carley and Karen Sclafani, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement in the name and on behalf of the Registrant or on behalf of the undersigned as a director or officer of the Registrant, on Form S-1 under the Securities Act of 1933, as amended, including, without limiting the generality of the foregoing, to sign the Registration Statement and any and all amendments (including post-effective amendments) to the Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                       TITLE                            DATE
--------------------------------------------------  --------------------------------------  ----------------------

              /s/ R. CRAIG HOENSHELL                Chairman of the Board, Chief Executive    February 23, 1998
     ---------------------------------------          Officer and Director
                R. Craig Hoenshell                    (Principal Executive Officer)

              /s/ F. ROBERT SALERNO                 President, Chief Operating Officer and    February 23, 1998
     ---------------------------------------          Director
                F. Robert Salerno

               /s/ KEVIN M. SHEEHAN                 Executive Vice President and Chief        February 23, 1998
     ---------------------------------------          Financial Officer
                 Kevin M. Sheehan                     (Principal Financial Officer)

              /s/ TIMOTHY M. SHANLEY                Vice President and Controller             February 23, 1998
     ---------------------------------------          (Principal Accounting Officer)
                Timothy M. Shanley

              /s/ STEPHEN P. HOLMES                 Director                                  February 23, 1998
     ---------------------------------------
                Stephen P. Holmes

              /s/ MICHAEL P. MONACO                 Director                                  February 23, 1998
     ---------------------------------------
                Michael P. Monaco

               /s/ W. ALUN CATHCART                 Director                                  February 23, 1998
     ---------------------------------------
                 W. Alun Cathcart

                    SIGNATURE                                       TITLE                            DATE
--------------------------------------------------  --------------------------------------  ----------------------

           /s/ LEONARD S. COLEMAN, JR.              Director                                  February 23, 1998
     ---------------------------------------
             Leonard S. Coleman, Jr.

              /s/ MICHAEL J. KENNEDY                Director                                  February 23, 1998
     ---------------------------------------
                Michael J. Kennedy

              /s/ MARTIN K. EDELMAN                 Director                                  February 23, 1998
     ---------------------------------------
                Martin K. Edelman

                                                    Director
     ---------------------------------------
                Deborah L. Harmon

             /s/ MICHAEL L. TARNOPOL                Director                                  February 23, 1998
     ---------------------------------------
               Michael L. Tarnopol

          INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of Avis Rent A Car, Inc.

    We have audited the accompanying consolidated statements of financial position of Avis Rent A Car, Inc. and subsidiaries (successors to Rental Car System Holdings, Inc. and subsidiaries, Avis International, Ltd. and subsidiaries, Avis Enterprises, Inc. and subsidiaries, Pathfinder Insurance Company and Global Excess & Reinsurance, Ltd., all previously Wholly-Owned by Avis, Inc., collectively the "Predecessor Companies") (collectively referred to as "Avis Rent A Car, Inc." or the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1997 and for the period October 17, 1996 (Date of Acquisition) to December 31, 1996 and as to the Predecessor Companies the related consolidated statements of operations, stockholders' equity and cash flows for the period January 1, 1996 to October 16, 1996 and for the year ended December 31, 1995, and have issued our report thereon dated
January 29, 1998 (February 20, 1998 as to Note   ); such report is included
elsewhere in this Registration Statement. Our audits also included the financial statement schedule of the Company and the Predecessor Companies, listed in Item 16(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP
New York, New York
January 29, 1998

(February 20, 1998 as to Note 19)

                             AVIS RENT A CAR, INC.

                          FINANCIAL STATEMENT SCHEDULE

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                                                               ADDITIONS
                                                                        ------------------------
                                                            BALANCE AT  CHARGED TO      OTHER                  BALANCE AT
                                                            BEGINNING    COSTS AND   ADDITIONS,                  END OF
DESCRIPTION                                                 OF PERIOD    EXPENSES      NET(A)     DEDUCTIONS     PERIOD
----------------------------------------------------------  ----------  -----------  -----------  -----------  ----------
Year Ended December 31, 1995:
Allowance for doubtful accounts--accounts receivable......  $    3,731   $     (48)                $     937   $    2,746
Accumulated amortization--goodwill........................  $   32,714   $   4,757                             $   37,471
Public liability and property damage and other insurance
  liabilities.............................................  $  184,002   $  81,800                 $  71,125   $  194,677
January 1, 1996 to October 16, 1996:
Allowance for doubtful accounts--accounts receivable......  $    2,746   $   1,238                 $     794   $    3,190
Accumulated amortization--goodwill........................  $   37,471   $   3,782                             $   41,253
Public liability and property damage and other insurance
  liabilities.............................................  $  194,677   $  74,109                 $  56,315   $  212,471

October 17, 1996 (Date of Acquisition) to
  December 31, 1996:
Allowance for doubtful accounts--accounts receivable......               $     227                             $      227
Accumulated amortization--goodwill........................               $   1,026                             $    1,026
Public liability and property damage and other insurance
  liabilities.............................................  $  212,471   $  17,355                 $  16,041   $  213,785

Year Ended December 31, 1997:
Allowance for doubtful accounts--accounts receivable......  $      227   $   3,208                 $   2,556   $      879
Accumulated amortization--goodwill........................  $    1,026   $   6,860                             $    7,886
Public liability and property damage and other insurance
  liabilities.............................................  $  213,785   $  96,663    $  16,670    $  71,089   $  256,029

------------------------

a) Includes additions of $16,838 relating to the acquisition of The First Grayline Corporation on
    August 20, 1997.

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                              DESCRIPTION                                             PAGE NO.
---------  ----------------------------------------------------------------------------------------------  -----------
1          Form of Underwriting Agreement*
3.         CERTIFICATE OF INCORPORATION AND BY-LAWS
3.1        Amended and Restated Certificate of Incorporation of the Registrant*
3.2        Amended and Restated By-Laws of the Registrant*
4.         INSTRUMENTS DEFINING THE RIGHTS OF SECURITYHOLDERS, INCLUDING INDENTURES
4.1        Form of Certificate of Common Stock***
4.2        Amended and Restated Base Indenture, dated as of July 30, 1997, between AESOP Funding II
           L.L.C., as issuer, and Harris Trust and Savings Bank, as trustee.***
4.3        Series 1997-1 Supplement, dated as of July 30, 1997 between AESOP Funding II L.L.C. and Harris
           Trust and Savings Bank, as trustee, to the Amended and Restated Base Indenture, dated as of
           July 30, 1997, between AESOP Funding II and the Trustee.***
4.4        Series 1997-2 Supplement, dated as of July 30, 1997 between AESOP Funding II L.L.C. and Harris
           Trust and Savings Bank, as trustee, to the Amended and Restated Base Indenture, dated as of
           July 30, 1997, between AESOP Funding II and the Trustee.***
4.5        Loan Agreement, dated as of July 30, 1997, between AESOP Leasing L.P., as borrower, and AESOP
           Funding II L.L.C., as lender.***
4.6        Loan Agreement, dated as of July 30, 1997, among AESOP Leasing L.P., as borrower, PV Holding
           Corp., as a permitted nominee of the borrower, Quartx Fleet Management, Inc., as a permitted nominee of the borrower, and AESOP Funding II L.L.C., as lender.***
4.7        Loan Agreement, dated as of July 30, 1997, between AESOP Leasing Corp. II, as borrower, AESOP
           Leasing Corp., as permitted nominee of the borrower, and AESOP Funding II L.L.C., as lender.***
4.8        Master Motor Vehicle Finance Lease Agreement, dated as of July 30, 1997, by and among AESOP
           Leasing L.P., as lessor, Avis Rent A Car System, Inc., as lessee, individually and as the
           Administrator and Avis Rent A Car, Inc., as guarantor.***
4.9        Master Motor Vehicle Operating Lease Agreement, dated as of July 30, 1997, by and among AESOP
           Leasing L.P., as lessor, Avis Rent A Car System, Inc., individually and as the Administrator, certain Eligible Rental Car Companies, as lessees, and Avis Rent A Car, Inc., as guarantor.***
4.10       Master Motor Vehicle Operating Lease Agreement, dated as of July 30, 1997, by and among AESOP
           Leasing Corp. II, as lessor, Avis Rent A Car System, Inc., individually and as the
           Administrator, certain Eligible Rental Car Companies, as lessees and Avis Rent A Car, Inc., as guarantor.***
4.11       Credit Agreement, dated as of July 30, 1997, among Avis Rent A Car, Inc., Avis Rent A Car
           System, Inc., The Chase Manhattan Bank, as administrative agent, Lehman Commercial Paper,
           Inc., as syndication agent and the other lenders party thereto (the "Credit Agreement").***
4.12       Guarantee, dated as of July 30, 1997, in favor of The Chase Manhattan Bank, as administrative agent for the lenders from time to time parties to the Credit Agreement.***
4.13       Security Agreement, dated as of July 30, 1997, in favor of The Chase Manhattan Bank, as administrative agent for the lenders from time to time parties to the Credit Agreement.***
4.14       Pledge Agreement, dated as of July 30, 1997, in favor of The Chase Manhattan Bank, as administrative agent for the lenders from time to time parties to the Credit Agreement.***

 EXHIBIT
   NO.                                              DESCRIPTION                                             PAGE NO.
---------  ----------------------------------------------------------------------------------------------  -----------
5          Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of the Common Stock.*
10.        MATERIAL CONTRACTS
10.1       Form of Registration Rights Agreement***
10.2       Separation Agreement between Cendant Car Rental, Inc. and Avis Rent A Car, Inc.***
10.3       Master License Agreement among Cendant Car Rental, Inc., Avis Rent A Car System, Inc. and
           Wizard Co., Inc.***
10.4       Computer Services Agreement between Avis Rent A Car System, Inc. and WizCom International,
           Ltd.***
10.5       Reservation Services Agreement between Cendant Incorporated and Avis Rent A Car System,
           Inc.***
10.6       Form of Tax Disaffiliation Agreement among Cendant Incorporated, Cendant Car Rental, Inc. and
           Avis Rent A Car, Inc.***
10.7       Form of Lease Agreement by and between WizCom International, Ltd., as lessor, and Avis Rent A
           Car System, Inc. as lessee (Virginia Beach, Virginia).***
10.8       Form of Sublease Agreement by and between WizCom International, Ltd., as sublessor, and Avis
           Rent A Car System, Inc., as sublessee (Tulsa, Oklahoma).***
10.9       Form of Sublease Agreement by and between WizCom International, Ltd., as sublessor, and Avis
           Rent A Car System, Inc., as sublessee (Garden City, New York).***
10.10      Wizard Note Assignment, Assumption and Release Agreement, dated as of July 30, 1997 by and between Wizard Co., Inc., Avis Rent A Car System, Inc. and Reserve Claims Management Co.***
10.11      Termination Services Agreement, among Harris Trust and Savings Bank, AESOP Funding II L.L.C.,
           Avis Rent A Car System, Inc., and Wizcom International, Ltd.***
10.13      Call Transfer Agreement, dated March 4, 1997, between HFS Incorporated and Avis Rent A Car
           System, Inc.***
10.14      Form of Amended and Restated Employment Agreement, dated as of February 9, 1996, between HFS
           Car Rental, Inc. and F. Robert Salerno***
10.15      Offer Letter, dated as of February 24, 1997, between Craig Hoenshell and HFS Incorporated.***
10.16      Amended and Restated Employment Agreement, dated February 9, 1996, between HFS Car Rental,
           Inc. and John Forsythe.***
10.17      Employment Agreement, dated September 28, 1987, between Cendant Car Rental, Inc. and Michael
           P. Collins.***
10.18      Avis Rent A Car, Inc. 1997 Stock Option Plan***
21         Subsidiaries of the Registrant***
23.1       Consent of Deloitte & Touche LLP, Independent Auditors of the Company.**
23.2       Consent of Ernst & Young LLP, Independent Auditors of The First Gray Line Corporation.**
23.3       Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
           Exhibit 5)*
24         Powers of Attorney (included on signature page)**
27         FINANCIAL DATA SCHEDULE
27.1       Financial Data Schedule--December 31, 1996**
27.2       Financial Data Schedule--December 31, 1997**

------------------------

*   To be filed by amendment

**  Filed herewith

*** Incorporated by reference to the Registrant's Registration Statement on Form
    S-1, 333-28609.